Exhibit 99.1

EXPLANATORY NOTE

Ginkgo Bioworks Holdings, Inc. is filing this exhibit (this “Exhibit”) to reflect changes to the presentation of its financial information as set forth in its Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”), as filed with the Securities and Exchange Commission on March 29, 2022. This Exhibit is being filed solely to present retrospectively revised segment reporting financial information to reflect changes implemented during the first quarter of 2022, as described in Ginkgo Bioworks Holdings, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2022. No other changes have been made to the 2021 Form 10-K. This Exhibit speaks as of the original filing date of the 2021 Form 10-K, does not reflect events that may have occurred subsequent to the original filing date and does not modify or update in any way the disclosures made in the 2021 Form 10-K other than as required to reflect the revised segment information. References to the 2021 Form 10-K or the consolidated financial statements included herein are to the 2021 Form 10-K as revised by this Exhibit.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Annual Report on Form 10-K. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” sections elsewhere in the Form 10-K, our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in Item 1A “Risk Factors” of this Annual Report on Form 10-K.

Overview

Our mission is to make biology easier to engineer.

Ginkgo is building the industry-standard horizontal platform for cell programming. We use our platform to program cells on behalf of our customers. These “cell programs” are designed to enable biological production of products as diverse as novel therapeutics, key food ingredients, and chemicals currently derived from petroleum. We have worked on cell programs in end markets as diverse as specialty chemicals, agriculture, food, consumer products, and pharmaceuticals. Biology did not evolve by end market. All of these applications run on cells which have a common code—DNA—and a common programming platform can enable all of them. Because of this shared platform, we are able to drive scale and learning efficiencies while maintaining flexibility and diversity in our program areas. Ultimately, customers come to us because they believe we maximize the probability of successfully developing their products.

The foundation of our platform includes two core assets that execute a wide variety of cell programs for customers according to their specifications: our Foundry and our Codebase.

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Our Foundry wraps proprietary software and automation around core cell engineering workflows— designing DNA, writing DNA, inserting that DNA into cells, testing to measure cell performance—and leverages data analytics and data science to inform each iteration of design. The software, automation and data analysis pipelines we leverage in the Foundry drive a strong scale economic: we have scaled the output of the Foundry by roughly 3X annually since we started measuring it around 2015 (with the exception of 2020 during the COVID-19 pandemic) and over that time, the average cost per unit operation has fallen by approximately 50% every year. We expect to be able to pass some of these savings along to our customers, allowing them to take more “shots on goal” with their programs.

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Our Codebase includes both our physical (engineered cells and genetic parts) and digital (genetic sequences and performance data) biological assets, and accumulates as we execute more cell programs on the platform. Every program, whether successful or not, generates valuable Codebase and helps inform future experimental designs and provides reusable genetic parts, making our cell program designs more efficient.

As the platform scales, we have observed a virtuous cycle between our Foundry, our Codebase, and the value we deliver to customers. We believe this virtuous cycle sustains Ginkgo’s growth and differentiated value proposition.

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Foundry: As we take on more work in the Foundry, we benefit from scale economics, which over time may lead to lower program costs. We expect that these lower costs, in turn, will drive additional demand for our cell programming capabilities.

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Codebase: Cell programs also generate Codebase, which can drive better experimental direction and improve the odds of technical success, further increasing our customer value proposition, which we believe will result in additional demand.

Put simply: we believe that as the platform improves with scale, it drives more scale, which drives further platform improvements, and so on. We believe this positive feedback loop has the potential to drive compounding value creation in the future as every new program we add contributes to both near-term revenues and has the potential to add significant downstream economics.

Our commercial team is organized to both establish new relationships with potential customers (traditional business development) as well as maintain and expand relationships with our existing customers (which we call “alliance management”). We recognize the cross-functional efforts required to sign any new contract and so our business development teams do not receive a commission or cash bonus based on target sales, but rather a base salary and annual equity grants driven by overall contribution and performance, in line with how we compensate other employees.

Our business development team has both expertise in relevant industries (Consumer & Technology, Industrial & Environment, Agriculture, Food & Nutrition, Pharma & Biotech and Government & Defense) as well as expertise in our Foundry capabilities and synthetic biology. With this background we are able to identify industry or consumer challenges where biology can serve as a solution. Our categories of customers, independent of industry, include potential customers who have research and development (“R&D”) teams with some synthetic biology capabilities where choosing Ginkgo can bring automation, scale and codebase beyond their own; potential customers who are considering but have not yet built lab-scale capabilities where a partnership with Ginkgo allows them to spend their capital on commercialization efforts; and potential customers who are not yet working in synthetic biology whose industries or products stand to be disrupted by biological solutions. Our business development team, with support from our Codebase and Foundry team members, crafts solutions for each of these types of customers through a strategic discussion of customer needs and fit with Ginkgo capabilities.

To grow existing customers, our alliance management team, through close collaboration on our existing programs, seeks technical and business opportunities for our customers that serve as the basis for consideration of future programs. As our programs demonstrate technical success, our existing customers often bring their next strategic R&D needs to our attention.

Our business model mirrors the structure of our platform and we are compensated in two primary ways. First, we charge usage fees for Foundry services, in much the same way that cloud computing companies charge usage fees for utilization of computing capacity or contract research organizations (CROs) charge for services. Additionally, we negotiate a value share with our customers (typically in the form of royalties, milestones, and/or equity interests) in order to align our economics with the success of the programs enabled by our platform. As we add new programs, our portfolio of programs with this “downstream” value potential grows.

With a mission to make biology easier to engineer, we have always recognized the imperative to invest in biosecurity as a key component of our platform. We care how our platform is used, and biosecurity is a necessary complement to synthetic biology that helps us ensure our cell programming work is conducted and deployed responsibly. The near-term growth of the biosecurity sector is highly dependent on domestic and international government initiatives and investment and Ginkgo has been supporting and engaging with domestic and international organizations and governments to help shape the understanding of a robust biosecurity program.

In the second quarter of 2020, in response to the COVID-19 pandemic, we launched our commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations in which we generate product and service revenue. Beginning in the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing and reporting services to public health authorities. We are currently offering pooled testing and reporting services for K-12 schools across the United States, at airports through our partnership with XpresCheck and the CDC, as well as through other congregate settings such as our partnership with Eurofins. In the future, we believe that testing services may have a value proposition internationally and in other use cases including wastewater monitoring and air monitoring.

Prior to 2022, we operated as a single reportable segment. In the first quarter of 2022, we reorganized our operations into two operating and reportable segments: Foundry and Biosecurity. The reorganization reflects changes made to our internal management structure and how our chief operating decision makers evaluate operating results and make decisions on how to allocate resources. Our two operating and reportable segments are described below:

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Foundry consists of research and development services performed under collaboration and license agreements relating to our cell programming platform. Our cell programming platform includes two core assets: the Foundry, highly efficient biology lab facilities, enabled by investment in proprietary workflows, custom software, robotic automation, and data science and analytics, which is paired with our Codebase, a collection of biological “parts” and a database of biological data used to program cells. The Foundry segment includes costs incurred for the development, operation, expansion and enhancement of the Foundry and Codebase. Foundry revenue is derived from Foundry usage fees and downstream value share in the form of milestone payments, royalties or equity interests.

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Biosecurity consists of COVID-19 testing products and services primarily provided to public health authorities. Biosecurity revenue is derived from sales of test kits and testing and reporting services fees.

Generating Economic Value Through Cell Programs

Our cell programming platform is a key enabling technology and source of intellectual property for our customers’ products. We earn Foundry revenue for our research and development (“R&D”) services as well as through a share of the value of products created using our platform.

We structure Foundry revenue to include some combination of the following:

•	Foundry usage fees in the form of:

•	upfront payments upon consummation of an agreement or other fixed payments that are generally recognized over our period of performance;

•	reimbursement for costs incurred for R&D services;

•	milestone payments upon the achievement of specified technical criteria;

plus,

•	downstream value share payments in the form of:

•	milestone payments upon the achievement of specified commercial criteria;

•	royalties on sales of products from or comprising engineered organisms;

•	royalties related to cost of goods sold reductions realized by our customers;

or,

•	downstream value share in the form of equity interests in our customer.

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downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable.

Downstream value share arrangements which involve equity interests generally fall into two categories: Platform Ventures and Structured Partnerships.

Platform Ventures

Platform Ventures allow leading multinationals to partner with Ginkgo and financial investors to form new ventures in identified market segments with potential to benefit from synthetic biology. In exchange for an equity position in the venture, we contribute license rights to our proprietary cell programming technology and intellectual property, while our partners contribute relevant industry expertise, other resources and venture funding. We also provide R&D services for which we receive cash payments for our costs incurred, plus a margin. Platform Ventures include:

Joyn Bio, LLC

Founded in 2017, Joyn Bio, LLC (“Joyn”) was formed to focus on engineered microbes for use in agricultural applications. Along with certain of our investors, we formed Cooksonia, LLC (“Cooksonia”) which holds a 50% equity interest in Joyn. Bayer CropScience LP contributed cash of $80 million plus intellectual property and holds the remaining 50% equity interest in Joyn. We provided license rights to our intellectual property and platform at inception in return for our equity interest in Joyn, which was recorded at an initial fair value of $97.9 million. The carrying value of our equity method investment in Joyn was $11.7 million as of December 31, 2021. Ginkgo also entered into a Foundry Services Agreement (“Joyn FSA”) with Joyn under which we provide R&D services. Joyn paid us a non-refundable $20.0 million prepayment for services to be provided under the Joyn FSA and made an additional $15.0 million prepayment for services during the year ended December 31, 2019.

Motif FoodWorks, Inc.

Founded in 2018, Motif FoodWorks, Inc. (“Motif”) was formed to focus on the application of synthetic biology to reduce the reliance on animal products in the food industry. We entered into an intellectual property contribution agreement that granted Motif rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received shares of common stock in Motif. The initial fair value of our common stock investment in Motif was $65.1 million which has subsequently been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Motif was capitalized through Series A preferred stock financings that raised approximately $119 million in gross proceeds from an investor group which included certain of our investors, Louis Dreyfus Company and Fonterra Co-operative Group Limited. In June 2021, Motif raised an additional $226 million through a Series B preferred stock financing. Ginkgo also entered into a Technical Development Agreement with Motif under which we provide R&D services in return for cash consideration on a cost-plus fixed margin basis. Motif launched its first product, HEMAMI, in 2021.

Allonnia, LLC

Founded in 2019, Allonnia, LLC (“Allonnia”) was formed to focus on the application of synthetic biology in the waste bioremediation and biorecovery industries. We entered into an intellectual property contribution agreement that granted Allonnia rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received common units in Allonnia with a right to additional units subject to additional closings of Allonnia’s Series A preferred units. The initial fair value of our common units received in Allonnia was $24.5 million, subsequently increased by $12.7 million in 2021, all of which has been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Allonnia was capitalized through Series A preferred unit financings that raised approximately $52 million in gross proceeds from an investor group which included certain of our investors and Battelle Memorial Institute. Ginkgo also entered into a Technical Development Agreement with Allonnia under which we provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

Arcaea, LLC (FKA Kalo Ingredients, LLC)

Founded in 2021, Arcaea, LLC (“Arcaea”) was formed to focus on the application of synthetic biology in the beauty and personal care products industry. In March 2021, we entered into an intellectual property contribution agreement that granted Arcaea rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received common units in Arcaea with a right to additional units subject to additional closings of Arcaea’s Series A preferred units. The initial fair value of our common units received in Arcaea was $11.9 million which has subsequently been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Arcaea was capitalized through a Series A preferred unit financing that raised approximately $77 million in gross proceeds from an investor group which included certain of our investors, CHANEL and Givaudan. Upon the closing of the Series A preferred unit financing in July 2021, we received an additional 5,229,900 common units in Arcaea. The fair value of our Arcaea common units received in July 2021 of $35.5 million has subsequently been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Ginkgo also entered into a Technical Development Agreement with Arcaea under which we provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

Ayana Bio, LLC

Founded in September 2021, Ayana Bio, LLC (“Ayana”) was formed to identify and design new bioactive compounds for use as complementary medicine to support human health and wellness. Ayana was capitalized through a Series A funding that raised $30 million in gross proceeds from an investor group comprising certain of our investors. We hold an interest in 9,000,000 common units (representing 100% of common units at inception) of Ayana and have also provided Ayana with certain licenses to our intellectual property for use in the development or production of products that we have agreed to research and develop under technical development plans. We concluded that we hold a variable interest in and are the primary beneficiary of Ayana, and as a result, we have consolidated the financial statements of Ayana into our consolidated financial statements.

Verb Biotics, LLC

Founded in September 2021, Verb Biotics, LLC (“Verb”) was formed to identify and design new strains of probiotic bacteria with advanced properties for human nutrition, health, and wellness. Verb was capitalized through a Series A funding that raised $30 million in gross proceeds from an investor group comprising certain of our investors. We hold an interest in 9,000,000 common units (representing 100% of common units at inception) of Verb and have also provided Verb with certain licenses to our intellectual property for use in the development or production of products that we have agreed to research and develop under technical development plans. We concluded that we hold a variable interest in and are the primary beneficiary of Verb, and as a result, we have consolidated the financial statements of Verb into our consolidated financial statements.

Structured Partnerships

Structured Partnerships allow Ginkgo to: i) partner with early stage synthetic biology product companies to adopt our Foundry as their cell programming R&D platform, in which we offer flexible commercial terms on the Foundry usage fees including the ability to pay a portion or all of such upfront fees in the form of equity, in addition to downstream value share consideration (“Startup Structured Partnership”); and ii) partner with existing entities with complementary assets for high potential synthetic biology applications in a large-scale, multi-program collaboration (“Legacy Structured Partnership”). In the second half of 2021, we entered into our initial five Startup Structured Partnerships in which a component of the Foundry usage fees included upfront payments in the form of equity consideration. In aggregate, the upfront consideration received in the form of equity was $16.5 million, which will be recognized as revenue over our period of performance. Prior to 2021, we had entered into two Legacy Structured Partnerships:

Genomatica, Inc.

Genomatica, Inc. (“Genomatica”) is a biotechnology company specializing in the development and manufacturing of intermediate and specialty chemicals from both sugar and alternative feedstocks. In 2016 and 2018, we entered into separate preferred stock purchase agreements in which we offered cash and R&D services to Genomatica in exchange for its preferred shares. The initial cost of the investment in Genomatica’s preferred stock was $55.0 million, which is the carrying value of the investment at December 31, 2021 as we account for the investment at historical cost.

Synlogic, Inc.

Synlogic, Inc. (“Synlogic”) is a publicly traded clinical-stage biopharmaceutical company focused on advancing drug discovery and development for synthetic biology-derived medicines. In 2019, we entered into several agreements with Synlogic whereby we purchased Synlogic common stock and warrants to purchase Synlogic common stock and agreed to provide R&D services to Synlogic. At inception, the fair value of Synlogic common stock and warrants was recorded at $35.8 million and $14.4 million, respectively. As of December 31, 2021, the fair value of Synlogic common stock and warrants was $15.3 million and $6.2 million, respectively.

See Notes 10 and 20 of our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K for further details of our investments in and the material terms of our agreements with our Platform Ventures and Structured Partnerships.

Key Business Metrics

A cell program (or “program”) is the work we do for our customers to enable their product(s) of interest. Programs are defined by a technical development plan. We generally exclude proof-of-concept projects and other exploratory work undertaken on a customer’s behalf from the program count. In the near-term, programs deliver multi-year revenue from platform usage fees. Over the long-term, program growth drives a physical infrastructure scale economic through our Foundry, a data and learning scale economic through our Codebase and accumulation of downstream value share. Our key business metrics comprise New Programs, Current Active Programs, and Cumulative Programs.

	Years Ended December 31,
	2021	2020
New Programs	31	18
Current Active Programs	71	49
Cumulative Programs	105	74

New Programs

New Programs represent the number of unique programs commenced within the reporting period. As new programs have multi-year durations, we view this metric as an indication of future Foundry revenue growth.

Current Active Programs

Current Active Programs represent the number of unique programs for which we performed R&D services in the reporting period. We view this metric as an indication of current period and future Foundry revenue.

Cumulative Programs

Cumulative Programs represent the cumulative number of unique programs Ginkgo has commenced. We view this metric as an indication of our competitive advantage and as a leading indicator of the mid- to long-term potential economic value derived from downstream value share arrangements. The cumulative number of programs also contributes to Codebase, which accumulates with each additional program we conduct over time and drives better experimental direction and improves the odds of technical success in current and future programs.

We believe the preceding metrics are important to understand our current business. These metrics may change or be substituted for additional or different metrics as our business develops. For example, as our program mix changes, our data gathering abilities expand or our understanding of key business drivers develops, we anticipate updating these metrics or their definitions to reflect such changes.

Business Combination

We entered into the Merger Agreement with Soaring Eagle Acquisition Corp. (“SRNG”) on May 11, 2021. On September 14, 2021, the SRNG shareholders approved and adopted the Merger Agreement and the other proposals described in SRNG’s definitive proxy statement/prospectus included in SRNG’s registration statement on Form S-4 (File No. 333-256121), which was declared effective by the SEC on August 11, 2021. Upon the consummation of the Business Combination on September 16, 2021, SEAC Merger Sub Inc., a wholly owned subsidiary of SRNG (“Merger Sub”), merged with and into Ginkgo, the separate corporate existence of Merger Sub ceased, and Ginkgo survived the merger as a wholly owned subsidiary of SRNG, which was renamed “Ginkgo Bioworks Holdings, Inc.”

The Business Combination was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the guidance in ASC 805, Business Combinations (“ASC 805”), SRNG was treated as the “acquired” company for accounting and financial reporting purposes. We were deemed the accounting predecessor of the combined business, and as the parent company of the combined business, are the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in future periodic reports filed with the SEC. The most significant change in our reported financial position and results of operations as a result of the Business Combination was a net increase in cash (as compared to our audited consolidated balance sheet as of December 31, 2020) of $1,509.6 million, including $760.0 million in proceeds from the PIPE Investment (as defined below) that was consummated substantially simultaneously with the closing of the Business Combination. The transaction costs for the Business Combination totaled $108.1 million.

As the successor to an SEC-registered and publicly-listed company, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Modification of Equity Awards in Connection with Business Combination

Prior to the Business Combination, our restricted stock units (“RSUs”) were granted with both a service-based vesting condition and a performance-based vesting condition. We have historically not recognized any stock-based compensation expense associated with these awards as the achievement of the performance condition required a change in control or an initial public offering (both as defined in the underlying award agreement) that was not deemed probable of occurring. The Business Combination did not meet the performance condition required for vesting of our RSUs.

On November 17, 2021 our board of directors modified the vesting terms of RSUs to allow 10% of the RSUs that met the service condition as of the closing of the Business Combination (the “10% RSUs”) to vest with respect to the performance condition, effective as of November 19, 2021, the date on which the Form S-8 registration statement covering such shares became effective. The remaining RSUs vested in full with respect to the performance condition on or before March 15, 2022. The change to the vesting terms was accounted for as a modification and resulted in approximately $1,492.2 million of incremental stock-based compensation expense in the fourth quarter of 2021. The 10% RSUs representing approximately 5.7 million shares were settled in cash for a total cash payment of $76.5 million equal to the fair value of the stock on the Form S-8 effective date. Stock-based compensation expense also increased by $173.5 million related to RSU earnout shares which were also subject to the same performance condition as the underlying RSUs. Additionally, the earnout shares vest upon achieving certain target stock price thresholds. The first target stock price of $12.50 per share was achieved on November 15, 2021.

Acquisition of Dutch DNA Biotech B.V.

On July 1, 2021, we acquired 100% of the equity of Dutch DNA Biotech B.V. (“Dutch DNA”), a company based in the Netherlands with a proprietary platform technology focused on the development of fungal strains and fermentation processes for the production of proteins and organic acids. Dutch DNA’s significant expertise and fungal strain assets for the large-scale production of proteins is expected to add a valuable set of tools to Ginkgo’s Codebase and broader platform for cell programming. The total acquisition date fair value of the consideration transferred for Dutch DNA was $35.3 million. Dutch DNA’s results of operations have been included in our condensed consolidated statements of operations and comprehensive loss since the date of acquisition.

Components of Results of Operations

Revenue

Foundry Revenue

We generate Foundry revenue through the execution of license and collaboration agreements whereby customers obtain license rights to our proprietary technology and intellectual property for use in the development and commercialization of engineered organisms and derived products. Under these agreements, we typically provide R&D services for cell programming with the goal of producing an engineered cell that meets a mutually agreed specification. Our customers obtain license rights to the output of our services, which are primarily the optimized strains or cell lines, in order to manufacture and commercialize products derived from that licensed strain or cell line. Generally, the terms of these agreements provide that we receive some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for R&D services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of (i) milestone payments upon the achievement of specified commercial criteria, (ii) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (iii) royalties related to cost of goods sold reductions realized by our customers. For the years ended December 31, 2021 and 2020, royalties did not comprise a material amount of our revenue.

Foundry revenue includes transactions with Platform Ventures as well as Structured Partnerships where, as part of these transactions, we received an equity interest in such entities. Specifically related to the Platform Ventures, in these transactions, we received upfront non-cash consideration in the form of common equity interests in these entities, while the Platform Ventures each received cash equity investments from strategic partners and financial investors. We view the upfront non-cash consideration as prepayments for licenses which will be granted in the future as we complete mutually agreed upon technical development plans. In these instances, we also receive cash payments for our costs incurred for the R&D services performed by us, plus a margin. We are not compensated through additional milestone or royalty payments under these arrangements. Our transactions with Genomatica and Synlogic included the purchase of equity securities and the provision of R&D services. As we perform R&D services under the mutually agreed upon development plans, we recognize a reduction in the prefunded obligation based on costs incurred, plus margin basis. Because of our equity holdings in these entities, each is considered as a related party. Revenue from Startup Structured Partnerships was not material in 2021. These arrangements are further described in Notes 10, 11, 20 and 24 of our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K.

Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments, cost method investments or carried at fair value.

Biosecurity Revenue

In the second quarter of 2020, in response to the COVID-19 pandemic, we launched our commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations in which we generate product and service revenue. We generate product revenue through the sale of lateral flow assay (“LFA”) diagnostic test kits, polymerase chain reaction (“PCR”) sample collection kits and pooled test kits, all of which we sell to our customers on a standalone basis. We generate service revenue primarily through the sale of our end-to-end COVID-19 testing services which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through a web-based portal.

Generally, the terms of these agreements provide that we are entitled to compensation: (i) upon delivery of diagnostic test kits when no service is provided and (ii) when services are included, upon the reporting of results to the customer.

Beginning in the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing and reporting services to public health authorities. We are currently offering pooled testing and reporting services for K-12 schools across the United States, at airports through our partnership with XpresCheck and the CDC, as well as through other congregate settings such as our partnership with Eurofins and Quest Laboratories in the state of Texas. In the future, we believe that testing services may have a value proposition internationally and in other use cases including wastewater monitoring and air monitoring. The amount and components of Biosecurity revenue are dependent on the demand for COVID-19 testing products and services which is uncertain in 2022 and beyond.

Costs and Operating Expenses

Cost of Biosecurity Product Revenue

Cost of Biosecurity product revenue consists of costs associated with the sale of diagnostic and sample collection test kits which includes costs incurred to purchase test kits from third parties.

Cost of Biosecurity Service Revenue

Cost of Biosecurity service revenue consists of costs associated with the provision of our end-to-end COVID-19 testing services, which includes costs incurred to provide sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, access to results reported through our proprietary web-based portal and reporting of results to public health authorities.

Research and Development Expenses

The nature of our business, and primary focus of our activities, generates a significant amount of R&D expenses. R&D expenses represent costs incurred by us for the following:

•	development, operation, expansion and enhancement of our Foundry and Codebase; and

•	development of new offerings, such as Biosecurity.

The activities above incur the following expenses:

•	laboratory supplies, consumables and related services provided under agreements with third parties and in-licensing arrangements;

•	personnel compensation and benefits; and

•	rent, facilities, depreciation, software, professional fees and other direct and allocated overhead expenses.

We expense R&D costs as incurred. As we grow our active programs and customer base and invest in our Foundry and Codebase, we anticipate that our R&D expenses will continue to increase. The nature, timing, and estimated costs required to support our growth will be dependent on advances in technology, our ability to attract new customers and the rate of market penetration within our existing customer industries.

In the fourth quarter of 2021, R&D expenses included a significant adjustment for stock-based compensation expense as a result of the modification of vesting terms of RSUs and the vesting of certain earnout shares (as further described above in “Modification of Equity Awards in Connection with Business Combination”).

General and Administrative Expenses

General and administrative (“G&A”) expenses consist primarily of costs for personnel in executive, business development, finance, human resources, legal and other corporate administrative functions. G&A expenses also include legal fees incurred relating to corporate, intellectual property and patent matters, professional fees incurred for accounting, auditing, tax and administrative consulting services, insurance costs, and facility-related costs not otherwise included in R&D expenses.

We expect our G&A expenses will continue to increase as we pursue organic and inorganic growth initiatives. The increases will likely relate to additional personnel, system costs and increased costs related to business development, finance and legal matters, along with increased expenses related to operating as a publicly traded company, such as fees related to audit, legal and tax services, regulatory compliance programs and investor relations.

In the fourth quarter of 2021, G&A expenses included a significant adjustment for stock-based compensation expense as a result of the modification of vesting terms of RSUs and the vesting of certain earnout shares (as further described above in “Modification of Equity Awards in Connection with Business Combination”).

Interest Income

Interest income consists primarily of interest earned on our cash and cash equivalents.

Interest Expense

Interest expense consists primarily of interest related to our lease financing obligation.

Loss on Equity Method Investments

Loss on equity method investments includes our share of losses from certain of our equity method investments under the Hypothetical Liquidation at Book Value (“HLBV”) method.

Loss on Investments

Loss on investments includes the change in fair value of Synlogic common stock, warrants to purchase Synlogic common stock and change in fair value of Cronos Group Inc. (“Cronos”) common stock.

Change in Fair Value of Warrant Liabilities

Change in fair value of warrant liabilities includes the change in fair value of private placement warrants (“Private Placement Warrants”) and publicly-traded warrants (“Public Warrants”), which are classified as liabilities and were assumed as part of the Business Combination.

Gain on Settlement of Partnership Agreement

Gain on settlement of partnership agreement includes payments made by Amyris, Inc. (“Amyris”) under a settlement agreement.

Other (Expense) Income, Net

Other (expense) income, net primarily consists of change in fair value of our convertible notes with Access Bio, Inc. (“Access Bio”) and promissory note with Glycosyn which we have elected to account for under the fair value option and income generated from achieving milestones under our agreement with the National Institutes of Health (“NIH”).

Provision for Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our audited consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. For all periods presented, we have recorded a valuation allowance against the deferred tax assets that are not expected to be realized.

We account for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors, including, but not limited to, changes in the law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position.

As of December 31, 2021, we had federal net operating loss carryforwards of approximately $665.2 million, of which $139.2 million begin to expire in 2029. We have approximately $526.0 million of federal net operating losses as of December 31, 2021 that can be carried forward indefinitely. As of December 31, 2021, we had state net operating loss carryforwards of approximately $529.3 million, of which $485.9 million begin to expire in 2029. We have approximately $43.4 million of state net operating losses as of December 31, 2021 that can be carried forward indefinitely.

Income taxes are determined at the applicable tax rates adjusted for non-deductible expenses, R&D tax credits and other permanent differences. Our income tax provision may be significantly affected by changes to our estimates.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2020

The following table summarizes our consolidated statements of operations for each period presented:

	Year Ended December 31,
(in thousands)	2021	2020	Change
Foundry revenue (related party revenue of $47,161 and $42,535 for the years ended 2021 and 2020, respectively)	$112,989	$59,221	$53,768
Biosecurity revenue:
Product	23,040	8,707	14,333
Service	177,808	8,729	169,079
Total revenue	313,837	76,657	237,180
Costs and operating expenses:
Cost of Biosecurity product revenue	20,017	6,705	13,312
Cost of Biosecurity service revenue	109,673	8,906	100,767
Research and development (1)	1,149,662	159,767	989,895
General and administrative (1)	862,952	38,306	824,646
Total operating expenses	2,142,304	213,684	1,928,620
Loss from operations	(1,828,467)	(137,027)	(1,691,440)
Other (expense) income:
Interest income	837	2,582	(1,745)
Interest expense	(2,373)	(2,385)	12
Loss on equity method investments	(77,284)	(396)	(76,888)
Loss on investments	(11,543)	(3,733)	(7,810)
Change in fair value of warrant liabilities	58,615	—	58,615
Gain on settlement of partnership agreement	23,826	8,286	15,540
Other (expense) income, net	(1,733)	7,839	(9,572)
Total other (expense) income, net	(9,655)	12,193	(21,848)
Loss before income taxes	(1,838,122)	(124,834)	(1,713,288)
Income tax (benefit) provision	(1,480)	1,889	(3,369)
Net loss	(1,836,642)	(126,723)	(1,709,919)
Net loss attributable to non-controlling interest	(6,595)	(114)	(6,481)
Net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders	$(1,830,047)	$(126,609)	$(1,703,438)

(1)

In the fourth quarter of 2021, R&D and G&A expenses included a significant adjustment for stock-based compensation expense as a result of the modification of the vesting terms of RSUs and all related earnout shares (as further described above in “Modification of Equity Awards in Connection with Business Combination”). Total stock-based compensation expense inclusive of employer payroll taxes was allocated as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
Research and development	$930,360	$79	$64
General and administrative	757,247	397	707
Total	$1,687,607	$476	$771

Foundry Revenue

Foundry revenue was $113.0 million for the year ended December 31, 2021 and $59.2 million for the year ended December 31, 2020. The increase of $53.8 million in Foundry revenue was primarily attributable to the progress of programs with existing and new customers, including downstream value share revenue related to the achievement of commercial milestones.

The total number of Current Active Programs increased from 49 in 2020 to 71 in 2021. In 2021, 31 New Programs were commenced. Cumulative Programs increased from 74 in 2020 to 105 in 2021. The number of customers increased from 22 in 2020 to 33 in 2021.

While the majority of Foundry revenue today is made up of Foundry usage fees, as we increase Cumulative Programs and to the extent our customers successfully commercialize products built on our platform, downstream value share is expected to comprise a larger proportion of Foundry revenue. Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable.

Biosecurity Revenue

Biosecurity revenue was $200.8 million for the year ended December 31, 2021 and $17.4 million for the year ended December 31, 2020. The increase of $183.4 million in Biosecurity revenue was comprised of an increase in product revenue of $14.3 million and an increase in service revenue of $169.1 million.

The amount and components of Biosecurity revenue are dependent on the demand for COVID-19 testing products and services which is uncertain in 2022 and beyond.

Cost of Biosecurity Product and Service Revenue

Cost of Biosecurity product and service revenue was $129.7 million for the year ended December 31, 2021 and $15.6 million for the year ended December 31, 2020. The increase of $114.1 million was driven by the increase in the demand for our COVID-19 testing products and services.

Research and Development Expenses

Research and development expenses were $1,149.7 million for the year ended December 31, 2021 and $159.8 million for the year ended December 31, 2020. The increase of $989.9 million was primarily attributable to increases in stock-based compensation expense of $930.3 million (inclusive of employer payroll taxes) as a result of the modification of the vesting terms of RSUs and certain earnout shares in the fourth quarter of 2021 (as further described above in “Modification of Equity Awards in Connection with Business Combination”), personnel-related compensation and benefits expense of $22.6 million, rent and facilities expense of $11.8 million, and professional fees of $6.0 million. The remaining increase was attributable to depreciation and amortization expense of $14.9 million and other direct and allocated overhead expenses. Increases in research and development expenses not attributable to stock-based compensation expense supported the Foundry operations, enhancements of Foundry and Codebase, and development of our Biosecurity offering.

General and Administrative Expenses

General and administrative expenses were $863.0 million for the year ended December 31, 2021 and $38.3 million for the year ended December 31, 2020. The increase of $824.6 million was primarily attributable to increases in stock-based compensation expense of $756.9 million (inclusive of employer payroll taxes) as a result of the modification of the vesting terms of RSUs and certain earnout shares in the fourth quarter of 2021 (as further described above in “Modification of Equity Awards in Connection with Business Combination”), personnel-related compensation and benefits expense of $23.5 million, professional fees of $19.9 million, software and technology expense of $7.2 million, rent and facilities expense of $4.2 million, insurance expense of $3.5 million and marketing expense of $2.7 million. The remaining increase was attributable to business taxes and other direct and allocated overhead expenses. Increases in general and administrative expenses not attributable to stock-based compensation expense supported the growth of Foundry and Biosecurity revenue and activities related to public company readiness.

Interest Income

Interest income was $0.8 million and $2.6 million for the years ended December 31, 2021 and 2020, respectively. The decrease of $1.8 million was primarily due to a decrease in interest rates on our cash held in money market accounts.

Interest Expense

Interest expense was $2.4 million for each of the years ended December 31, 2021 and 2020 and was related to our lease financing obligation.

Loss on Equity Method Investments

Loss on equity method investments was $77.3 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively. The increase of $76.9 million was attributable to our equity method investments in Joyn, Allonnia and Arcaea. The fair value of the initial equity we received in Arcaea of $47.4 million during the year ended December 31, 2021 was reduced to zero during the period as a result of the application of the HLBV method. The fair value of the additional equity we received in Allonnia of $12.7 million during the year ended December 31, 2021 was also reduced to zero during the period as a result of the application of the HLBV method. Under the HLBV method, we absorb losses as a common unit holder prior to preferred unit holders due to a substantive profit-sharing agreement where the preferred unit holders receive preferential distribution rights. Because we have no commitment to fund the losses of Arcaea or Allonnia, no further losses on these equity method investments were recognized during the year ended December 31, 2021. The loss on our equity method investment in Joyn increased from $0.4 million to $17.2 million during the years ended December 31, 2020 and 2021, respectively, representing our share of the investee’s losses under the HLBV method.

Loss on Investments

Loss on investments was $11.5 million and $3.7 million for the years ended December 31, 2021 and 2020, respectively. The change of $7.8 million was attributable to fluctuations in the stock price of our shares of Synlogic and Cronos common stock and warrants to purchase Synlogic common stock.

Change in Fair Value of Warrant Liabilities

The change in fair value of warrant liabilities of $58.6 million for the year ended December 31, 2021 was due to a decrease in the estimated fair value of the Private Placement Warrants and a decrease in the quoted price of the Public Warrants.

Gain on Settlement of Partnership Agreement

Gain on settlement of partnership agreement was $23.8 million and $8.3 million for the years ended December 31, 2021 and 2020, respectively. The increase of $15.5 million was due to Amyris making a prepayment in 2021 in full settlement of all amounts due under the partnership agreement.

Other (Expense) Income, Net

Other (expense) income, net was $(1.7) million and $7.8 million for the years ended December 31, 2021 and 2020, respectively. The decrease of $9.5 million was primarily attributable to a $6.6 million decrease in payments received from the NIH, a $4.5 million change in fair value of the Access Bio convertible notes and Glycosyn promissory note, partially offset by net increase in other miscellaneous income.

Non-GAAP Information

In addition to our results determined in accordance with U.S. GAAP, we believe that EBITDA and Adjusted EBITDA, each non-GAAP financial measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

We define EBITDA as net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders before the impact of interest income, interest expense, provision for income taxes and depreciation and amortization.

We define Adjusted EBITDA as EBITDA adjusted for stock-based compensation expense, gain or loss on equity method investments, gain or loss on investments, change in fair value of warrant liabilities and other income and expenses. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing activities, investing activities, and certain non-cash charges and other items. Adjusted EBITDA includes non-cash adjustments such as stock-based compensation, gain or loss on equity method investments, and gain or loss on changes in fair value of our investments, warrant liabilities and loans receivable. Adjusted EBITDA also considers cash components which are not part of our ongoing operating results, such as gains related to settlement payments from Amyris and certain funding received from the NIH to invest in our Biosecurity development related to COVID-19. We believe Adjusted EBITDA, although not a replacement for financial performance measures reported under U.S. GAAP, provides investors with a means to compare our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may generate future income or incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by future income or future expenses similar to those excluded when calculating these measures. Our computation of these measures, especially Adjusted EBITDA, may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same way.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. We compensate for these limitations by primarily relying on our U.S. GAAP results supplemented by EBITDA and Adjusted EBITDA. You should review the reconciliation of net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders to EBITDA and Adjusted EBITDA for the years ended December 31, 2021 and 2020, respectively:

	Year Ended December 31,
(in thousands)	2021	2020
Net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders	$(1,830,047)	$(126,609)
Interest income	(837)	(2,582)
Interest expense	2,373	2,385
Income tax (benefit) provision	(1,480)	1,889
Depreciation and amortization	29,076	13,864
EBITDA	(1,800,915)	(111,053)
Stock-based compensation (1)	1,687,607	476
Loss on equity method investments (2)	74,445	282
Loss on investments (3)	11,543	3,733
Change in fair value of warrant liabilities	(58,615)	—
Gain on settlement of partnership agreement	(23,826)	(8,286)
Other (4)	3,712	(6,574)
Adjusted EBITDA	$(106,049)	$(121,422)

(1)	For the year ended December 31, 2021, includes $5.0 million in employer payroll taxes related to stock-based compensation.
(2)

For the years ended December 31, 2021 and 2020, represents losses on equity method investments under the HLBV method of $77.3 million and $0.4 million, respectively, net of losses attributable to non-controlling interests.

(3)	Includes loss on the change in fair value of our common stock investments in Synlogic and Cronos and warrants to purchase Synlogic common stock, which are all carried at fair value.
(4)

For the year ended December 31, 2021, includes $3.7 million in mark-to-market adjustments on Access Bio convertible notes and the Glycosyn promissory note. For the year ended December 31, 2020, includes $6.6 million received from the NIH.

Liquidity and Capital Resources

Sources of Liquidity

Prior to the Business Combination, our sources of liquidity have been predominantly from proceeds from equity offerings, convertible notes offerings, payments received for R&D services under license and collaboration arrangements including those received on an upfront basis and upon accomplishment of milestones, payments received from Biosecurity product sales and services, and government grants. Upon the closing of the Business Combination in September 2021, we received net proceeds totaling approximately $1,509.6 million, inclusive of $760.0 million from the PIPE Investment. As of December 31, 2021, we had cash and cash equivalents of $1,550.0 million which we believe will be sufficient to enable us to fund our projected operations through at least the next 12 months from the date of filing of this Annual Report on Form 10-K.

Material Cash Requirements

We anticipate that our expenditures will increase significantly in connection with our ongoing activities, as we:

•	continue our R&D, activities under existing and new programs and further invest in our Foundry and Codebase;

•	hire additional personnel and secure facilities to support our expanding R&D efforts;

•	develop and expand our offerings, including Biosecurity;

•	upgrade and expand our operational, financial and management systems and support our operations;

•	acquire companies, assets or intellectual property that advance our company objectives;

•	maintain, expand, and protect our intellectual property; and

•	incur additional costs associated with operating as a public company.

Leases

We have various noncancelable operating leases for office and laboratory space that begin to expire on dates ranging from 2030 through 2036. As of December 31, 2021, we have minimum rental commitments under noncancelable operating leases of $20.6 million in 2022 and $664.8 million thereafter. See Note 14 to the consolidated financial statements in Part II, Item 8 of this Annual Report on Form 10-K for more information.

Purchase Obligations

We have a noncancelable purchase obligation with a supplier under which we are obligated to pay at least $109.0 million, and up to $150.0 million, over a seven year term ending in 2026 for minimum purchases of certain equipment, associated consumables and other goods and services. The purchase obligation includes variable license fees and milestone payments of up to $11.5 million upon achievement of development and regulatory milestones. As of December 31, 2021, we had approximately $86.5 million remaining under the purchase obligation, with approximately $13 million payable within 12 months. Additionally, we have minimum purchase volume commitments with certain suppliers. See Note 14 to the consolidated financial statements in Part II, Item 8 of this Annual Report on Form 10-K for more information.

Capital Expenditures

We anticipate our cumulative spending on capital expenditures to be in the range of $115 million over the next twelve months, subject to management’s ongoing reassessment, to support our commercial plan as we strategically invest in capacity and technology to deliver new cell programs.

Cash Flows

The following table provides information regarding our cash flows for each period presented:

	Year Ended December 31,
(in thousands)	2021	2020
Net cash provided by (used in):
Operating activities	$(253,818)	$(135,830)
Investing activities	(73,257)	(67,121)
Financing activities	1,534,145	90,318
Effect of exchange rate changes	(19)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	$1,207,051	$(112,633)

Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 consisted of net loss of $1,836.6 million, adjusted for net change in operating assets and liabilities of $61.5 million and non-cash charges of $1,644.4 million. The net change in operating assets and liabilities was primarily due to an increase in accounts receivable of $114.1 million driven by an increase in Biosecurity revenue and a decrease in deferred revenue of $10.5 million, partially offset by an increase in accrued expenses and other current liabilities of $44.8 million primarily due to Biosecurity revenue accruals, an increase in deferred rent of $6.0 million as a result of entering into new leases and expanding the terms of existing leases and an increase in other non-current liabilities of $18.6 million primarily due to a $20.0 million customer deposit liability. Non-cash adjustments primarily consisted of depreciation and amortization of $29.1 million, stock-based compensation expense of $1,606.0 million, loss on equity method investments of $77.3 million and loss on investments of $11.5 million, partially offset by gain on change in fair value of warrant liabilities of $58.6 million and non-cash equity consideration of $24.2 million from milestones associated with a customer collaboration arrangement.

Net cash used in operating activities for the year ended December 31, 2020 consisted of net loss of $126.7 million and a net change in operating assets and liabilities of $26.5 million, offset by non-cash adjustments of $17.4 million. The net change in operating assets and liabilities was primarily due to a decrease in current and non-current deferred revenue of $19.4 million, an increase in accounts receivable and accounts receivable from related parties of $14.2 million and an increase in prepaid expenses and other current assets of $11.4 million, partially offset by an increase in accounts payable of $7.0 million and an increase in accrued expenses and other current liabilities of $8.7 million. Non-cash adjustments primarily consisted of depreciation and amortization of $13.9 million, loss on equity method investments of $0.4 million and loss on investments of $3.7 million, partially offset by changes in the fair value of loans receivable of $1.1 million.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2021 primarily consisted of purchases of property and equipment of $56.5 million associated with Foundry capacity and capability investments, purchase of non-marketable equity securities of $5.0 million and acquisition of Dutch DNA for $12.0 million.

Net cash used in investing activities for the year ended December 31, 2020 primarily consisted of purchases of property and equipment of $57.8 million, including costs associated with Foundry capacity and capability investments and purchase of Access Bio’s convertible notes of $10.0 million.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2021 primarily consisted of net proceeds received from the Business Combination of $1,509.6 million, non-controlling interest contributions of $59.9 million related to our consolidated variable interest entities (“VIEs”), Ayana and Verb, partially offset by repurchases of common stock from our founders of $25.0 million and tax withholding payments related to net share settlement of equity awards of $9.5 million.

Net cash provided by financing activities for the year ended December 31, 2020 primarily consisted of the net proceeds from the issuance of our Series E convertible preferred stock.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates, if any, are reflected in our consolidated financial statements prospectively from the date of change in estimates.

While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements appearing elsewhere in this Annual Report on Form 10-K, we believe the following accounting policies used in the preparation of our consolidated financial statements require the most significant judgments and estimates.

Revenue Recognition

We account for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, we recognize revenue when the customer obtains control of the promised goods or services, at an amount that reflects the consideration we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer, (ii) identify the promises and distinct performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligations.

Foundry Revenue

We generate license and service revenue through the execution of license and collaboration agreements whereby customers obtain license rights to our proprietary technology and intellectual property for use in the research, development and commercialization of engineered organisms and derived products. Under these agreements, we typically provide R&D services, which includes the provision of a license to our intellectual property. Additionally, the customer obtains license rights to the output of our services in order to commercialize the resulting output of such services. Generally, the terms of these agreements provide that we receive some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for R&D services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of (i) milestone payments upon the achievement of specified commercial criteria, (ii) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (iii) royalties related to cost of goods sold reductions realized by our customers.

Our collaboration and licensing agreements often contain multiple promises, including (i) licenses and assignments of intellectual property and materials and (ii) R&D services, and we determine whether each of the promises is a distinct performance obligation based on the nature of each agreement. As we are generally performing R&D services that are highly integrated and interrelated to the licenses and assignments of intellectual property and materials, the promises are generally inseparable. As such, we typically combine the R&D services, licenses, and assignments into a single performance obligation. However, for certain agreements, we only grant licenses or effects such transfers and assignments upon the successful completion of the R&D services or delivery of a developed product. For these agreements, we typically consider (i) the R&D services and (ii) the licenses, transfers, and assignments as distinct performance obligations, as each is transferred separately and has a separately identifiable benefit. Options to acquire additional goods and services are evaluated to determine if such options provide a material right to the counterparty that it would not have received without entering into the contract. If so, the option is accounted for as a separate performance obligation. If not, the option is considered a marketing offer which is accounted for as a separate contract upon the counterparty’s election.

At contract inception, we determine the transaction price, including fixed consideration and any estimated amounts of variable consideration. Any upfront cash payment received upon consummation of the agreement is fixed and generally nonrefundable. Variable consideration is subject to a constraint, and amounts are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Variable consideration may include reimbursement for costs incurred for our R&D efforts, milestone payments upon the achievement of certain technical and commercial criteria, and royalties on sales of products from or comprising engineered organisms arising from the agreement. With respect to the R&D reimbursements and milestone payments, we use the most likely amount method to estimate variable consideration. With respect to agreements that include royalties on sales or other contingent payments based on sales, we apply the royalty recognition constraint which requires a constraint until the royalty or value-sharing transaction occurs. Certain agreements contain payment in the form of equity or other non-cash consideration. Any non-cash consideration is measured at the fair value of the non-cash consideration at contract inception.

For agreements with promises that are combined into a single performance obligation, the entire transaction price is allocated to the single performance obligation. For agreements with multiple performance obligations, the transaction price is allocated to the performance obligations using the relative standalone selling price methodology. For agreements featuring variable consideration, we allocate variable consideration to one or more, but not all, performance obligations if certain conditions are met. Specifically, we assess whether the variable consideration relates solely to our efforts to satisfy the performance obligation and whether allocating such variable consideration entirely to the performance obligation is consistent with the overall allocation objective. If these conditions are not met, we allocate the variable consideration based on the relative standalone selling price methodology. The key assumptions utilized in determining the standalone selling price for each performance obligation include development timelines, estimated R&D costs, commercial markets, likelihood of exercise (in the case of options considered to be material rights), and probabilities of success.

For agreements where the licenses or assignments are considered separate performance obligations or represent the only performance obligation, we recognize revenue at the point in time that we effectively grant the license as the licenses or assignments represent functional intellectual property. For agreements where the licenses and the R&D services represent a combined performance obligation, we recognize revenue over the period of performance using a measure of progress based on costs incurred to date as compared to total estimated costs.

We evaluate our measure of progress to recognize revenue at each reporting period and, as necessary, adjust the measure of progress and related revenue recognition. Our measure of progress and revenue recognition involves significant judgment and assumptions, including, but not limited to, estimated costs and timelines to complete our performance obligations. We evaluate contract modifications and amendments to determine whether any changes should be accounted for prospectively or on a cumulative catch-up basis. We utilize the right to invoice practical expedient when we have a right to consideration in an amount that corresponds directly with the value of our performance to date.

Royalties are recognized as revenue when sales have occurred as we apply the sales or usage-based royalties recognition constraint. We have determined the application of this exception is appropriate because the license granted in the agreement is the predominant item to which the royalties relate.

As we receive upfront payments for technical services under certain of our arrangements, we evaluate whether any significant financing components exist given the term over which the fees will be earned may exceed one year. Based on the nature of our agreements, there are no significant financing components as the purpose of the upfront payment is not to provide financing, but rather to secure technical services, exclusivity rights, and Foundry capacity, or the timing of transfer of those goods or services is at the discretion of the customer.

Deferred revenue represents consideration received by us in excess of revenue recognized and primarily results from transactions where we receive upfront payments and non-cash equity consideration. In instances where we have received consideration in advance for an undefined number of technical development plans (“TDPs”) under our customer agreements, we record the advance payments as deferred revenue, net of current portion on our consolidated balance sheets. Upon the execution of a specific TDP, we reclassify the estimated consideration to be earned under that TDP within the next twelve months as current deferred revenue. We also classify unexercised material rights related to future TDPs as deferred revenue, net of current portion on our consolidated balance sheets. When a TDP is executed, and the material right is exercised, the amount allocated to the material right, which will be earned within the next twelve months, is reclassified to current deferred revenue. All other deferred revenue is classified as current or non-current based on the timing of when we expect to earn the underlying revenue based upon the projected progress of activities under the TDP.

Variable Interest Entities

We evaluate our variable interests in VIEs and consolidate VIEs when we are the primary beneficiary. We determine whether we are the primary beneficiary of each VIE based on our assessment of whether we possess both (i) the power to direct the activities that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses that could be significant to the VIE or the right to receive benefits that could be significant to the VIE. We reevaluate the accounting for our VIEs upon the occurrence of events that could change the primary beneficiary conclusion. With respect to our investments in Motif, Allonnia, Genomatica and Arcaea, we have concluded these entities represent variable interest entities. However, although we hold board representation and are involved in the ongoing development activities of the entities via participation on joint steering committees, we have concluded that we are not the primary beneficiary of these entities. We have reached this conclusion due to the fact that: (i) we do not control the board of directors of Motif, Allonnia, Genomatica or Arcaea and no voting or consent agreements exist between ourselves and other members of each respective board of directors or other investors, (ii) the holders of preferred security interests in Motif, Allonnia, Genomatica and Arcaea hold certain rights that require their consent prior to the taking of certain actions, which include certain significant operating and financing decisions and (iii) our representation on the joint steering committee of each respective entity does not give us control over the development activities of either Motif, Allonnia, Genomatica or Arcaea as all votes must pass by consensus and there are no agreements in place that would require either entity to vote in alignment with ourselves. As our involvement in Motif, Allonnia, Genomatica and Arcaea does not give us the power to control the decisions with respect to the development or other activities, which are the most significant activities of Motif, Allonnia, Genomatica or Arcaea, we have accordingly concluded that we are not the primary beneficiary. Additionally, with respect to Cooksonia’s investment in Joyn, as Cooksonia does not control Joyn’s board of directors, it does not have the power to control the decisions related to the development activities of Joyn, which are the most significant activities of Joyn. Accordingly, Cooksonia is not the primary beneficiary of Joyn.

With respect to Cooksonia, we have concluded that we hold a variable interest in this entity through our equity interest and we are the primary beneficiary of Cooksonia as we control the most significant activities of Cooksonia, we control 100% of the board of directors of Cooksonia and we hold a controlling financial interest in Cooksonia. With respect to Ayana and Verb, two Platform Ventures formed in September 2021 by us and certain of our investors, we concluded that we hold a variable interest in these entities through our equity interests and are the primary beneficiary of Ayana and Verb as we control the most significant activities of these entities. These conclusions were reached because, as of the primary beneficiary assessment date, for both Verb and Ayana: (i) we have substantive control of the board of directors; (ii) all capital contributions were made by our related parties; and (iii) we or our related parties comprise the entirety of the Joint Steering Committee, the governing body which holds significant oversight with respect to the entities’ research and development programs. As a result, we have consolidated the financial statements of Cooksonia, Ayana and Verb in accordance with ASC 810, Consolidation (“ASC 810”), into our consolidated financial statements and have recognized a non-controlling interest associated with the minority equity interest held by the other investors of these VIEs.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by comparing the book values of the assets to the expected future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book values of the assets exceed their fair value.

Determination of Fair Value of Non-cash Consideration in Platform Ventures

The fair value of non-cash consideration received in relation to our Platform Ventures is in return for the license rights conveyed to the counterparty. We value the non-cash consideration, which is generally common stock or common units, at inception of the agreements using an option pricing method (“OPM”). The OPM used a back-solve methodology to infer the total equity value based on the pricing of the preferred financing round associated with the formation of the respective Platform Ventures, which was contemporaneous with the intellectual property agreements that conveyed our license rights to such Platform Ventures.

Determination of Fair Value of Loans Receivable

We have elected the fair value option under ASC 825, Financial Instruments (“ASC 825”), to account for our loans receivable. We use various valuation techniques to fair value our loans receivable, which are dependent on the terms of the underlying agreements, and record the gains or loss arising from the change in fair value as a component of other (expense) income, net in our consolidated statements of operations and comprehensive loss. As of December 31, 2021 and December 31, 2020, our loans receivable balance primarily consisted of our revolving promissory note with Glycosyn and a series of convertible notes with Access Bio. We used a probability-weighted discounted cash flow valuation approach to value our revolving promissory note with Glycosyn. Under this approach, the present value of the expected cash flows was calculated under various settlement scenarios and then weighted based on the probability of each scenario. Significant inputs used in valuing the Glycosyn promissory note included the probability and timing of each scenario, debt recovery rate and discount rate. We used a binomial lattice model and a Monte-Carlo simulation model to determine the value of our convertible notes with Access Bio as of December 31, 2021 and 2020, respectively. Significant inputs used under the binomial lattice model included equity volatility, time to maturity, risk-free rate, risk-adjusted rate and dividend yield. Under the Monte-Carlo simulation model, the future stock price of Access Bio was simulated over the term of the notes to assess the value of the settlement features which included conversion into stock at a discount determined under a reset provision tied to the stock price of Access Bio and redemption at maturity. Significant inputs used under the Monte Carlo simulation model were the discount rate and equity volatility. Refer to Note 5 of our consolidated financial statements appearing elsewhere in this Annual Report on Form 10-K for additional details.

Business Combinations

We account for business combinations using the acquisition method of accounting. We recognize the identifiable assets acquired and liabilities assumed at their acquisition-date fair values and recognize any excess of the total consideration paid over the fair value of the identifiable net assets as goodwill. Significant management judgments and assumptions are required in determining the fair value of acquired assets and liabilities assumed, particularly intangible assets and their estimated useful lives and the value of contingent consideration payable. As a result, we obtain the assistance of third-party valuation specialists in estimating fair value of intangible assets and contingent consideration payable. Significant estimates in valuing intangible assets include, but are not limited to, the expected costs to reproduce an asset, useful lives and discount rates. Significant estimates in valuing earnout provisions related to contingent consideration payable include, among other factors, future revenue projection of the acquired business, probabilities of achieving certain technical and commercial milestones and appropriate discount rates used in computing present values. While management believes those expectations and assumptions are reasonable, they are inherently uncertain. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the estimates and assumptions.

Stock-Based Compensation

Stock-based compensation expense is measured based on grant-date fair values and is recognized over the requisite service period. For awards that vest solely based on a service condition, we recognize stock-based compensation expense on a straight-line basis over the requisite service period. For awards that vest based on performance and market conditions, we recognize compensation expense using the accelerated attribution method on a tranche-by-tranche basis. We estimate the grant date fair value of stock options using the Black-Scholes option-pricing model.

The Black-Scholes option-pricing model requires the input of certain assumptions, including fair value of common stock (for options granted prior to the Business Combination), expected term, expected volatility, risk-free interest rate and expected dividend yield. For awards with market conditions, we determine the grant date fair value using a Monte Carlo simulation model, which incorporates various assumptions including expected stock price volatility, risk-free interest rate, expected term, and expected dividend yield.

Following the Business Combination, the fair value of our common stock is based on the quoted market price on the NYSE. Prior to the Business Combination, the fair value of our common stock underlying our stock-based awards was determined considering our most recently available third-party valuations of common stock and our assessment of additional objective and subjective factors. These judgments and estimates included: (i) a discount for lack of marketability; (ii) external market data; (iii) historical activity by us in selling equity to outside investors; (iv) our stage of development; (v) rights and preferences of our equity securities that rank senior to common stock; and (vi) the likelihood of the various scenarios, among others. Changes to these assumptions could result in different fair values of common stock.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, the fair value of our stock-based awards could be materially different.

JOBS Act and Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. As an emerging growth company (“EGC”) under the JOBS Act, we may delay the adoption of certain accounting standards until such time as those standards apply to private companies. Other exemptions and reduced reporting requirements under the JOBS Act for EGCs include an exemption from the requirement to provide an auditor’s report on internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, an exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation and less extensive disclosure about our executive compensation arrangements. Additionally, the JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of the extended transition period and, therefore, while we are an EGC we will not be subject to new or revised accounting standards while they become applicable to other public companies that are not EGCs, unless we choose to early adopt a new or revised accounting standard.

We will remain classified as an EGC until the earlier of: (i) the last day of our first fiscal year in which we have total annual gross revenues of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of completion of the IPO of SRNG, (iii) the date on which we have issued more than $1.0 billion of non-convertible debt instruments during the previous three fiscal years or (iv) the date on which we are deemed a “large accelerated filer” under the rules of the SEC.

Recently Issued Accounting Pronouncements

See Note 2, “Summary of significant accounting policies,” of our consolidated financial statements contained in Part II, Item 8 of this Annual Report on Form 10-K for a discussion of recently issued accounting pronouncements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Interest Rate Fluctuation Risk

We are exposed to market risk related to changes in interest rates. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our cash equivalents are invested in short-term U.S. Treasury obligations. However, because of the short-term nature of the instruments in our portfolio, an immediate change in market interest rates of 100 basis points would not have a material impact on the fair market value of our cash and cash equivalents or on our financial position or results of operations.

Foreign Currency Fluctuation Risk

We are subject to foreign currency exchange risk from the translation of the financial statements of our foreign subsidiary, whose financial condition and results of operations are reported in Euros and then translated into U.S. dollars at the applicable currency exchange rate for inclusion in our consolidated financial statements. Foreign currency translation adjustments were $1.7 million for the year ended December 31, 2021. Additionally, we have contracted with and may continue to contract with foreign vendors.

Inflation Fluctuation Risk

Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the years ended December 31, 2021, 2020 and 2019.

Item 8. Financial Statements and Supplementary Data.

INDEX TO FINANCIAL STATEMENTS OF GINKGO

Audited consolidated financial statements of Ginkgo Bioworks Holdings, Inc. and subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Ginkgo Bioworks Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ginkgo Bioworks Holdings, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Boston, Massachusetts

March 28, 2022, except for Note 25(a), as to which the date is August 31, 2022

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,550,004	$380,801
Accounts receivable, net	131,544	16,694
Accounts receivable - related parties	4,598	5,212
Inventory, net	3,362	2,736
Prepaid expenses and other current assets	33,537	21,099

Total current assets	1,723,045	426,542
Property and equipment, net	145,770	121,435
Investments	102,037	74,200
Equity method investments	13,194	28,924
Intangible assets, net	21,642	3,294
Goodwill	21,312	1,857
Loans receivable, net of current portion	—	13,298
Other non-current assets	43,990	5,603

Total assets	$2,070,990	$675,153

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,189	$13,893
Deferred revenue (includes $12,502 and $22,101 from related parties)	33,240	28,823
Accrued expenses and other current liabilities	93,332	30,505

Total current liabilities	134,761	73,221
Non-current liabilities:
Deferred rent, net of current portion	18,746	12,678
Deferred revenue, net of current portion (includes $148,319 and $97,977 from related parties)	155,991	99,652
Lease financing obligation	22,283	16,518
Warrant liabilities	135,838	—
Other non-current liabilities	35,992	3,032

Total liabilities	503,611	205,101

Commitments and contingencies (Note 14)
Stockholders’ equity (1):
Preferred stock, $0.0001 par value; 200,000,000 shares authorized; none issued	—	—
Class A, Class B and Class C common stock $0.0001 par value; 15,800,000,000 shares authorized (Class A 10,500,000,000, Class B 4,500,000,000, Class C 800,000,000); 1,690,990,815 (Class A 1,326,146,808, Class B 364,844,007, Class C 0) and 1,289,014,925 (Class A 974,224,443, Class B 314,790,482, Class C 0) shares issued as of December 31, 2021 and 2020, respectively; 1,611,392,152 (Class A 1,273,976,963, Class B 337,415,189, Class C 0) and 1,288,595,876 (Class A 974,166,577, Class B 314,429,299, Class C 0) shares outstanding as of December 31, 2021 and 2020, respectively	161	129
Additional paid-in capital	3,804,844	929,125
Accumulated deficit	(2,297,925)	(467,878)
Accumulated other comprehensive loss	(1,715)	—

Total Ginkgo Bioworks Holdings, Inc. stockholders’ equity	1,505,365	461,376
Non-controlling interest	62,014	8,676

Total stockholders’ equity	1,567,379	470,052

Total liabilities and stockholders’ equity	$2,070,990	$675,153

(1)	Balances as of December 31, 2020 have been retroactively restated for the reverse recapitalization as described in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2021	2020	2019
Foundry revenue (related party revenue of $47,161, $42,535 and $35,268 for the years ended 2021, 2020 and 2019, respectively)	$112,989	$59,221	$54,184
Biosecurity revenue:
Product	23,040	8,707	—
Service	177,808	8,729	—

Total revenue	313,837	76,657	54,184

Costs and operating expenses:
Cost of Biosecurity product revenue	20,017	6,705	—
Cost of Biosecurity service revenue	109,673	8,906	—
Research and development	1,149,662	159,767	96,299
General and administrative	862,952	38,306	29,483

Total operating expenses	2,142,304	213,684	125,782

Loss from operations	(1,828,467)	(137,027)	(71,598)
Other (expense) income:
Interest income	837	2,582	5,756
Interest expense	(2,373)	(2,385)	(2,421)
Loss on equity method investments	(77,284)	(396)	(27,533)
Loss on investments	(11,543)	(3,733)	(27,200)
Change in fair value of warrant liabilities	58,615	—	—
Gain on settlement of partnership agreement	23,826	8,286	1,587
Other (expense) income, net	(1,733)	7,839	1,574

Total other (expense) income, net	(9,655)	12,193	(48,237)

Loss before income taxes	(1,838,122)	(124,834)	(119,835)
Income tax (benefit) provision	(1,480)	1,889	22

Net loss	(1,836,642)	(126,723)	(119,857)
Net loss attributable to non-controlling interest	(6,595)	(114)	(530)

Net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders	$(1,830,047)	$(126,609)	$(119,327)

Net loss per share attributable to Ginkgo Bioworks Holdings, Inc. (1) common stockholders:
Basic	$(1.35)	$(0.10)	$(0.10)
Diluted	$(1.39)	$(0.10)	$(0.10)
Weighted average common shares outstanding (1)
Basic	1,359,848,803	1,274,766,915	1,149,000,417
Diluted	1,360,373,343	1,274,766,915	1,149,000,417
Comprehensive loss:
Net loss	$(1,836,642)	$(126,723)	$(119,857)
Other comprehensive loss:
Foreign currency translation adjustment	(1,715)	—	—

Total other comprehensive loss	(1,715)	—	—

Comprehensive loss	$(1,838,357)	$(126,723)	$(119,857)

(1)	Amounts for the year ended December 31, 2020 and 2019 have been retroactively restated for the reverse recapitalization as described in Note 2.

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Series B, C, D, E Convertible Preferred Stock		Old Ginkgo Common Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018 (as previously reported)	14,943,599	$149	8,555,710	$86	—	$—
Retroactive application of the reverse recapitalization	(14,943,599)	(149)	(8,555,710)	(86)	1,153,356,703	116

Balance as of December 31, 2018	—	—	—	—	1,153,356,703	116
Exercise of stock options	—	—	—	—	500,621	—
Issuance of Series E convertible preferred stock, net of issuance costs of $4,830	—	—	—	—	69,812,427	7
Beneficial conversion feature of convertible promissory notes	—	—	—	—	—	—
Conversion of convertible promissory notes into Series E convertible preferred stock	—	—	—	—	69,151,117	7
Vesting of restricted stock awards	—	—	—	—	367,858	—
Repurchase of common stock	—	—	—	—	—	—
Retirement of treasury stock	—	—	—	—	(37,626,694)	(4)
Issuance of warrants to purchase convertible preferred stock	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—

Balance as of December 31, 2019	—	—	—	—	1,255,562,032	126
Exercise of stock options	—	—	—	—	1,921,941	—
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	—	—	30,855,065	3
Vesting of restricted stock awards	—	—	—	—	256,838	—
Stock-based compensation expense	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—

Balance as of December 31, 2020	—	—	—	—	1,288,595,876	129
Issuance of common stock upon exercise or vesting of equity awards	—	—	—	—	91,080,290	9
Vesting of restricted stock - earnouts	—	—	—	—	38,798,801	4
Tax withholdings related to net share settlement of equity awards	—	—	—	—	(797,313)	—
Founder shares repurchase	—	—	—	—	(2,707,280)	—
Issuance of warrants to purchase Series D convertible preferred stock	—	—	—	—	—	—
Issuance of Series D and B convertible preferred stock upon exercise of warrants	—	—	—	—	1,013,708	—
Issuance of Series E convertible preferred stock in exchange for warrants	—	—	—	—	408,497	—
Issuance of common stock for a business acquisition	—	—	—	—	1,633,937	—
Issuance of common stock upon reverse recapitalization, net of offering costs (Note 3)	—	—	—	—	193,365,636	19
Assumption of Public and Private Placement Warrants	—	—	—	—	—	—
Contributions from non-controlling interests	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—
Net loss	—	—	—	—	—	—

Balance as of December 31, 2021	—	$—	—	$—	1,611,392,152	$161

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2018 (as previously reported)	(756,633)	$(24,449)	$450,268	$(221,942)	$—	$9,320	$213,432
Retroactive application of the reverse recapitalization	(36,379,256)	(4)	123	—	—	—	—

Balance as of December 31, 2018	(37,135,889)	(24,453)	450,391	(221,942)	—	9,320	213,432
Exercise of stock options	—	—	7	—	—	—	7
Issuance of Series E convertible preferred stock, net of issuance costs of $4,830	—	—	208,794	—	—	—	208,801
Beneficial conversion feature of convertible promissory notes	—	—	(12,651)	—	—	—	(12,651)
Conversion of convertible promissory notes into Series E convertible preferred stock	—	—	211,601	—	—	—	211,608
Vesting of restricted stock awards	—	—	—	—	—	—	—
Repurchase of common stock	(490,805)	(408)	—	—	—	—	(408)
Retirement of treasury stock	37,626,694	24,861	(24,857)				—
Issuance of warrants to purchase convertible preferred stock	—	—	150	—	—	—	150
Stock-based compensation expense	—	—	771	—	—	—	771
Net loss and comprehensive loss	—	—	—	(119,327)	—	(530)	(119,857)

Balance as of December 31, 2019	—	—	834,206	(341,269)	—	8,790	501,853
Exercise of stock options	—	—	26	—	—	—	26
Issuance of Series E convertible preferred stock, net of issuance costs of $0	—	—	94,417	—	—	—	94,420
Vesting of restricted stock awards	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	476	—	—	—	476
Net loss and comprehensive loss	—	—	—	(126,609)	—	(114)	(126,723)

Balance as of December 31, 2020	—	—	929,125	(467,878)		8,676	470,052
Issuance of common stock upon exercise or vesting of equity awards	—	—	167	—	—	—	176
Vesting of restricted stock - earnouts	—	—	(4)	—	—	—	—
Tax withholdings related to net share settlement of equity awards	—	—	(9,463)	—	—	—	(9,463)
Founder shares repurchase	—	—	(24,998)	—	—	—	(24,998)
Issuance of warrants to purchase Series D convertible preferred stock	—	—	300	—	—	—	300
Issuance of Series D and B convertible preferred stock upon exercise of warrants	—	—	—	—	—	—	—
Issuance of Series E convertible preferred stock in exchange for warrants	—	—	—	—	—	—	—
Issuance of common stock for a business acquisition	—	—	15,160	—	—	—	15,160
Issuance of common stock upon reverse recapitalization, net of offering costs (Note 3)	—	—	1,509,610	—	—	—	1,509,629
Assumption of Public and Private Placement Warrants	—	—	(194,453)	—	—	—	(194,453)
Contributions from non-controlling interests	—	—	—	—	—	59,933	59,933
Stock-based compensation expense	—	—	1,579,400	—	—	—	1,579,400
Foreign currency translation	—	—	—	—	(1,715)	—	(1,715)
Net loss	—	—	—	(1,830,047)	—	(6,595)	(1,836,642)

Balance as of December 31, 2021	—	$—	$3,804,844	$(2,297,925)	$(1,715)	$62,014	$1,567,379

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss	$(1,836,642)	$(126,723)	$(119,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	29,076	13,864	10,755
Stock-based compensation	1,606,020	476	771
Non-cash equity consideration	(24,185)	—	—
Loss on equity method investments	77,284	396	27,533
Loss on investments	11,543	3,733	27,200
Change in fair value of loans receivable	3,508	(1,061)	(914)
Change in fair value of warrant liabilities	(58,615)	—	—
Other non-cash activity	(270)	—	(728)
Changes in operating assets and liabilities:
Accounts receivable ($614, ($995) and ($2,221) from related parties)	(114,094)	(14,228)	(1,843)
Prepaid expenses and other current assets	(2,981)	(11,352)	(4,031)
Inventory	(626)	(2,736)	—
Other non-current assets	(539)	1,834	(2,361)
Accounts payable	(2,247)	7,019	664
Accrued expenses and other current liabilities	44,796	8,665	4,170
Deferred revenue, current and non-current ($40,743, ($22,253) and $3,112 from related parties)	(10,498)	(19,423)	4,883
Deferred rent, non-current	6,032	1,045	9,095
Other non-current liabilities	18,620	2,661	—

Net cash used in operating activities	(253,818)	(135,830)	(44,663)

Cash flows from investing activities:
Purchases of property and equipment	(56,521)	(57,821)	(22,219)
Purchases and issuances of loan receivable	—	(10,100)	(2,250)
Proceeds from loans receivable	304	800	—
Purchase of investments	(5,000)	—	(50,133)
Business acquisition, net of cash acquired	(12,040)	—	—

Net cash used in investing activities	(73,257)	(67,121)	(74,602)

Cash flows from financing activities:
Proceeds from reverse recapitalization, net of redemptions of $867,253 and offering costs of $108,118 (Note 3)	1,509,629	—	—
Proceeds from exercise of stock options	167	26	7
Repurchases of common stock	(24,998)	—	(408)
Taxes paid related to net share settlement of equity awards	(9,463)	—	—
Principal payments on capital leases and lease financing obligation	(1,123)	(748)	(828)
Proceeds from lease financing obligation	—	—	476
Contributions from non-controlling interests	59,933	—	—
Proceeds from issuance of convertible promissory notes, net of issuance costs	—	—	198,957
Proceeds from issuance of Series E convertible preferred stock, net of issuance costs	—	91,040	212,181

Net cash provided by financing activities	1,534,145	90,318	410,385

Effect of foreign exchange rates on cash and cash equivalents	(19)	—	—

Net increase (decrease) in cash, cash equivalents and restricted cash	1,207,051	(112,633)	291,120
Cash, cash equivalents and restricted cash, beginning of period	385,877	498,510	207,390

Cash, cash equivalents and restricted cash, end of period	$1,592,928	$385,877	$498,510

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2021	2020	2019
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,370	$2,572	$2,348
Cash paid for income taxes	$61	$—	$31
Supplemental disclosure of non-cash investing and financing activities:
Purchases of equipment through capital leases	$1,981	$—	$406
Purchases of property and equipment included in accounts payable and accrued expenses	$1,815	$14,458	$605
Equity received in related parties	$61,554	$—	$24,480
Purchase of non-marketable equity securities	$10,000	$—	$—
Issuance of common stock for a business acquisition	$15,087	$—	$—
Acquisition date fair value of contingent consideration	$8,760	$—	$—
Purchases and issuances of loans receivable	$—	$375	$2,744
Initial fair value of warrant liabilities	$194,453	$—	$—
Conversion of convertible promissory notes to preferred stock	$195	$—	$211,608
Series E convertible preferred stock issuance costs included in accrued expenses	$—	$—	$3,380
Lease financing obligation for build-to-suit lease	$6,120	$—	$—

The following table provides a reconciliation of the cash, cash equivalents and restricted cash balances as of each of the periods shown above:

	As of December 31,
	2021	2020	2019
Cash and cash equivalents	$1,550,004	$380,801	$495,287
Restricted cash	42,924	5,076	3,223

Total cash, cash equivalents and restricted cash	$1,592,928	$385,877	$498,510

The accompanying notes are an integral part of these consolidated financial statements.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

Business

The mission of Ginkgo Bioworks Holdings, Inc. (“New Ginkgo”, or the “Company”) is to make biology easier to engineer. The Company designs custom cells for customers across multiple markets. Since inception, the Company has devoted its efforts to improving its platform for programming cells to enable customers to leverage biology to create impactful products across a range of industries. The Company’s platform comprises (i) equipment, robotic automation, software, data pipelines and tools, and standard operating procedures for high throughput genetic engineering, fermentation, and analytics (referred to collectively as the “Foundry”), (ii) a library of proprietary genetic assets and associated performance data (referred to collectively as “Codebase”), and (iii) the Company’s team of expert users, developers and operators of the Foundry and Codebase.

On September 16, 2021, Soaring Eagle Acquisition Corp. (“SRNG”) consummated the merger transaction contemplated by the agreement and plan of merger, dated as of May 11, 2021, and amended on May 14, 2021 (the “Merger Agreement”), by and among SRNG, SEAC Merger Sub Inc., a wholly owned subsidiary of SRNG (“Merger Sub”), and Ginkgo Bioworks, Inc. (“Old Ginkgo”), whereby Merger Sub merged with and into Old Ginkgo, the separate corporate existence of Merger Sub ceased and Old Ginkgo survived the merger as a wholly owned subsidiary of SRNG (the “Business Combination”). In connection with the consummation of the Business Combination, SRNG changed its name to “Ginkgo Bioworks Holdings, Inc.” and, among other transactions contemplated by the Merger Agreement, the existing equity holders of Old Ginkgo exchanged their equity interests of Old Ginkgo for equity interests of New Ginkgo.

As a result of the Business Combination, the shares and corresponding capital amounts and loss per share related to Old Ginkgo’s outstanding convertible preferred stock and common stock prior to the Business Combination have been retroactively restated to reflect the Exchange Ratio established in the Merger Agreement. See Note 3 for additional information on the Business Combination.

Risks and Uncertainties

The Company is subject to a number of risks including rapid technological change, regulatory change, technical feasibility, commercial viability, public perception of genetically modified organisms, uncertain market acceptance of products derived from engineered organisms, alternative means of production, government funding of biosecurity initiatives, data and cybersecurity breaches, and dependence on key vendors and personnel.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) outbreak a global pandemic. Since then, extraordinary actions have been taken by authorities to contain and manage the outbreak and spread of COVID-19 around the world. Consistent with the actions taken by governmental authorities, the Company has taken steps to protect its workforce and support the community efforts. From approximately March 2020 to June 2020, the Company operated at a reduced capacity. The Company also restricted non-essential travel and allowed most of its non-laboratory workforce to work remotely. In June 2020, the Company resumed modified on-site operations for its lab workers following the Center for Disease Control and Prevention guidance on mitigating and preventing the spread of COVID-19 in the workplace. The COVID-19 pandemic caused some disruption in the Company’s operations and the Company experienced partial suspensions and delays in servicing certain customer contracts. However, the Company believes that the COVID-19 pandemic did not have a material adverse impact on its financial condition or results of operations. The Company continues to monitor and assess the effects of COVID-19 on its financial condition, results of operations and cash flows.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with the rules and regulations of the Securities and Exchange Commission (“SEC”) and generally accepted accounting principles in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The Business Combination was accounted for as a reverse recapitalization, in accordance with U.S. GAAP (the “Reverse Recapitalization”). Under this method of accounting, SRNG was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization was treated as the equivalent of Old Ginkgo issuing stock for the net assets of SRNG, accompanied by a recapitalization. The net assets of SRNG are stated at historical cost, with no goodwill or other intangible assets recorded. The determination of Old Ginkgo as the accounting acquirer was primarily based on the fact that Old Ginkgo’s former shareholders currently have the largest voting interest in New Ginkgo, all of the management of New Ginkgo is comprised of Old Ginkgo’s former executive management, Old Ginkgo’s former directors and individuals designated by, or representing, Old Ginkgo shareholders constitute a majority of the initial New Ginkgo Board, and the operations of Old Ginkgo comprise all of the ongoing operations of New Ginkgo.

The consolidated assets, liabilities and results of operations prior to the Reverse Recapitalization are those of Old Ginkgo. The shares and corresponding capital amounts and loss per share prior to the Reverse Recapitalization have been retroactively restated to reflect the Exchange Ratio established in the Merger Agreement.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, majority owned subsidiaries and variable interest entities if the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Variable Interest Entities

The Company evaluates its variable interests in variable interest entities (“VIE”) and consolidates VIEs when the Company is the primary beneficiary. The Company determines whether it is the primary beneficiary of each VIE based on its assessment of whether the Company possesses both (i) the power to direct the activities that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses that could be significant to the VIE or the right to receive benefits that could be significant to the VIE. The Company reevaluates the accounting for its VIEs upon the occurrence of events that could change the primary beneficiary conclusion. As of December 31, 2021 and 2020, the maximum risk of loss related to the Company’s VIEs was limited to the carrying value of its investment in such entities.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used in preparation of these consolidated financial statements include, among others, those related to the fair value of equity instruments and equity awards, revenue recognition, the fair value of loans receivable, the fair value of certain investments, including equity method investments, the fair value of warrant liabilities, accrued expenses, and income taxes.

The Company bases its estimates on historical experience and other market-specific or relevant assumptions that it believes to be reasonable under the circumstances. Reported amounts and disclosures reflect the overall economic conditions that management believes are most likely to occur, and the anticipated measures management intends to take. Actual results could differ materially from those estimates. All revisions to accounting estimates are recognized in the period in which the estimates are revised.

Segment Information

Prior to 2022, the Company operated as a single reportable segment. In the first quarter of 2022, the Company reorganized its operations into two operating and reportable segments: Foundry and Biosecurity. The reorganization reflects changes made to the Company’s internal management structure and how the Company’s chief operating decision makers (“CODMs”), comprised of the Chief Executive Officer and the Chief Operating Officer, evaluate operating results and make decisions on how to allocate resources. All prior-period comparative segment information was recast to reflect the current reportable segments in accordance with ASC 280, Segment Reporting. The Company’s CODMs do not evaluate operating segments using asset information.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents, restricted cash, accounts receivable, and loans receivable. The Company’s cash and cash equivalents and restricted cash are maintained in bank deposit accounts and money market funds that regularly exceed federally insured limits. The Company believes that it is not exposed to significant credit risk as its deposits are held in financial institutions that management believes to be of high credit quality. The Company’s accounts receivable primarily consists of amounts due under its Biosecurity contracts; however, concentrations of credit risk associated with these contracts are limited because the customer base is largely made up of state government agencies. The Company has not experienced any material write-offs related to its accounts receivable since inception.

For the year ended December 31, 2021, two customers accounted for 17.0% and 10.5% of the Company’s total revenue. For the year ended December 31, 2020, two customers that are related parties accounted for 27.1% and 12.3% of the Company’s total revenue. For the year ended December 31, 2019, three customers that are related parties accounted for 35.0%, 17.3% and 11.5% of the Company’s total revenue and one customer that was not a related party accounted for 13.5% of the Company’s total revenue. No other customers exceeded more than 10% of the Company’s total revenue during the years ended December 31, 2021, 2020 and 2019.

The majority of the Company’s long-lived assets are held in the United States.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents include cash held in banks and amounts held in money market accounts. The carrying value of the Company’s cash and cash equivalents approximate fair value due to their short-term maturities.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Restricted Cash

Restricted cash primarily includes cash balances collateralizing letters of credit associated with the Company’s facility leases and a customer prepayment requiring segregation and restrictions in its use in accordance with the customer agreement. Restricted cash is included in other non-current assets on the Consolidated Balance Sheets.

Accounts Receivable, net

Accounts receivable consists of credit extended to customers in the normal course of business and is reported at the estimated net realizable value. Accounts receivable includes unbilled amounts that have been recognized in revenue but have not yet been invoiced based on timing differences and the terms of the underlying arrangements.

The Company maintains an allowance for doubtful accounts to provide for the estimated amounts of receivables that will not be collected. The allowance is based upon an assessment of customer creditworthiness, historical payment experience, the age of outstanding receivables and collateral to the extent applicable. The Company re-evaluates such allowance on a regular basis and adjusts the allowance as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the allowance.

Inventory, net

Inventory mainly consists of diagnostic testing kits purchased from suppliers, testing program supplies and the costs of assembling sample collection kits. Finished goods inventory for lateral flow assay (“LFA”) and polymerase chain reaction (“PCR”) tests are valued at the lower of cost or net realizable value using the first-in first-out method. Raw materials, work in process and finished goods inventory for pooled tests are valued at the lower of cost or net realizable value using the average cost method. Inventory has been reduced by an allowance for excess and obsolete inventory based on the specific identification method.

Loans Receivable

The Company has elected the fair value option under ASC 825, Financial Instruments (“ASC 825”) to account for its loans receivable. The Company classifies the current portion of the loans receivable balance as a component of prepaid expenses and other current assets on the Consolidated Balance Sheets based on the principal balance of the loan that matures within one year from the balance sheet date. The Company records loans receivable at fair value and recognizes changes in fair value as a component of other (expense) income, net in the Consolidated Statements of Operations and Comprehensive Loss.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the remaining lease term with respect to leasehold improvement assets. Estimated lives of property and equipment are as follows:

Estimated Useful Life
Computer equipment and software	2 to 5 years
Furniture and fixtures	7 years
Lab equipment	1 to 5 years
Facilities	15 to 30 years
Vehicles	5 years
Leasehold improvements	Shorter of useful life or remaining lease term

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Expenditures for maintenance and repairs are expensed as incurred. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is reflected in other (expense) income, net in the Consolidated Statements of Operations and Comprehensive Loss.

Construction in progress relates to assets which have not been placed in service as of period end. Facilities relate to assets acquired under a build-to-suit lease arrangement described in Note 14.

Equity Method Investments

The Company utilizes the equity method to account for its investments in common stock, or in-substance common stock, when it possesses the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The Company uses judgment when determining the level of influence over the operating and financial policies of the investee considering key factors including, among others, the Company’s ownership interest, representation on the board of directors, participation in policy-making decisions and material contractual arrangements and obligations. Income and losses are allocated based upon relative ownership interest unless there is a substantive profit-sharing agreement in place.

For investments with a substantive profit-sharing agreement, the Company utilizes the Hypothetical Liquidation at Book Value (“HLBV”) method to allocate income and losses from the equity method investment. Under the HLBV method, the Company utilizes the capital account at the end of the period assuming the book value of the entity was liquidated or sold minus the same calculation at the beginning of the period. The difference is the share of earnings or losses attributable to the equity method investment.

Under the equity method, if there is a commitment for the Company to fund the losses of its equity method investees, the Company would continue to record its share of losses resulting in a negative equity method investment, which would be presented as a liability on the Consolidated Balance Sheets. Commitments may be explicit and may include formal guarantees, legal obligations, or arrangements by contract. Implicit commitments may arise from reputational expectations, intercompany relationships, statements by the Company of its intention to provide support, a history of providing financial support or other facts and circumstances. When the Company has no commitment to fund the losses of its equity method investees, the carrying value of its equity method investments will not be reduced below zero. The Company had no commitment to fund additional losses of its equity method investments during the years ended December 31, 2021, 2020 and 2019.

The Company evaluates its equity method investments for impairment whenever events or circumstances indicate that the carrying value of the investment may not be recoverable. The Company considers the investee’s financial position, forecasts and economic outlook, and the estimated duration and extent of losses to determine whether a recovery is anticipated. An impairment that is other-than-temporary is recognized in the period identified. The Company has not recognized an impairment loss related to its equity method investments for the years ended December 31, 2021, 2020 and 2019.

The Company may elect the fair value option for its equity method investments on an investment-by-investment basis. For all equity method investments accounted for under the fair value option, the Company carries the equity method investment at fair value and records all subsequent changes in fair value as a component of loss on equity method investments in the Consolidated Statements of Operations and Comprehensive Loss.

Investments

Investments include warrants and marketable equity securities in publicly-traded companies and non-marketable equity securities in privately-held companies, in each case, in which the Company does not possess the ability to exercise significant influence over the investee.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Investments in warrants and marketable equity securities of publicly-traded companies are measured at fair value with subsequent changes in fair value recorded in loss on investments in the Consolidated Statements of Operations and Comprehensive Loss.

Investments in non-marketable equity securities of privately-held companies that do not have readily determinable fair values are carried at cost, less any impairments, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Each period the Company assesses relevant transactions to identify observable price changes, and the Company regularly monitors these investments to evaluate whether there is an indication of impairment. The Company evaluates whether an investment’s fair value is less than its carrying value using an estimate of fair value, if such an estimate is available. For periods in which there is no estimate of fair value, the Company evaluates whether an event or change in circumstances has occurred that may have a significant adverse effect on the value of the investment. The Company has not recognized an impairment loss, nor any upward or downward adjustments resulting from observable price changes in identical or similar investments, for the years ended December 31, 2021, 2020 and 2019.

Fair Value Measurements

The Company categorizes its assets and liabilities measured at fair value in accordance with the authoritative accounting guidance that establishes a consistent framework for measuring fair value and requires disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis.

ASC 820, Fair Value Measurement (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes among the following:

•	Level 1- Quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2- Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and

•

Level 3- Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

To the extent that the valuation is based on models or inputs that are either less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company valued its money market fund holdings, loans receivable, marketable equity securities, warrant liabilities and contingent consideration at fair value on a recurring basis. The carrying amounts of the Company’s

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

other financial instruments, which include accounts receivable, certain prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities, approximate their fair values due to their short-term nature.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by comparing the book values of the assets to the expected future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book values of the assets exceed their fair value. The Company has not recognized an impairment loss for the years ended December 31, 2021, 2020 and 2019.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting. The Company recognizes the identifiable assets acquired and liabilities assumed at their acquisition-date fair values and recognizes any excess of the total consideration paid over the fair value of the identifiable net assets as goodwill. Any purchase price that is considered contingent consideration is measured at its estimated fair value at the acquisition date and remeasured at each reporting period, with changes in estimated fair value recorded in general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Loss. Acquisition transaction costs are expensed when incurred. The operating results of an acquisition are included in the Company’s consolidated financial statements as of the acquisition date.

Intangible Assets, net

Intangible assets, net consist of certain definite-lived assets including patents, processes and know-how related to technology acquired through business combinations. The Company amortizes such intangible assets on a straight-line basis over their estimated useful life.

The Company reviews intangible assets for impairment whenever events or changes in circumstances have occurred which could indicate that the carrying value of the assets are not recoverable. Recoverability is measured by comparing the carrying value of the intangible assets to the future undiscounted cash flows expected to be generated by the asset. In determining the expected future cash flows, the Company uses assumptions believed to be reasonable, but which are unpredictable and inherently uncertain. Actual future cash flows may differ from the estimates used in impairment testing. The Company recognizes an impairment loss when and to the extent that the estimated fair value of an intangible asset is less than its carrying value. The Company has not recognized an impairment loss for the years ended December 31, 2021, 2020 and 2019.

Goodwill

Goodwill represents the excess of acquisition cost over the fair market value of the net assets acquired. Goodwill is tested for impairment on an annual basis during the fourth quarter or whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The Company considers various qualitative factors that could indicate impairment such as macroeconomic conditions, industry and market environment, technological obsolescence, overall financial performance of the Company, cash flow from operating activities and market capitalization. If the qualitative assessment indicates that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment to compare the fair value of the reporting unit to its carrying value, including goodwill. If the carrying value of the reporting

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

unit exceeds the fair value, an impairment loss is recognized. A combination of the income approach and the market approach may be used to determine fair value of the reporting unit. The Company has not recognized an impairment loss for the years ended December 31, 2021, 2020 and 2019.

Deferred Rent

Deferred rent consists of the difference between cash paid and rent expense recognized on a straight-line basis for the facilities that the Company occupies under operating leases. The Company classifies the current portion of the deferred rent balance as a component of accrued expenses and other current liabilities on the Consolidated Balance Sheets.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company recognizes revenue when the customer obtains control of the promised goods or services at an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the promises and distinct performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

Foundry Revenue

The Company generates license and service revenue through the execution of license and collaboration agreements whereby customers obtain license rights to the Company’s proprietary technology and intellectual property for use in the research, development and commercialization of engineered organisms, and derived products. Under these agreements, the Company typically provides research and development services, which includes the provision of a license to the Company’s intellectual property. Additionally, the customer obtains license rights to the output of the Company’s services in order to commercialize the resulting output of such services. Generally, the terms of these agreements provide that the Company receives some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for research and development services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of (i) milestone payments upon the achievement of specified commercial criteria, (ii) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (iii) royalties related to cost of goods sold reductions realized by customers.

The Company’s collaboration and licensing agreements often contain multiple promises, including (i) licenses and assignments of intellectual property and materials and (ii) research and development services, and the Company determines whether each of the promises is a distinct performance obligation based on the nature of each agreement. As the Company is generally performing research and development services that are highly integrated and interrelated to the licenses and assignments of intellectual property and materials, the promises are generally inseparable. As such, the Company typically combines the research and development services, licenses, and assignments into a single performance obligation. However, for certain agreements, the Company only grants licenses or effects such transfers and assignments upon the successful completion of the research and development services or delivery of a developed product. For these agreements, the Company typically considers (i) the research and development services and (ii) the licenses, transfers, and assignments as distinct performance obligations, as each is transferred separately and has a separately identifiable benefit.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Options to acquire additional goods and services are evaluated to determine if such options provide a material right to the counterparty that it would not have received without entering into the contract. If so, the option is accounted for as a separate performance obligation. If not, the option is considered a marketing offer which is accounted for as a separate contract upon the counterparty’s election.

At contract inception, the Company determines the transaction price, including fixed consideration and any estimated amounts of variable consideration. Any upfront cash payment received upon consummation of the agreement is fixed and generally non-refundable. Variable consideration is subject to a constraint, and amounts are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Variable consideration may include reimbursement for costs incurred for the Company’s research and development efforts, milestone payments upon the achievement of certain technical and commercial criteria, and royalties on sales of products from or comprising engineered organisms arising from the agreement. With respect to the research and development reimbursements and milestone payments, the Company uses the most likely amount method to estimate variable consideration. With respect to agreements that include royalties on sales or other contingent payments based on sales, the Company applies the royalty recognition constraint which requires a constraint until the royalty or value-sharing transaction occurs. Certain agreements contain payment in the form of equity or other non-cash consideration. Any non-cash consideration is measured at the fair value of the non-cash consideration at contract inception.

For agreements with promises that are combined into a single performance obligation, the entire transaction price is allocated to the single performance obligation. For agreements with multiple performance obligations, the transaction price is allocated to the performance obligations using the relative standalone selling price methodology. For agreements featuring variable consideration, the Company allocates variable consideration to one or more, but not all, performance obligations if certain conditions are met. Specifically, the Company assesses whether the variable consideration relates solely to its efforts to satisfy the performance obligation and whether allocating such variable consideration entirely to the performance obligation is consistent with the overall allocation objective. If these conditions are not met, the Company allocates the variable consideration based on the relative standalone selling price methodology. The key assumptions utilized in determining the standalone selling price for each performance obligation include development timelines, estimated research and development costs, commercial markets, likelihood of exercise (in the case of options considered to be material rights), and probabilities of success.

For agreements where the licenses or assignments are considered separate performance obligations or represent the only performance obligation, the Company recognizes revenue at the point in time that the Company effectively grants the license as the licenses or assignments represent functional intellectual property. For agreements where the licenses and the research and development services represent a combined performance obligation, the Company recognizes revenue over the period of performance using a measure of progress based on costs incurred to date as compared to total estimated costs.

The Company evaluates its measure of progress to recognize revenue at each reporting period and, as necessary, adjusts the measure of progress and related revenue recognition. The Company’s measure of progress and revenue recognition involves significant judgment and assumptions, including, but not limited to, estimated costs and timelines to complete its performance obligations. The Company evaluates contract modifications and amendments to determine whether any changes should be accounted for prospectively or on a cumulative catch-up basis. The Company utilizes the right to invoice practical expedient when it has a right to consideration in an amount that corresponds directly with the value of the Company’s performance to date.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Royalties are recognized as revenue when sales have occurred as the Company applies the sales or usage-based royalties recognition constraint. The Company has determined the application of this exception is appropriate because the license granted in the agreement is the predominant item to which the royalties relate.

As the Company receives upfront payments for technical services under certain of its arrangements, the Company evaluates whether any significant financing components exist given the term over which the fees will be earned may exceed one year. Based on the nature of the Company’s agreements, there are no significant financing components as the purpose of the upfront payment is not to provide financing, but rather to secure technical services, exclusivity rights, and Foundry capacity, or the timing of transfer of those goods or services is at the discretion of the customer.

Deferred revenue represents consideration received by the Company in excess of revenue recognized and primarily results from transactions where the Company receives upfront payments and non-cash equity consideration. In instances where the Company has received consideration in advance for an undefined number of technical development plans (“TDPs”) under its customer agreements, the Company records the advance payments as deferred revenue, net of current portion on the Consolidated Balance Sheets. Upon the execution of a specific TDP, the Company reclassifies the estimated consideration to be earned under that TDP within the next twelve months as current deferred revenue. The Company also classifies unexercised material rights related to future TDPs as deferred revenue, net of current portion on the Consolidated Balance Sheets. When a TDP is executed, and the material right is exercised, the amount allocated to the material right, which will be earned within the next twelve months, is reclassified to current deferred revenue. All other deferred revenue is classified as current or non-current based on the timing of when the Company expects to earn the underlying revenue based upon the projected progress of activities under the TDP.

Collaboration Arrangements

For arrangements that do not represent contracts with a customer, the Company analyzes its collaboration transactions to assess whether they are within the scope of ASC 808, Collaborative Arrangements (“ASC 808”), to determine whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards that are dependent on the commercial success of such activities. To the extent the arrangement is within the scope of ASC 808, the Company assesses whether aspects of the arrangement between the Company and its collaboration partner are within the scope of other accounting literature. If the Company concludes that some or all aspects of the arrangement represent a transaction with a customer, the Company accounts for those aspects of the arrangement within the scope of ASC 606.

Biosecurity Revenue

In 2020, the Company launched its commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations in which the Company generates product and service revenue. Beginning in the first quarter of 2021, the Company launched its pooled testing initiative which focuses on providing end-to-end COVID-19 testing services to public health authorities. The Company currently offers pooled testing and reporting services for K-12 schools across the United States, at airports through its partnership with XpresCheck and the CDC, as well as through other congregate settings such as its partnership with Eurofins. The Company sells COVID-19 test kits on a standalone basis or as part of an end-to-end testing service. The Company records product revenue from sales of LFA, PCR, and pooled test kits. The Company records service revenue from sales of its end-to-end COVID-19 testing services, which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through the Company’s proprietary web-based portal. The

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Company recognizes its product and service revenue using the five-step model under ASC 606, Revenue from Contracts with Customers (“ASC 606”).

Product revenue is recognized when the test kits are shipped and risk of loss is transferred to the carrier. The Company’s test kits are generally not subject to a customer right of return except for product recalls under the rules and regulations of the U.S. Food and Drug Administration (“FDA”). The Company has elected to include shipping and handling fees billed to customers as a component of Biosecurity revenue.

Service revenue from the Company’s end-to-end COVID-19 testing services is recognized upon completion of the tests and release of the test results on the web-based portal. The Company has identified one performance obligation in its testing services contracts that represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer, with each test as a distinct service within the series. As the price for the testing services is fixed under each customer contract, the Company has elected the practical expedient to recognize revenue at the amount to which it has the right to invoice for services performed. The Company’s testing services contracts are generally one year or less in length and contain fixed unit pricing. Under typical payment terms for testing services, amounts are billed monthly in arrears for services performed or in advance based on contractual billing terms.

Cost of Biosecurity Revenue

Cost of Biosecurity product revenue consists of costs associated with the sale of diagnostic and sample collection test kits which includes costs paid to purchase test kits from third parties. Cost of Biosecurity service revenue consists of costs associated with the provision of the Company’s end-to-end COVID-19 testing services, which includes costs paid to provide sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, access to results reported through a web-based portal and reporting of results to public health authorities.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects and initiatives, acquired intellectual property deemed to be in-process research and development, as well as fees paid to other entities that conduct certain research and development activities on the Company’s behalf.

Patent Costs

The Company expenses all costs as incurred in connection with the filing, prosecution, maintenance, defense, and enforcement of patent applications, including direct application fees and related legal and consulting expenses. Patent costs are included in general and administrative expenses within the Consolidated Statements of Operations and Comprehensive Loss.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards based on estimated grant-date fair values recognized over the requisite service period. For awards that vest solely based on a service condition, the Company recognizes compensation expense on a straight-line basis over the requisite service period. For awards that vest based on multiple conditions, the Company recognizes compensation expense using the accelerated attribution method on a tranche-by-tranche basis over the requisite service period such that the amount of compensation expense recognized at each reporting period is at least equal to the vested tranches at

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

that date. For awards with a performance-based vesting condition, the Company recognizes stock-based compensation when achievement of the performance condition is deemed probable, and upon achieving a performance condition that was not previously considered as probable, records a cumulative catch-up adjustment to reflect the portion of the grantee’s requisite service that has been provided to date. For awards with market conditions, the compensation expense recognized over the requisite service period is not reversed if the market condition is not satisfied. The Company recognizes forfeitures as they occur.

The Company estimates the grant date fair value of stock options using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including fair value of common stock (for options granted prior to the Business Combination), expected term, expected volatility, risk-free interest rate and expected dividend yield. The expected term was generally determined using the “simplified” method for standard options. The Company determined expected volatility using the historical volatility of the stock prices of similar publicly traded peer companies. The risk-free interest rate was based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock options. The Company has not paid, and does not expect to pay, dividends in the foreseeable future.

For awards with market conditions, the Company determines the grant date fair value using a Monte Carlo simulation model, which incorporates various assumptions including expected stock price volatility, risk-free interest rates, expected term, and expected dividend yield. The Company determines expected volatility using the historical volatility of the stock prices of similar publicly traded peer companies. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the awards. The expected term is equal to the contractual term and a dividend yield of zero is assumed.

For awards granted prior to the Business Combination, the Company utilized the hybrid method to estimate the grant date fair value of its common stock underlying its stock-based awards. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in at least one scenario is allocated using an option pricing method (“OPM”). Under the PWERM, the value of the common stock is estimated based on the probability-weighted present value of expected future investment returns considering various liquidity events and the rights and privileges of each class of equity. Under the OPM, each class of stock is treated as a call option on the Company’s equity value, with exercise prices based on the liquidation preferences of the convertible preferred stock. The Black-Scholes model is used to price the call options which includes assumptions for the time to liquidity and volatility of equity value. A discount for lack of marketability is then applied to the common stock value. There are significant judgments and estimates inherent in determining the fair value of the common stock. These judgments and estimates include factors, both subjective and objective, including: (i) a discount for lack of marketability; (ii) external market data; (iii) historical activity by the Company in selling equity to outside investors; (iv) the Company’s stage of development; (v) rights and preferences of the Company’s equity securities that rank senior to common stock; and (vi) the likelihood of various liquidity events, among others. Changes to these assumptions could result in different fair values of common stock.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax bases of the assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Potential for recovery of deferred tax assets is evaluated by considering several factors, including estimating the

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

future taxable profits expected, estimating future reversals of existing taxable temporary differences, considering taxable profits in carryback periods, and considering prudent and feasible tax planning strategies.

The Company accounts for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in the law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity, and changes in facts or circumstances related to a tax position. The Company evaluates uncertain tax positions on an annual basis and adjusts the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. As of December 31, 2021 and 2020, the Company did not have any uncertain tax positions and no accrued interest or penalties related to uncertain tax positions. The Company does not expect a material change in unrecognized tax benefits in the next twelve months.

Warrant Liabilities

The Company classifies Private Placement Warrants and Public Warrants (both defined and discussed in Note 15) as liabilities. At the end of each reporting period, changes in fair value during the period are recognized as change in fair value of warrant liabilities on the Consolidated Statements of Operations and Comprehensive Loss. The Company will continue to adjust the warrant liability for changes in the fair value until the earlier of (a) the exercise or expiration of the warrants or (b) the redemption of the warrants, at which time the warrants will be reclassified to additional paid-in capital.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar while the functional currency of the Company’s non-U.S. subsidiary, Ginkgo Bioworks Netherlands, BV, is the Euro. The financial statements of the non-U.S. subsidiary are translated into U.S. dollars in accordance with ASC 830, Foreign Currency Matters, using period-end exchange rates for assets and liabilities, average exchange rates in the period for revenues and expenses and historical exchange rates for equity. Foreign currency translation adjustments are recorded as a component of other comprehensive income (loss) on the Consolidated Statements of Operations and Comprehensive Loss and accumulated in other comprehensive income (loss) in stockholders’ equity.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive loss consists of foreign currency translation adjustments.

Net Loss per Share

The Company follows the two-class method when computing net loss per share attributable to Ginkgo Bioworks Holdings, Inc. common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires earnings for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all earnings for the period had been distributed. During periods of loss, there is no allocation required under the two-class method since the participating securities do not have a contractual obligation to fund the losses of the Company.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Basic net loss per share is computed by dividing the net loss attributable to Ginkgo Bioworks Holdings, Inc. common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share is equal to the net loss attributable to Ginkgo Bioworks Holdings, Inc. common stockholders less the gain (if any) on the change in fair value of warrant liabilities, divided by the weighted average number of common shares outstanding for the period, including the effect of potentially dilutive common shares. For purposes of this calculation, outstanding options to purchase shares of common stock, unvested RSAs, unvested RSUs, warrants to purchase shares of common stock and contingently issued earnout shares are considered potentially dilutive common shares.

Recent Accounting Pronouncements

The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, under which it may take advantage of an extended transition period for complying with new or revised accounting standards until such time as those standards apply to private companies. The Company has elected not to opt out of this extended transition period and, as a result, these consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities (“ASU 2018-17”). The provisions of ASU 2018-17 modify the guidance under ASC 810 related to the evaluation of indirect interests held through related parties under common control when determining whether fees paid to decision makers and service providers are variable interests. Indirect interests held through related parties that are under common control are no longer considered to be the equivalent of direct interests in their entirety and instead should be considered on a proportional basis. This guidance more closely aligns with accounting of how indirect interests held through related parties under common control are considered for determining whether a reporting entity must consolidate a variable interest entity. The Company adopted ASU 2018-17 on January 1, 2021 and the adoption did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842): Amendments to the FASB Accounting Standards Codification (“ASC 842”), which has been clarified and amended by various subsequent updates. ASC 842 requires lessees to record a right-of-use (“ROU”) asset and a lease liability on the balance sheet for all leases with a lease term of more than 12 months. ASC 842 also requires additional disclosures about the amount, timing and uncertainty of cash flows arising from leases. The Company is required to adopt ASC 842 as of January 1, 2022. In connection with the adoption of ASC 842, the Company will apply the modified retrospective approach and recognize a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption. The Company has elected to apply the package of practical expedients that allows for not reassessing (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification of any expired or existing leases, and (iii) the accounting for initial direct costs for any existing leases. The Company has also elected, by class of underlying asset, not to apply the recognition requirements of ASC 842 to short-term leases. While the Company continues to assess the various impacts of adoption, the most significant effects will primarily relate to (1) the recognition of an ROU asset and lease liability on the balance sheet for the Company’s existing operating leases; and (2) providing significant new disclosures about leasing activities. The Company does not anticipate that the adoption of ASC 842 will have a material impact on its results of operations and cash flows.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequently issued multiple amendments to the standard (collectively, “ASU 2016-13”). The provisions of ASU 2016-13 modify the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology and require a consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance is effective for the Company on January 1, 2023, with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The provisions of ASU 2019-12 eliminate certain exceptions related to the approach for intraperiod tax allocation and deferred tax liabilities for outside basis differences and clarify when a step-up in the tax basis of goodwill should be considered part of a business combination or a separate transaction. It also clarifies and simplifies other aspects of the accounting for income taxes. The guidance is effective for the Company on January 1, 2022. The adoption of ASU 2019-12 is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In January 2020, the FASB issued ASU 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the FASB Emerging Issues Task Force) (“ASU 2020-01”). ASU 2020-01 addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance is effective for the Company on January 1, 2022. The adoption of ASU 2020-01 is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) which simplifies the accounting for convertible instruments by reducing the number of accounting models and the number of embedded conversion features that could be recognized separately from the host contract. Additionally, ASU 2020-06 removes certain settlement conditions that are required for contracts in an entity’s own equity to qualify for the derivatives scope exception. The guidance also modifies diluted earnings per share calculations by requiring entities to use the if-converted method for convertible instruments and to assume share settlement when an instrument can be settled in cash or shares. The guidance is effective for the Company on January 1, 2024 with early adoption permitted. The Company is currently evaluating the impact that the implementation of this standard will have on its consolidated financial statements and related disclosures.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance (“ASU 2021-10”). This update requires annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy including: (1) the types of transactions; (2) the accounting for the transactions; and (3) the effect of the transactions on a business entity’s financial statements. ASU 2021-10 is effective for the Company on January 1, 2022. The adoption of ASU 2021-10 is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

3. Business Combination

On September 16, 2021 (the “Closing Date”), the Company and SRNG completed the merger transaction contemplated by the Merger Agreement (the “Closing”), with Old Ginkgo surviving the merger as a wholly owned subsidiary of SRNG.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Pursuant to the Merger Agreement, SRNG acquired all of the outstanding equity interests of Old Ginkgo for approximately $15.8 billion in aggregate consideration in the form of common stock of New Ginkgo valued at $10 per share (the “Base Equity Consideration”). The Base Equity Consideration was allocated among Old Ginkgo equity holders based on an exchange ratio of 49.080452 (“Exchange Ratio”). Accordingly, upon the closing of the Business Combination, all shares of Old Ginkgo Class A common stock and Old Ginkgo Class B common stock issued and outstanding immediately prior to the Business Combination converted into New Ginkgo Class A common stock and New Ginkgo Class B common stock, respectively, each with a par value of $0.0001 per share, based on the Exchange Ratio. All equity awards under Old Ginkgo’s stock incentive plans were assumed by the Company and converted into comparable equity awards that are settled or exercisable for shares of the Company’s common stock. As a result, (i) each outstanding stock option to acquire Old Ginkgo common stock was converted into an option to purchase approximately 49.080452 shares of New Ginkgo common stock, (ii) each outstanding share of restricted common stock was converted into approximately 49.080452 shares of restricted common stock of New Ginkgo and (iii) each outstanding award of restricted stock units was assumed and converted into a restricted stock unit having the same terms and conditions as applied to the Old Ginkgo restricted stock unit so converted but relating to approximately 49.080452 shares of common stock of New Ginkgo.

In addition to the Base Equity Consideration, the equity holders of Old Ginkgo received approximately 188.7 million shares of New Ginkgo common stock (the “Earnout Consideration”), which are subject to forfeiture to the extent that the vesting conditions described below are not satisfied on or before the fifth anniversary of the Closing (the “Earnout Period”). If at any point during the trading hours of a trading day, for any 20 trading days within any period of 30 consecutive trading days during the Earnout Period, the trading price per share of the Company’s Class A common stock is greater than or equal to:

•	$12.50, then 25% of the Earnout Consideration will immediately vest;

•	$15.00, then an additional 25% of the Earnout Consideration will immediately vest;

•	$17.50, then an additional 25% of the Earnout Consideration will immediately vest; and

•	$20.00, then the remaining 25% of the Earnout Consideration will immediately vest.

The Company evaluated the earnout shares and concluded that they qualify for the scope exception from derivative accounting in ASC 815-10-15-74 and meet the criteria for equity classification under ASC 815-40. The Company determined that the earnout shares underlying rollover equity awards (i.e., restricted stock awards, restricted stock units and options) granted under the Company’s stock incentive plans (together the “Rollover Equity Awards”) that are unvested as of the Closing Date are within the scope of ASC 718 (see Note 18). The remaining earnout shares issued to holders of Old Ginkgo common stock and those earnout shares underlying vested Rollover Equity Awards were initially measured at fair value at Closing and recorded within additional paid-in-capital (“APIC”) and had no net impact on APIC. Since those earnout shares are equity-classified, there is no remeasurement unless reclassification is required. Upon meeting an earnout target, the earnout shares delivered to the equity holders are recorded in equity as shares outstanding with the appropriate allocation to par value of common stock and APIC. The first earnout target of $12.50 was met on November 15, 2021 and, as a result, approximately 38.8 million earnout shares became vested and outstanding.

In connection with the entry into the Merger Agreement, Eagle Equity Partners III, LLC, a Delaware limited liability company (the “Sponsor”), forfeited 11,534,052 of its shares of New Ginkgo Class A common stock and an additional 16,737,183 of its shares of New Ginkgo Class A common stock (the “Sponsor Earnout Shares”) became subject to vesting and forfeiture conditions identical to those applicable to the Earnout Consideration issued to Old Ginkgo equity holders. Similar to the Earnout Consideration, the Sponsor Earnout Shares were accounted for as equity classified instruments and were included as merger consideration and recorded in

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

additional paid-in capital. The Sponsor Earnout Shares are considered legally issued and outstanding shares of common stock subject to restrictions on transfer and do not participate in the earnings or losses of the Company prior to vesting.

The Business Combination is accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, SRNG was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Old Ginkgo issuing stock for the net assets of SRNG, accompanied by a recapitalization. The net assets of SRNG are stated at historical cost, with no goodwill or other intangible assets recorded.

PIPE Investment

On May 11, 2021, concurrently with the execution of the Merger Agreement, SRNG entered into subscription agreements with certain accredited investors (the “PIPE Investors”). In connection with the consummation of the Business Combination on September 16, 2021, the PIPE Investors collectively consummated investments for 76,000,000 shares of the Company’s Class A common stock at a price of $10.00 per share (the “PIPE Shares”) for an aggregate amount of $760.0 million (the “PIPE Investment”).

Summary of Net Proceeds

The following table summarizes the elements of the net proceeds from the Business Combination as of December 31, 2021 (in thousands):

Cash - SRNG Trust and cash (net of redemptions)	$857,747
Cash - PIPE Investment	760,000
Less: Payment of underwriter fees and other offering costs	(108,118)

Net proceeds from the Business Combination	$1,509,629

Summary of Shares Issued

The following table summarizes the number of shares of common stock outstanding immediately following the consummation of the Business Combination:

SRNG shares outstanding prior to the Business Combination	215,625,000
Less: redemption of SRNG shares prior to the Business Combination	(86,725,312)
Less: SRNG shares forfeited	(11,534,052)

Common stock of SRNG (1)	117,365,636
Shares issued pursuant to the PIPE Investment	76,000,000

Business Combination and PIPE Investment shares	193,365,636
Conversion of Old Ginkgo Series B preferred stock to common stock	203,346,152
Conversion of Old Ginkgo Series C preferred stock to common stock	228,641,430
Conversion of Old Ginkgo Series D preferred stock to common stock	302,464,716
Conversion of Old Ginkgo Series E preferred stock to common stock	170,227,108
Conversion of Old Ginkgo common stock (2)	387,016,194

Total shares of New Ginkgo common stock outstanding immediately following the Business Combination	1,485,061,236

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(1)

Includes 16,737,183 shares of Class A common stock, the Sponsor Earnout Shares, that are subject to forfeiture if certain earnout conditions are not met, as the shares are legally outstanding as of the Closing of the Business Combination.

(2)

Excludes 283,396,094 shares of Class A and Class B common stock underlying rollover equity instruments (i.e., restricted stock units and stock options) and 259,440 shares of Class A and Class B common stock underlying unvested restricted stock awards.

4. Acquisition

On July 1, 2021, the Company completed an acquisition of 100% of the equity of Dutch DNA Biotech B.V. (“Dutch DNA”), a company based in the Netherlands with a proprietary platform technology focused on the development of fungal strains and fermentation processes for the production of proteins and organic acids. Dutch DNA’s significant expertise and fungal strain assets for the large-scale production of proteins is expected to add a valuable set of tools to the Company’s Codebase and broader platform for cell programming.

The following table summarizes the preliminary acquisition date fair value of the consideration transferred for Dutch DNA (in thousands):

Cash	$11,451
Fair value of Class A common stock	15,087
Contingent consideration	8,760

Total Dutch DNA consideration	$35,298

The fair value of the Class A common stock issued as part of the consideration paid for Dutch DNA was determined using the then-most recently available third-party valuation of the Company’s common stock. The contingent consideration arrangement requires the Company to pay up to a maximum of $20.0 million to the seller upon the achievement of certain technical and commercial milestones by Dutch DNA pursuant to a Technical Development Agreement executed between the Company and Dutch DNA prior to the close of the acquisition. Refer to Note 5 for further discussion of the fair value of the contingent consideration liability.

The acquisition was accounted for in accordance with ASC 805, Business Combinations. Dutch DNA’s results of operations have been included in the Consolidated Statements of Operations and Comprehensive Loss since the date of acquisition, which were not material. The Dutch DNA acquisition does not represent a material business combination, and therefore pro forma financial information is not provided. The Company allocated the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective estimated fair values on the acquisition date. The fair value of the intangible assets was determined using the replacement cost method which estimates the cost the Company would incur in rebuilding the technology. The excess purchase price consideration was recorded as goodwill and is made up of the future potential value of the acquired intellectual property and the assembled workforce. The Company incurred $0.6 million of acquisition-related costs which were included in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table summarizes the acquisition date fair values of assets acquired and liabilities assumed as of the acquisition date (in thousands):

Cash	$387
Accounts receivable	149
Prepaid expenses and other current assets	170
Property, plant and equipment	234
Intangibles (1)	20,500
Goodwill (2)	15,177
Accounts payable	(194)
Accrued expenses and other current liabilities	(137)
Other non-current liabilities	(988)

Net assets acquired	$35,298

(1)	Estimated useful life of 15 years.
(2)	Non-deductible for tax purposes.

The purchase price allocation presented above has been finalized as of the fourth quarter of 2021 and includes a $5.0 million measurement period adjustment related to deferred income taxes. As a result, goodwill associated with Dutch DNA was $19.5 million as of December 31, 2021, including currency translation adjustments.

5. Fair Value Measurements

No transfers between levels have occurred during the periods presented. The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	As of December 31, 2021
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$1,482,063	$1,482,063	$—	$—
Synlogic, Inc. common stock, included in investments	15,345	15,345	—	—
Synlogic, Inc. warrants, included in investments	6,166	—	6,166	—
Cronos Group Inc. common stock, included in investments	10,331	—	10,331	—
Loans receivable, included in prepaid expenses and other current assets	11,559	—	—	11,559

Total assets	$1,525,464	$1,497,408	$16,497	$11,559

Liabilities:
Public Warrants, included in warrant liabilities	$77,280	$77,280	$—	$—
Private Placement Warrants, included in warrant liabilities	58,558	—	—	58,558
Contingent consideration, included in other non-current liabilities	8,467	—	—	8,467

Total liabilities	$144,305	$77,280	$—	$67,025

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	As of December 31, 2020
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds, included in cash and cash equivalents	$372,537	$372,537	$—	$—
Synlogic, Inc. common stock, included in investments	13,696	13,696	—	—
Synlogic, Inc. warrants, included in investments	5,504	—	5,504	—
Loans receivable, included in prepaid expenses and other current assets	2,268	—	—	2,268
Loans receivable, net of current portion	13,298	—	—	13,298

Total assets	$407,303	$386,233	$5,504	$15,566

The fair value of the warrants to purchase Synlogic common stock (Note 10) is calculated as the value of the underlying common stock, less the related unpaid exercise price and represents a Level 2 measurement within the fair value hierarchy.

During the year ended December 31, 2021, the Company received 2,934,980 shares of Cronos Group Inc. (“Cronos”) common stock as consideration for the achievement of certain target productivity milestones related to two cultured cannabinoids under the collaboration agreement with Cronos to produce eight cultured cannabinoids. The fair value of the Cronos common stock is calculated as the quoted price of the common stock adjusted for short-term marketability restrictions. Accordingly, these shares are classified as Level 2 financial instruments.

Loans Receivable

As of December 31, 2021 and 2020, loans receivable primarily consisted of a revolving promissory note with Glycosyn, LLC (“Glycosyn”) which is secured by the assets of Glycosyn, including certain intellectual property such as patents and copyrights held by Glycosyn (“Glycosyn Promissory Note”) and a series of convertible notes with Access Bio, Inc. (“Access Bio Convertible Notes”). The fair value of the Glycosyn Promissory Note and Access Bio Convertible Notes were determined based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. Significant changes in these unobservable inputs in isolation could have resulted in a significantly lower or higher fair value measurement. Refer to Note 6 for additional details on loans receivable.

As of December 31, 2021, the Company estimated the fair value of the Glycosyn Promissory Note using a probability-weighted discounted cash flow model under a dissolution scenario with partial recovery and no recovery as Glycosyn was in default on that date (see Note 6). The significant assumptions used in valuing the Glycosyn Promissory Note were scenario probabilities of 50%, a recovery rate on first lien debt of 63% and a discount rate of 15%. As of December 31, 2020, the Company used a probability-weighted discounted cash flow model under four settlement scenarios: (i) a qualified financing which resulted in a 20% conversion discount, (ii) repayment upon change in control, (iii) a dissolution scenario and (iv) repayment in accordance with the terms of the note. The significant assumptions used in valuing the Glycosyn Promissory Note included the expected timing and probability of each scenario, ranging from 1 to 2.5 years and from 10% to 40%, respectively, and a discount rate of 15%. The weighted average timing of the scenarios weighted based on the probability of each scenario was 1.2 years as of December 31, 2020.

As of December 31, 2021, the Company estimated the fair value of the Access Bio Convertible Notes using a binomial lattice model using the following key assumptions: 85.5% equity volatility, 0.88 years to maturity, 0.3% risk-free rate, 30.9% risk-adjusted rate and 0% dividend yield. As of December 31, 2020, the Company estimated the fair value of the Access Bio Convertible Notes using a Monte-Carlo simulation model as the conversion price

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

of the notes had not yet reset to the minimum reset price. Under the Monte-Carlo simulation model, the future stock price of Access Bio, Inc. (“Access Bio”) was simulated over the term of the note to assess the value of the settlement features which included conversion into stock at a discount determined under a reset provision tied to the stock price of Access Bio and redemption at maturity. The key inputs into the Monte Carlo simulation model were a discount rate of 32.8% and volatility of 88.5%.

The following table provides a reconciliation of loans receivable measured at fair value using Level 3 significant unobservable inputs (in thousands):

	2021	2020
Balance at January 1	$15,566	$4,830
Purchases and issuances	—	10,475
Proceeds from loans receivable	(304)	(800)
Conversion of promissory notes	(195)	—
Change in fair value	(3,508)	1,061

Balance at December 31	$11,559	$15,566

Warrant Liabilities

The fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model as of the date the Company assumed the warrants from SRNG and subsequently as of the balance sheet date. The fair value of the Public Warrants have been measured based on the quoted price of such warrants on the NYSE. The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. Material increases (or decreases) in any of those inputs may result in a significantly higher (or lower) fair value measurement. The Company estimates the volatility of its Private Placement Warrants based on implied volatility from the Company’s Public Warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend yield is based on the historical rate, which the Company anticipates remaining at zero. Refer to Note 15 for additional details on the Company’s warrant liabilities.

The following table provides quantitative information regarding Level 3 inputs used in the recurring valuation of the Private Placement Warrants as of their measurement dates:

	September 16, 2021 (Closing)	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$11.42	$8.31
Volatility	53.1%	58.7%
Term (in years)	5.00	4.71
Risk-free interest rate	0.84%	1.25%

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table provides a reconciliation of the Private Placement Warrants measured at fair value using Level 3 significant unobservable inputs (in thousands):

2021
Balance at January 1	$—
Additions pursuant to the Business Combination	90,263
Change in fair value	(31,705)

Balance at December 31	$58,558

Contingent Consideration

In connection with the acquisition of Dutch DNA, the Company recorded contingent consideration liabilities for the estimated fair value of earnout payments up to a maximum of $20.0 million payable to the seller upon the achievement of certain technical and commercial milestones by Dutch DNA pursuant to a Technical Development Agreement executed between the Company and Dutch DNA prior to the close of the acquisition. The contingent consideration liabilities are measured at fair value and are based on significant inputs not observable in the marketplace, which represent a Level 3 measurement. Material increases (or decreases) in any of those inputs may result in a significantly higher (or lower) fair value measurement. The fair value of the earnouts was estimated using a combination of probability weighted present value and discounted cash flow models. The key valuation inputs used as of December 31, 2021 and the acquisition date were management’s estimate of the probability of achieving each milestone ranging from 10% to 80% and projections related to Dutch DNA’s after-tax revenues for each of the calendar years through 2046. The earnout payments were discounted at rates ranging from 9% to 11.31% as of December 31, 2021 and from 6.93% to 9% as of the acquisition date.

The following table provides a reconciliation of the contingent consideration measured at fair value using Level 3 significant unobservable inputs (in thousands):

2021
Balance at January 1	$—
Acquisition	8,760
Change in fair value	(293)

Balance at December 31	$8,467

6. Loans Receivable

Glycosyn Promissory Note

In October 2018, the Company provided a revolving promissory note to Glycosyn which has been amended several times since inception. The Glycosyn Promissory Note is convertible at a discount, at the Company’s election, into equity securities of Glycosyn upon Glycosyn’s first issuance of equity securities, other than an underwritten public offering, from which Glycosyn receives gross proceeds of at least $10.0 million. In addition, Glycosyn is obligated to immediately repay the outstanding balance of the loan, plus accrued interest, upon a change in control event. In January 2021, the existing terms of the Glycosyn Promissory Note were amended to add an additional $0.2 million to the principal balance, extend the number of interest-only payments through June 30, 2021 and to increase the interest rate from 7.5% to 12.5% in the event of default. In July 2021, the parties entered into an additional amendment to extend the number of interest-only payments through the end of 2021 and to accelerate the maturity date to December 31, 2021. As of December 31, 2021, the Glycosyn Promissory Note was in default with an unpaid principal balance of $5.4 million and a fair value of

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

$1.8 million, which is recorded in prepaid expenses and other current assets on the Consolidated Balance Sheets. As of December 31, 2020, the Glycosyn Promissory Note had an unpaid principal balance of $5.3 million and a fair value of $4.5 million, of which $2.0 million was recorded in prepaid expenses and other current assets and the remainder in loans receivable, net of current portion on the Consolidated Balance Sheets. For the years ended December 31, 2021, 2020 and 2019, the (loss) gain on the change in fair value of the Glycosyn Promissory Note was $(2.5) million, $0.5 million and $(0.9) million, respectively, which was recorded in other (expense) income, net on the Consolidated Statements of Operations and Comprehensive Loss.

Access Bio Convertible Notes

In November 2020, the Company entered into a convertible note subscription agreement with Access Bio, a supplier of the Company’s diagnostic test kits. The Access Bio Convertible Notes are due in November 2022 in the aggregate principal amount of $10.0 million plus a 2% rate of return compounded annually. The Access Bio Convertible Notes are convertible into a number of shares of common stock of Access Bio, a company listed on the Korea Stock Exchange, of up to $10.0 million based on a fixed foreign currency exchange rate and a conversion price subject to certain adjustments, including reset adjustments each quarter based on the trading price of Access Bio’s stock. The adjusted conversion price cannot be reduced to less than 70% of the initial conversion price and the reset adjustments cannot increase the effective conversion ratio. The Access Bio Convertible Notes are convertible at the Company’s election any time following the first anniversary of the issuance date of the notes and prior to the 30th day before the maturity date. Additionally, subject to certain provisions, the Company has the option to cause Access Bio to repurchase, or Access Bio has the option to repurchase, a portion of the outstanding balance under the notes (up to the entire balance in the case of the Company’s option) at a price to ensure a 2% rate of return compounded annually.

As of December 31, 2021, the fair value of the Access Bio Convertible Notes was $9.8 million, which was recorded in prepaid expenses and other current assets on the Consolidated Balance Sheets. As of December 31, 2020, the fair value of the Access Bio Convertible Notes was $10.7 million, which was recorded in loans receivable, net of current portion on the Consolidated Balance Sheets. The (loss) gain from the change in fair value of the Access Bio Convertible Notes during the years ended December 31, 2021 and 2020 was $(0.9) million and $0.7 million, respectively, and was recorded in other (expense) income, net on the Consolidated Statements of Operations and Comprehensive Loss.

7. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2021	2020
Prepaid expenses	$9,739	$9,727
Prepaid insurance	9,199	1,127
Prepaid inventory	144	6,536
Loans receivable	11,559	2,268
Other receivables	2,198	761
Other current assets	698	680

Prepaid expenses and other current assets	$33,537	$21,099

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Inventory, net

Inventory, net consisted of the following (in thousands):

	As of December 31,
	2021	2020
Finished goods	$3,264	$2,756
Raw materials	64	—
Work in process	50	—
Less: Inventory reserve	(16)	(20)

Inventory, net	$3,362	$2,736

9. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2021	2020
Facilities	$12,762	$12,762
Furniture and fixtures	4,617	2,165
Lab equipment	113,963	51,072
Computer equipment and software	10,129	6,204
Leasehold improvements	55,033	40,435
Construction in progress	10,278	42,575
Vehicles	40	—

Total property and equipment	206,822	155,213
Less: Accumulated depreciation	(61,052)	(33,778)

Property and equipment, net	$145,770	$121,435

As of December 31, 2021 and 2020, capital leases totaling $4.1 million and $3.3 million, respectively, were included in lab equipment, with related accumulated depreciation of $2.1 million and $2.4 million, respectively.

Depreciation expense for the years ended December 31, 2021, 2020 and 2019 totaled $26.9 million, $12.6 million and $9.6 million, respectively, inclusive of $0.7 million, $0.7 million and $0.6 million, respectively, related to capital leases.

10. Investments and Equity Method Investments

The Company partners with other investors to form new ventures, including Joyn, Motif Foodworks, Inc. (“Motif”), Allonnia, LLC (“Allonnia”) and Arcaea LLC (“Arcaea”, FKA Kalo Ingredients LLC) (collectively “Platform Ventures”). The Company also partners with existing entities, including Genomatica, Inc. (“Genomatica”) and Synlogic, Inc. (“Synlogic”) (collectively, “Structured Partnerships”), with complementary assets for high potential synthetic biology applications. The Company or its subsidiaries hold equity interests in these Platform Ventures and Structured Partnerships. The Company’s investments in Platform Ventures are accounted for under the equity method. The Company’s investments in Synlogic, a publicly traded company, are carried at fair value. As of December 31, 2021 and 2020, the Company held 6,340,771 shares of Synlogic common stock and warrants to purchase an aggregate of 2,548,117 shares of Synlogic common stock. Prior to the

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

third quarter of 2021, the Company’s investment in Synlogic common stock was classified as an equity method investment based on the Company’s ownership interest in Synlogic and accounted for under the fair value option. Due to a decrease in the level of ownership interest during the third quarter of 2021, the investment was reclassified from equity method investments to investments on the Consolidated Balance Sheets, and from loss on equity method investments to (loss) gain on investments on the Consolidated Statements of Operations and Comprehensive Loss for all periods presented. However, the Company continues to account for its investments in Synlogic at fair value.

The Company’s non-marketable equity securities are investments in privately held companies without readily determinable fair values. The investment in Genomatica preferred stock and other non-marketable equity securities are initially recorded using the measurement alternative at cost and subsequently adjusted to fair value for any impairment and observable price changes in orderly transactions for identical or similar investments of the same issuer. As of December 31, 2021 and 2020, no impairment or adjustment from observable price changes were recognized related to investments accounted for under the measurement alternative.

Investments and equity method investments consisted of the following (in thousands):

	As of December 31,
	2021	2020
Investments:
Genomatica, Inc. preferred stock	$55,000	$55,000
Synlogic, Inc. common stock	15,345	13,696
Synlogic, Inc. warrants	6,166	5,504
Cronos Group Inc. common stock	10,331	—
Non-marketable equity securities	15,195	—

Total	$102,037	$74,200

Equity method investments (1):
Joyn Bio, LLC	$11,694	$28,924
Other	1,500	—

Total	$13,194	$28,924

(1)	Equity method investments in Platform Ventures with a carrying value of zero as of December 31, 2021 and 2020 were excluded from the table above.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Loss) gain on investments and equity method investments consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
(Loss) gain on investments:
Synlogic, Inc. common stock	$1,649	$(2,663)	$(19,403)
Synlogic, Inc. warrants	662	(1,070)	(7,797)
Cronos Group Inc.	(13,854)	—	—

Total	$(11,543)	$(3,733)	$(27,200)

Loss on equity method investments:
Joyn Bio, LLC	$(17,230)	$(396)	$(1,730)
Allonnia, LLC	(12,698)	—	(24,480)
Arcaea, LLC	(47,356)	—	—
Glycosyn, LLC	—	—	(1,323)

Total	$(77,284)	$(396)	$(27,533)

11. Variable Interest Entities

Consolidated Variable Interest Entities

As of December 31, 2021, the Company has consolidated three VIEs: Cooksonia, Ayana Bio, LLC (“Ayana”) and Verb Biotics, LLC (“Verb”), as the Company holds variable interests in and was deemed to be the primary beneficiary of the VIEs. The other investors’ equity interests in the consolidated VIEs are presented as non-controlling interests in the accompanying consolidated financial statements.

The Company holds a 70% equity interest in Cooksonia, which was formed by the Company and certain other investors for the purposes of holding the Company’s investment in Joyn. The Company concluded that it holds a variable interest in and is the primary beneficiary of Cooksonia as it controls the most significant activities of Cooksonia by controlling 100% of the board of directors of Cooksonia and holds a controlling financial interest in Cooksonia. As a result, the Company has consolidated the financial statements of Cooksonia in accordance with ASC 810, Consolidation (“ASC 810”) into its consolidated financial statements and has recognized a non-controlling interest associated with the minority equity interest held by other investors of Cooksonia, which together hold the remaining 30% equity interest in Cooksonia.

The Company holds an interest in 9,000,000 common units (representing 100% of common units at inception) in each of Ayana and Verb, two Platform Ventures formed in September 2021 by the Company and certain of its investors. The Company has also provided Ayana and Verb with certain licenses to intellectual property for use in the development or production of products that the parties agree to research and develop under technical development plans. Additionally, in September 2021, Ayana and Verb entered into a Series A Preferred Unit Purchase Agreement under which each entity sold 9,000,000 Series A preferred units to certain of the Company’s investors for aggregate proceeds of approximately $30.0 million each. The Company concluded that it holds a variable interest in and is the primary beneficiary of Ayana and Verb as it controls the most significant activities of these entities. These conclusions were reached because, as of the primary beneficiary assessment date, for both Verb and Ayana: (i) the Company has substantive control of the board of directors; (ii) all capital contributions were made by related parties of New Ginkgo; and (iii) New Ginkgo or its related parties comprise the entirety of the Joint Steering Committee, the governing body which holds significant oversight with respect to the entities’ research and development programs.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the carrying amounts and classification of the VIEs’ assets and liabilities included in the Consolidated Balance Sheets:

	As of December 31,
	2021	2020
Cash and cash equivalents	$58,025	$—
Prepaid expenses and other current assets	737	—
Equity method investments	11,694	28,924

Total assets	$70,456	$28,924

Accounts payable	$188	$—
Accrued expenses and other current liabilities	440	—

Total liabilities	$628	$—

Unconsolidated Variable Interest Entities

With respect to the Company’s investments in Motif, Allonnia, Genomatica and Arcaea, the Company has concluded these entities represent VIEs. However, although the Company holds board representation and is involved in the ongoing development activities of the entities via its participation on joint steering committees, the Company has concluded that it is not the primary beneficiary of these entities. This conclusion is supported by the fact that: (i) it does not control the board of directors of any of Motif, Allonnia, Genomatica or Arcaea, and no voting or consent agreements exist between the Company and other members of each respective board of directors or other investors, (ii) the holders of preferred security interests in Motif, Allonnia, Genomatica and Arcaea hold certain rights that require their consent prior to the taking of certain actions, which include certain significant operating and financing decisions, and (iii) the Company’s representation on the joint steering committee of each respective entity does not give it control over the development activities of any of Motif, Allonnia, Genomatica or Arcaea, as all votes must pass by consensus and there are no agreements in place that would require any of the entities to vote in alignment with the Company. As the Company’s involvement in Motif, Allonnia, Genomatica and Arcaea does not give it the power to control the decisions with respect to their development or other activities, which are their most significant activities, the Company has concluded that it is not the primary beneficiary of Motif, Allonnia, Genomatica or Arcaea.

With respect to Cooksonia’s investment in Joyn, as Cooksonia does not control Joyn’s board of directors, it does not have the power to control the decisions related to the development activities of Joyn, which are its most significant activities. Accordingly, the Company has concluded that Cooksonia is not the primary beneficiary of Joyn.

Additionally, the Company holds equity interests in certain privately-held companies that are not consolidated as the Company is not the primary beneficiary. As of December 31, 2021 and 2020, the maximum risk of loss related to the Company’s unconsolidated VIEs was limited to the carrying value of its investment in such entities.

Refer to Notes 10 and 20 for additional details on the Company’s investments and equity method investments.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

12. Goodwill and Intangible Assets, net

All goodwill is allocated to the Foundry reporting unit and segment identified in Note 25(a). Goodwill consisted of the following (in thousands):

	As of December 31,
	2021	2020
Beginning balance	$1,857	$1,857
Goodwill acquired in Dutch DNA acquisition	15,177	—
Measurement period adjustment (see Note 4)	5,000	—
Currency translation	(722)	—

Ending balance	$21,312	$1,857

Intangible assets, net consisted of the following (in thousands):

	Weighted Average Amortization Period	Gross Carrying Value	Accumulated Amortization	Net (1)
Balances as of December 31, 2021
Acquired technology	13.3	$25,038	$(3,396)	$21,642
Balances as of December 31, 2020
Acquired technology	6.0	$5,490	$(2,196)	$3,294

(1)	Includes a decrease of $0.9 million in the net intangible assets balance in 2021 due to foreign currency translation.

Amortization expense was $1.2 million, $0.5 million and $0.5 million for the years ended December 31, 2021, 2020 and 2019, respectively. Future amortization expense for each of the next five years will be $1.8 million.

13. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2021	2020
Employee compensation and benefits	$3,650	$3,037
Professional fees	14,871	6,381
Property and equipment	991	10,017
Product revenue accruals	4,565	—
Biosecurity service revenue accruals	28,726	1,440
Inventory related accruals	3,538	—
Lab supplies	560	4,276
External research and development expenses	11	2,594
Liability classified stock-based compensation (Note 18)	26,612	—
Capital lease obligation	747	485
Other current liabilities	9,061	2,275

Accrued expenses and other current liabilities	$93,332	$30,505

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

14. Commitments and Contingencies

Lease Obligations

The Company has entered into various noncancelable operating leases for office and lab space in Boston and Cambridge, Massachusetts, Emeryville, California and Utrecht, Netherlands. The leases expire on dates ranging from 2030 to 2036 and contain periods of free rent, escalating rent, tenant improvement incentives, renewal periods, and expansion options. The Company recognizes rent expense on a straight-line basis over the term of each lease, inclusive of the free rent periods and reduced by the amortization of the tenant incentives.

The Company’s headquarters and primary operations are located in the Seaport district of Boston, Massachusetts and are comprised of a number of leases across 21, 23, 25 and 27 Drydock Avenue, which represent the Company’s most significant lease arrangements. In April 2021, the Company entered into an operating lease for a new life science campus spanning two buildings that is being constructed at 1 Au Bon Pain Way and 3 Anchor Way, Boston, Massachusetts near the Company’s headquarters. The following summarizes the key terms of such leases:

21-23-25 Drydock Avenue

In March 2016, the Company entered into a noncancelable operating lease for approximately 87,000 square feet of office and lab space. The lease is comprised of five suites, the first of which was delivered to the Company in April 2016. The Company currently occupies four suites totaling approximately 70,000 square feet and the Company anticipates occupying the remaining suite in 2022. The lease contains periods of free rent, annual rent increases and tenant improvement incentives totaling $5.3 million. The lease expires in January 2030 and contains one option to extend the lease term for five years at then-market rates. The lease is secured by a $1.4 million letter of credit recorded in other non-current assets on the Consolidated Balance Sheets.

At the time the Company took possession of the first three suites, the premises were in shell condition and required substantial work prior to occupancy. The Company was deemed the accounting owner during the construction period as the improvements constituted structural elements of the project. Accordingly, the Company capitalized the fair value of the leased space upon delivery from the landlord and recorded a corresponding lease financing obligation. The Company also capitalized the construction costs, leasehold improvements, and interest incurred during the construction period. Construction was complete, and the assets were placed in service, for the first three suites in September 2016, December 2017, and January 2019, respectively. Upon completion of the construction, the Company evaluated the lease and determined it did not meet the criteria for sale-leaseback treatment. Accordingly, the Company depreciates the capitalized assets and recognizes interest expense related to the lease financing obligation using the effective interest rate method over the lease term. For the years ended December 31, 2021, 2020 and 2019, the Company recognized $0.4 million of depreciation expense and $2.3 million of interest expense related to the lease. As of December 31, 2021 and 2020, the aggregate lease financing obligation for the capitalized suites totaled $16.5 million and $16.8 million, respectively.

27 Drydock Avenue

Beginning in December 2011, the Company entered into a series of noncancelable operating leases with the same landlord for an aggregate of approximately 130,000 square feet of office and lab space. In September 2021, the Company executed an amendment expanding the leased premises by approximately 48,000 square feet and extending the lease term by six years from January 2030 to January 2036. The Company has an option to extend the lease term for five years at then-market rates. The lease contains periods of free rent, annual rent increases and aggregate tenant improvement allowances of $16.1 million. As of December 31, 2021 and 2020, the

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

unamortized balance of the tenant improvement allowance was $10.0 million and $8.1 million, respectively. The lease is secured by a letter of credit totaling $2.9 million and $1.6 million as of December 31, 2021 and 2020, respectively, recorded in other non-current assets on the Consolidated Balance Sheets.

1 Au Bon Pain Way and 3 Anchor Way

In April 2021, the Company entered into a noncancelable operating lease consisting of approximately 152,000 square feet of a new life science campus spanning two buildings that is being constructed on the property to be known as The Foundry at Drydock located at 1 Au Bon Pain Way and 3 Anchor Way, Boston, Massachusetts near the Company’s headquarters. The lease commencement date is estimated to be June 1, 2024 for a portion of the premises and September 1, 2024 for the remaining premises. The lease expires on the fifteenth anniversary of the lease commencement date and includes one option to extend the lease for ten years at then-market rates. In September 2021, the Company exercised its expansion option to include the entire rentable area of the primary building resulting in approximately 262,000 square feet of leased space in aggregate. Annual base rent for the first lease year will be approximately $21.6 million, subject to annual rent increases. The lease contains periods of free rent, tenant improvement allowances based on a rate per square foot and a $14.7 million letter of credit which is recorded in other non-current assets on the Consolidated Balance Sheets. The Company has concluded that it is the deemed owner (for accounting purposes) of the buildings during the construction period. As a result, the Company has recorded $6.1 million to construction in progress in property and equipment, net and a corresponding $6.1 million lease financing obligation in its Consolidated Balance Sheets as of December 31, 2021 related to project costs incurred to date by the owner-lessor.

The Company subleases a portion of its office and lab space to Joyn and Motif. The sublease with Joyn runs coterminous with the Foundry Services Agreement (Note 20) and the sublease with Motif expires in November 2024. The Company receives approximately $0.2 million and $0.7 million per year under subleases with Joyn and Motif, respectively, and records sublease income in other (expense) income, net on the Consolidated Statements of Operations and Comprehensive Loss. As of December 31, 2021, future minimum sublease rentals under noncancelable subleases totaled $2.1 million.

Rent expense under operating leases was $17.7 million, $7.0 million and $6.1 million for the years ended December 31, 2021, 2020 and 2019, respectively. Future minimum lease payments under noncancelable operating lease agreements, inclusive of payments for the lease financing obligations, as of December 31, 2021 are as follows (in thousands):

Years Ending December 31,	Minimum Lease Payments (1)
2022	$20,600
2023	22,505
2024	33,469
2025	47,376
2026	44,092
Thereafter	517,399

Total	$685,441

(1)	Excluded from the table above is $6.1 million of other debt associated with construction in progress related to build-to-suit operating leases.

The Company enters into certain capital leases for lab equipment used in research and development activities. Lease terms range from three to five years, may include bargain purchase options, and have fixed monthly rental

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

payments. Future minimum lease payments under capital leases as of December 31, 2021 are as follows (in thousands):

Years Ending December 31,	Minimum Lease Payments
2022	$816
2023	681
2024	438
2025	163
2026	—
Thereafter	—

Total noncancelable payments	$2,098
Less: Imputed interest expense	(127)

Present value of future minimum lease payments	$1,971

Purchase Obligations

In September 2019, the Company executed a noncancelable collaboration agreement with Berkeley Lights, Inc. (“Berkeley Lights”), under which the Company will incorporate Berkeley Lights’ Platform into its Foundry for engineering of biotherapeutics and cell-based products and the parties will jointly develop workflows for the Company’s use of the Berkeley Lights’ Platform. Under the collaboration agreement, the Company is obligated to pay Berkeley Lights at least $109.0 million, and up to $150.0 million, over a seven year term for (i) Berkeley Lights’ efforts under the workflow development plans and for (ii) purchases of certain equipment, associated consumables, and other goods and services. The purchase obligation includes variable license fees based on usage of the Berkeley Lights’ Platform and milestone payments of up to $11.5 million upon achievement of development and regulatory milestones. All such license fees and milestone payments are applied against the minimum purchase commitment. The minimum purchase commitment will increase to $150.0 million if Berkeley Lights achieves certain performance targets.

For contract years one and two, which represents an 18-month period, the minimum purchase commitments must be met each year. For contract years three through seven, the minimum purchase commitment is measured on a cumulative basis with any excess applied towards the next years’ minimum. Minimum purchase commitments for the remaining contract years of the collaboration agreement are as follows (in thousands):

Contract Years	Minimum Purchase Commitment
October 1, 2020 - March 31, 2022	15,000
April 1, 2022 - March 31, 2023	14,000
April 1, 2023 - March 31, 2024	17,500
April 1, 2024 - March 31, 2025	17,500
Thereafter	35,000

Total	$99,000

In March 2018, the Company entered into a noncancelable supply agreement with Twist Bioscience Corporation (“Twist”), a supplier of synthetic DNA. Under the supply agreement, the Company is obligated to purchase specified volumes of synthetic DNA subject to quarterly minimums over a four year term. Products purchased that contribute to the quarterly minimums can vary based on the Company’s discretion and the minimums can be adjusted up or down based on certain scenarios. During the years ended December 31, 2021, 2020 and 2019, the

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Company incurred $8.9 million, $10.4 million and $8.3 million, respectively, of research and development expenses under its supply agreement with Twist.

Indemnification Agreements

The Company enters into standard indemnification agreements and has agreements with indemnification clauses in the ordinary course of business. Under such arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, who are generally the Company’s business partners. The terms of these indemnification arrangements are generally perpetual and effective any time after contract execution. The maximum potential liability resulting from these indemnification arrangements may be unlimited. The Company has never incurred costs to defend lawsuits or settle claims as a result of such indemnifications and the Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations as of December 31, 2021.

Legal Proceedings

The Company is not currently party to any material legal proceedings. As of each reporting date, the Company evaluates whether or not a potential loss amount or range of loss amounts is reasonably estimable and probable of being incurred and whether such amounts meet the requirements to be accrued or disclosed pursuant to ASC 450, Contingencies (“ASC 450”). The Company expenses costs related to such legal proceedings as incurred.

Registration Rights

In connection with the closing of the Business Combination, the Company entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) among the Company, SRNG and certain Old Ginkgo stockholders. Pursuant to the Registration Rights Agreement, the Company will be required to register for resale securities held by the stockholders. The Company will have no obligation to facilitate more than two demands per calendar year for each of the SRNG or the Ginkgo Holders (as defined in the Registration Rights Agreement) that the Company register such stockholders’ securities. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by the Company. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.

15. Warrant Liabilities

Upon the closing of the Business Combination, the Company assumed 34,499,925 publicly-traded warrants (“Public Warrants”) and 17,325,000 private placement warrants (the “Private Placement Warrants”) held by the Sponsor. Both the Public Warrants and the Private Placement Warrants were issued in conjunction with the consummation of SRNG’s initial public offering on February 26, 2021. Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustments. The warrants will expire five years from the completion of the Business Combination, or earlier upon redemption or liquidation.

No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the shares of common stock issuable upon exercise of the Public Warrants. On November 23, 2021, the Company’s registration statement covering such shares became effective. The Company may redeem the outstanding Public Warrants:

•	in whole and not in part

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described above, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants.

The Private Placement Warrants are identical to the Public Warrants, except that (i) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (ii) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants were entitled to registration rights, which was satisfied on November 23, 2021 when the Company’s registration statement covering such shares became effective. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

As of December 31, 2021, the aggregate values of the Public Warrants and the Private Placement Warrants was $77.3 million and $58.6 million, respectively, representing warrants outstanding to purchase 34.5 million shares and 17.3 million shares, respectively, of the Company’s Class A common stock. The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Consolidated Balance Sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities on the Consolidated Statement of Operations and Comprehensive Loss. See Note 5 for additional information.

16. Convertible Promissory Notes

In June 2019, the Company entered into a Note Purchase Agreement (“NPA”) with certain existing investors. In connection with the NPA, the Company issued convertible promissory notes (“Convertible Promissory Notes”) and received $199.0 million in cash proceeds, net of issuance costs of $1.0 million. The Convertible Promissory Notes carried interest at the rate of 3% per annum and had a maturity date of June 21, 2021. Pursuant to the NPA, all of the outstanding principal and interest under the Convertible Promissory Notes were to be automatically converted into (i) preferred stock issued in connection with the Company’s next financing that resulted in at least $50.0 million of gross proceeds (“NPA Qualified Financing”) at a 5% discount, (ii) common stock issued in connection with the filing of an effective registration statement pursuant to an initial public offering, or (iii) cash equal to the greater of (x) one and a half times the outstanding principal and interest accrued immediately prior to a sale or change in control event (as defined in the NPA) in which the Company or one of its subsidiaries was a party, or (y) the amount each investor would have received if the outstanding principal and accrued interest had been converted into Series D convertible preferred stock immediately prior to such sale or change in control event. On the maturity date, the Convertible Promissory Notes were to be automatically converted into shares of Series D convertible preferred stock, at a predetermined conversion rate, which was less than the fair value of

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Series D convertible preferred stock at the date of issuance of the Convertible Promissory Notes. The Company determined that at the Convertible Promissory Notes’ commitment date, this conversion feature was beneficial to the investors and, as such, calculated and recorded a beneficial conversion feature (“BCF”). The intrinsic value of the BCF, which was calculated utilizing the fair value of the underlying Series D convertible preferred stock and effective conversion price on the commitment date, was $199.0 million and was recorded as a debt discount with an offset to additional paid-in capital. The debt discount was amortized to interest expense using the effective interest method through the maturity date of the Convertible Promissory Notes. For the year ended December 31, 2019, the Company recorded interest expense of $0.1 million related to the amortization of the debt discount in the Consolidated Statements of Operations and Comprehensive Loss.

The Company’s Series E convertible preferred stock issuance in September 2019 (Note 17) met the criteria of an NPA Qualified Financing. Accordingly, the Convertible Promissory Notes were converted into Series E convertible preferred stock. In connection with the NPA Qualified Financing and the associated conversion, the Company was required to account for the repurchase of the BCF. The total repurchase price associated with the reacquisition of the BCF in connection with the settlement of the Convertible Promissory Notes was the issuance of 1,408,934 shares of Series E convertible preferred stock valued at $211.6 million. The intrinsic value of the BCF upon the NPA Qualified Financing was measured based on the intrinsic value of the conversion option at the settlement date which was in excess of the repurchase price. Therefore, the entire $211.6 million was allocated to the reacquisition of the BCF which was recorded as a reduction to additional paid-in capital. As a result of the extinguishment of the Convertible Promissory Notes, the Company recorded a gain of $0.1 million in other (expense) income, net in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019.

17. Stockholders’ Equity

The Consolidated Statement of Stockholders’ Equity has been retroactively adjusted for all periods presented to reflect the Business Combination and reverse recapitalization as described in Note 3.

Old Ginkgo Convertible Preferred Stock

In 2019, the Company received $208.8 million in cash proceeds from the issuance of 69,812,427 shares of Series E convertible preferred stock to various investors at $3.06 per share, net of $4.8 million in issuance costs. In conjunction with the issuance of the Series E preferred stock, $201.0 million of principal and accrued interest associated with the Convertible Promissory Notes (Note 16) was converted at a 5% discount into 69,151,117 shares of Series E preferred stock. In May and July of 2020, the Company received $94.4 million in cash proceeds from the issuance of an additional 30,855,065 shares of Series E preferred stock to various investors at $3.06 per share.

Immediately prior to the closing of the Business Combination on September 16, 2021, all outstanding Series B, C, D, and E convertible preferred stock converted into shares of Old Ginkgo common stock on a one-for-one basis. Upon closing of the Business Combination, those shares converted into an aggregate 904.7 million shares of New Ginkgo’s Class A common stock pursuant to the Exchange Ratio established in the Merger Agreement. All fractional shares were rounded down.

New Ginkgo Preferred Stock

The Company is authorized to issue 200,000,000 shares of preferred stock with a par value $0.0001 per share. The Company’s board of directors are authorized, without stockholder approval, to issue such shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

series, and to fix the designations, powers, voting, and other rights, preferences and privileges of the shares. There were no issued and outstanding shares of preferred stock as of December 31, 2021.

Common Stock

The Company is authorized to issue 15,800,000,000 shares of common stock, including 10,500,000,000 shares of Class A common stock, par value $0.0001 per share, 4,500,000,000 shares of Class B common stock, par value $0.0001 per share, and 800,000,000 shares of Class C common stock, par value $0.0001 per share.

Voting

Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Holders of Class C common stock are not entitled to vote except as otherwise expressly provided in the certificate of incorporation or required by applicable law.

Dividends

Common stockholders are entitled to receive dividends, as may be declared by the board of directors. Different classes of common stock are legally entitled to equal per share distributions whether through dividends or liquidation. No dividends have been declared to date.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Generally, shares of Class B common stock will convert automatically into Class A common stock upon the holder ceasing to be an Eligible Holder (i.e., director, employee, trust or legal entity of New Ginkgo), unless otherwise determined by affirmative vote of a majority of independent directors of New Ginkgo.

Treasury Stock

During the year ended December 31, 2019, the Company repurchased 490,805 shares of common stock from its employees. The fair value of the common stock on the repurchase date was recorded as a reduction to stockholders’ equity and the excess $0.1 million paid over the fair value was recorded as additional compensation expense. Upon the repurchase, the Company returned all shares of treasury stock to authorized and unissued shares of common stock by deducting the carrying value of treasury stock from common stock and additional paid-in capital. As of December 31, 2021 and 2020, no shares of common stock remained in treasury.

Common Stock Reserved for Future Issuances

The Company had the following common stock reserved for future issuance as of the date indicated:

December 31, 2021
Stock options issued and outstanding	25,228,853
Restricted stock units outstanding	168,321,952
Shares available for grant under the 2021 Plan	200,569,979
Shares available for grant under the ESPP	20,000,000
Warrants to purchase Class A common stock	51,824,925

Total common stock reserved for future issuances (1)	465,945,709

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(1)

Excludes unvested earnout shares which are restricted shares issued to equity holders of Old Ginkgo as part of the Business Combination (Note 3) and are recorded in equity as shares outstanding upon satisfying the vesting conditions.

18. Stock-Based Compensation

2021 Incentive Award Plan

On September 16, 2021, the 2021 Incentive Award Plan (the “2021 Plan”) became effective. The 2021 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options, stock appreciation rights, restricted stock, dividend equivalents, RSUs and other stock or cash-based awards to employees, consultants and directors of New Ginkgo and its subsidiaries.

The aggregate number of shares of common stock available for issuance under the 2021 Plan, which may be issued as Class A common stock and/or Class B common stock, was initially 200,440,957 shares. As of December 31, 2021, 200,569,979 shares are available for future issuance under the 2021 Plan. The number of shares of common stock reserved for issuance under the 2021 Plan will automatically increase for ten years on January 1 of each year, starting on January 1, 2022, in an amount equal to the lesser of (a) 4.0% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by the Board. The maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options granted under the 2021 Plan is 200 million shares. Shares issued under the 2021 Plan may consist of authorized but unissued shares, shares purchased on the open market or treasury shares.

2021 Employee Stock Purchase Plan

On September 16, 2021, the 2021 Employee Stock Purchase Plan (the “ESPP”) became effective. The ESPP authorizes (i) the grant of options that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Internal Revenue Code of 1986 (the “Section 423 Component”) and (ii) the grant of options that are not intended to be tax-qualified (the “Non-Section 423 Component”). All of the Company’s employees are expected to be eligible to participate in the ESPP. However, with respect to the Section 423 Component, an employee may not be granted rights to purchase stock under the ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s common stock.

The ESPP permits the Company to deliver up to 20 million shares of common stock pursuant to awards issued under the ESPP, which may be Class A common stock and/or Class B common stock. The number of shares of common stock reserved for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2022, by an amount equal to the lesser of (a) 1% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by the Board, provided that no more than 100 million shares may be issued under the Section 423 Component. Prior to or in connection with issuing any shares of common stock under the ESPP, the ESPP administrator may convert awards covering shares of Class B common stock to Class A common stock. As of December 31, 2021, no awards have been granted under the ESPP.

2014 Stock Incentive Plan

The 2014 Stock Incentive Plan (the “2014 Plan”) provided for the Company to grant options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) and other stock-based awards. From and after the effective

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

date of the 2021 Incentive Award Plan, the Company ceased granting awards under the 2014 Plan. However, the 2014 Plan continues to govern the terms and conditions of the outstanding awards previously granted thereunder. Shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the 2014 Plan will be added back to the shares available for issuance under the 2021 Incentive Award Plan.

2008 Stock Incentive Plan

The 2008 Stock Incentive Plan (the “2008 Plan”) provided for the Company to grant options and restricted stock awards (“RSAs”). From and after the effective date of the 2014 Stock Incentive Plan, the Company ceased granting awards under the 2008 Plan. However, the 2008 Plan continues to govern the terms and conditions of the outstanding awards previously granted thereunder. Shares of common stock underlying any awards that are forfeited, cancelled, repurchased, or otherwise terminated by the Company under the 2008 Plan will be added back to the shares available for issuance under the 2021 Incentive Award Plan.

Stock Options

Options outstanding under the 2008 Plan and 2014 Plan are fully vested. Options outstanding under the 2021 Plan consists of options granted to a non-employee director and vest in three equal annual installments. All stock options expire no later than ten years after the grant date. The exercise price of each option under the 2021 Plan is equal to the closing price of the Company’s common stock on the date of grant.

A summary of stock option activity for the year ended December 31, 2021 is presented below:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
			(in years)	(in thousands)
Outstanding as of December 31, 2020	33,354,871	$0.02
Granted	1,664,251	$0.50
Exercised	(10,969,639)	$0.02
Forfeited	(1,594,820)	$0.02

Outstanding as of December 31, 2021	22,454,663	$0.05	2.32	$185,620

Exercisable as of December 31, 2021	22,385,232	$0.02	2.30	$185,620

(1)

The aggregate intrinsic value is calculated as the difference between the Company’s closing stock price on the last trading day of the year and the exercise prices, multiplied by the number of in-the-money stock options.

The aggregate intrinsic value of stock options exercised during the years ended December 31, 2021, 2020 and 2019 was $91.0 million, $5.3 million and $1.1 million, respectively. The weighted-average fair value of options granted during the year ended December 31, 2021 was $8.97 per share and was calculated using the following assumptions. No options were granted during 2020 and 2019.

Year Ended December 31, 2021
Risk-free interest rate	0.11%
Dividend yield	0%
Expected volatility	88.6%
Expected term (in years)	0.96

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Restricted Stock and Restricted Stock Units

RSAs granted under the 2014 Plan are subject to a service-based vesting condition and generally vest in equal monthly installments over four years. RSUs granted under the 2014 Plan are subject to two vesting conditions: (i) a service-based vesting condition that is generally met over four years with 25% of the shares vesting on the first anniversary of the grant date with monthly vesting thereafter, and (ii) a performance-based vesting condition that is met through a liquidity event in the form of either a change of control or an initial public offering (“the performance condition”). RSUs granted under the 2021 Plan are subject to a service-based vesting condition only that is generally met over four years with 25% of the shares vesting on the first anniversary of the grant date with monthly vesting thereafter.

Prior to the Business Combination, no stock-based compensation expense had been recognized related to RSUs granted under the 2014 Plan as the performance condition was not probable of being met and the Business Combination did not meet the definition of a liquidity event as defined in the 2014 Plan. As a result of the Business Combination, on November 17, 2021 the Board of Directors modified the vesting terms of RSUs granted under the 2014 Plan to allow 10% of the RSUs that met the service condition as of the closing of the Business Combination (the “10% RSUs”) to vest with respect to the performance condition, effective as of November 19, 2021, the date on which the Form S-8 registration statement covering such shares became effective. In addition, on November 17, 2021 the Board of Directors modified the vesting terms of the remaining RSUs granted under the 2014 Plan such that they will vest in full with respect to the performance condition on or before March 15, 2022 (the original service-based vesting condition is still applicable). As a result of these modifications, the performance condition for all RSUs granted under the 2014 Plan became probable of being met during the fourth quarter of 2021. As the performance condition was not probable of being met prior to the modification, the RSU awards were remeasured as of the modification date pursuant ASC 718 and the Company recorded a cumulative-catch up adjustment to reflect the change in the probability assessment. The modification resulted in approximately $1,492.2 million of incremental stock-based compensation expense recognized in the fourth quarter of 2021 based on the modification-date fair value. The Company cash settled the 10% RSUs for a total cash payment of $76.5 million equal to the fair value of the stock on the Form S-8 effective date.

In September 2021, the Board of Directors modified the terms of RSUs granted to non-employee directors by adding a cash settlement feature to the awards which allowed the non-employee directors to elect to settle in cash up to 50% of their RSUs that were vested with respect to the service condition on or prior to December 31, 2021 (the “50% RSUs”). The director RSUs were subject to the same performance condition as all other RSUs granted under the 2014 Plan. In the fourth quarter of 2021, all directors elected to cash settle the 50% RSUs. As a result, the 50% RSUs are classified as liability awards and the liability is measured at fair value at the reporting date. The aggregate fair value of the liability classified awards was $26.6 million as of December 31, 2021 which is included in accrued expenses and other current liabilities on the Consolidated Balance Sheets.

A summary of the RSU and RSA activity for the year ended December 31, 2021 is presented below:

	Restricted Stock Units		Restricted Stock Awards
	Number of Shares	Weighted Average Grant Date Fair Value (1)	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2020	124,932,207	$1.74	419,049	$1.99
Granted	133,307,479	$13.53	—
Vested	(85,829,389)	$13.39	(236,427)	$1.99
Forfeited	(4,088,345)	$5.23	—

Nonvested as of December 31, 2021	168,321,952	$13.58	182,622	$1.99

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(1)

The weighted average grant date fair value of awards nonvested as of December 31, 2020 and awards forfeited prior to the modification date reflect the original grant date fair value and not the modification-date fair value.

The weighted average grant date fair value of RSUs granted during the year ended December 31, 2021 was $13.53, which represents the weighted average of the modification-date fair value and any post modification grant date fair values. The weighted average grant date fair value of RSUs granted during the years ended December 31, 2020 and 2019 was $2.68 and $1.78 per share, respectively, and is no longer relevant for expense recognition due to the modification in the fourth quarter of 2021. The weighted average grant date fair value of the RSAs granted during the year ended December 31, 2019 was $1.99 per share. No RSAs were granted during 2021 and 2020.

The aggregate fair value of the RSUs that vested during the year ended December 31, 2021 was $1,149.5 million. No RSUs vested during 2020 and 2019 as the performance condition was not probable of being met. The aggregate fair value of the RSAs that vested during the years ended December 31, 2021, 2020 and 2019 was $0.5 million, $0.5 million and $0.7 million, respectively.

Earnouts

As described in Note 3, the holders of Rollover Equity Awards outstanding immediately prior to the effective time of the Business Combination received a proportional amount of the Earnout Consideration, which is divided into four equal tranches subject to vesting during the five years after the Closing Date (the “Earnout Period”). The earnout shares in respect of the Rollover Equity Awards are subject to the same terms and conditions as the underlying Rollover Equity Awards (including with respect to vesting and termination-related provisions). Additionally, the earnout shares in respect of the Rollover Equity Awards are subject to a market condition that will be met when the trading price of the Company’s common stock is greater than or equal to $12.50, $15.00, $17.50 and $20.00 for any 20 trading days within any period of 30 consecutive trading days during the Earnout Period (collectively, the “Earnout Targets”). To the extent that the Earnout Targets are not achieved during the Earnout Period, the portion of the Earnout Consideration that remains subject to vesting and forfeiture at the end of the Earnout Period will be forfeited to New Ginkgo for no consideration and cancelled.

As described above, the earnout shares related to Old Ginkgo RSUs (“Earnout RSUs”) are subject to the same performance condition as the underlying RSUs. As a result of the November 2021 modification to the RSUs described above, the performance condition became probable of being met in the fourth quarter of 2021. The modification resulted in approximately $173.5 million of incremental stock-based compensation expense recognized in the fourth quarter of 2021 related to the Earnout RSUs based on the modification-date fair value. The first earnout target of $12.50 per share was met on November 15, 2021 and the earnout shares related to the first tranche of the Earnout Consideration for which the service condition had also been met became vested and were settled, less shares withheld to cover tax withholding obligations.

The grant date fair value of Earnout RSUs was estimated on the Closing Date and remeasured on the modification date using a Monte Carlo simulation model with the following assumptions:

Year Ended December 31, 2021
Risk-free interest rate	0.84% - 1.21%
Expected volatility	53.1% - 81%
Expected term (in years)	4.83 - 5
Dividend yield	—

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A summary of activity during the year ended December 31, 2021 for the Earnout RSUs and the earnout shares underlying Old Ginkgo RSAs (“Earnout RSAs”) is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2020	—
Granted	30,539,475	$12.91
Vested	(2,580,570)	$13.33
Forfeited	(95,780)	$12.92

Nonvested as of December 31, 2021	27,863,125	$12.87

The aggregate fair value of the Earnout RSUs and Earnout RSAs that vested during the year ended December 31, 2021 was $34.4 million.

Stock-Based Compensation

Stock-based compensation expense was allocated as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
Research and development	$926,730	$79	$64
General and administrative	755,835	397	707

Total	$1,682,565	$476	$771

As of December 31, 2021, there was $0.5 million of unrecognized compensation expense related to stock options to be recognized over a weighted-average period of 2.4 years, $2,160.8 million of unrecognized compensation expense related to RSUs and Earnout RSUs to be recognized over a weighted-average period of 1.6 years and $0.4 million of unrecognized compensation expense related to RSAs and Earnout RSAs to be recognized over a weighted-average period of 1.0 year.

19. Revenue Recognition

Disaggregation of Revenue

The following table sets forth the percentage of total Foundry revenue by industry:

	Year Ended December 31,
	2021	2020	2019
Consumer and technology	36%	12%	19%
Food and nutrition	25%	35%	39%
Industrial and environment	16%	29%	13%
Agriculture	8%	13%	18%
Pharma and Biotech	8%	2%	2%
Government and Defense	7%	9%	9%

Total Foundry revenue	100%	100%	100%

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s revenue is derived from customers located primarily in the United States. For the years ended December 31, 2021, 2020, and 2019, the Company’s revenue from customers within the United States comprised 86%, 88% and 81%, respectively, of total revenue.

Contract Balances

The Company recognizes a contract asset when the Company transfers goods or services to a customer before the customer pays consideration or before payment is due, excluding any amounts presented as accounts receivable. The Company did not have any contract assets as of December 31, 2021 and 2020.

Contract liabilities, or deferred revenue, primarily consist of payments received in advance of performance under the contract or when the Company has an unconditional right to consideration under the terms of the contract before it transfers goods or services to the customer. The Company’s collaborative arrangements with its equity investees and related parties typically include upfront payments consisting of cash or non-cash consideration for future research and development services and non-cash consideration in the form of equity securities for licenses that will be transferred in the future. The Company records the upfront cash payments and fair value of the equity securities as deferred revenue.

The Company also invoices customers based on contractual billing schedules, which results in the recording of deferred revenue to the extent payment is received prior to the Company’s performance of the related services. Contract liabilities are recognized as revenue as (or when) the Company performs under the contract.

Of the Company’s $128.5 million in deferred revenue at December 31, 2020, $28.8 million was recognized as revenue during 2021. Of the Company’s $147.9 million in deferred revenue at December 31, 2019, $25.5 million was recognized as revenue during 2020.

Performance Obligations

The aggregate amount of the transaction price that was allocated to performance obligations that have not yet been satisfied or are partially satisfied as of December 31, 2021 and 2020 was $21.1 million and $20.7 million, respectively. The Company has elected the practical expedient not to provide the remaining performance obligation disclosures related to contracts for which the Company recognizes revenue on a cost-plus basis in the amount to which it has the right to invoice and for contracts with a term of one year or less. As of December 31, 2021, of the performance obligations not yet satisfied or partially satisfied, approximately 90% is expected to be recognized as revenue during the years 2022 to 2026. The remainder cannot be reasonably estimated due to uncertainty about the timing of future events, including development milestones. When a milestone subject to the variable consideration constraint is achieved, the Company updates its estimate of the transaction price to include the milestone payment and records a cumulative catch-up in revenue. During the year ended December 31, 2021, the Company recorded a $6.4 million cumulative catch-up in revenue primarily due to recognition of previously constrained variable consideration related to milestones. The cumulative catch-up adjustment in years 2020 and 2019 was not material.

20. Significant Collaboration Transactions

Arcaea LLC (FKA Kalo Ingredients, LLC)

Summary of Arrangement

Arcaea was formed in March 2021 to focus on the application of synthetic biology in the personal care products industry. In March 2021, the Company entered into (i) an Intellectual Property Contribution Agreement (“Arcaea

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

IP Agreement”) that granted Arcaea a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Arcaea TDA”) that establishes the terms under which the Company will provide technical research and development services, and (iii) a Common Unit Issuance Agreement (“Arcaea CUIA”) which compensates the Company for its intellectual property contribution. Contemporaneous with these transactions, Arcaea entered into a Series A Preferred Unit Purchase Agreement under which it sold 1,755,000 Series A preferred units to certain of the Company’s investors, for aggregate proceeds of approximately $19.5 million. The Series A Preferred Unit Purchase Agreement provided for the sale and issuance of up to an additional 7,245,000 Series A preferred units subsequent to the initial closing. In subsequent closings during 2021, Arcaea issued an additional 5,139,900 Series A preferred units to existing and third-party investors for aggregate proceeds of approximately $57.1 million and closed its Series A preferred unit financing. As a result, the Company received an additional 5,229,900 common units in Arcaea for total consideration of $35.5 million.

Under the Arcaea IP Agreement, the Company licensed certain intellectual property to Arcaea for use in the development or the production of Arcaea’s products that the parties will subsequently agree to research and develop under technical development plans (“TDPs”). The license rights provide Arcaea with the ability to commercialize the specified products from the corresponding TDP under the Arcaea TDA. In return for the license to the intellectual property, Arcaea has agreed to issue the Company up to 9,000,000 common units in accordance with certain terms and conditions set forth within the agreements. The Company received 1,755,000 common units upon execution of the Arcaea CUIA and an additional 5,229,900 common units upon closing of the Series A preferred unit financing in July 2021 (as discussed above). No additional common units are expected to be issued to the Company.

Under the Arcaea TDA, the parties jointly agree on TDPs, through equal representation on a joint steering committee, under which the Company will perform agreed-upon research and development services in return for consideration on a cost-plus basis for all services provided.

Accounting Analysis

The common unit investment in Arcaea is considered an equity method investment as a result of the Company’s ability to exercise significant influence over Arcaea’s financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Arcaea is the fair value of the common units of $11.9 million received in exchange for the Arcaea IP Agreement which, as discussed below, was accounted for as deferred revenue at inception. The fair value of Arcaea’s common units was determined at inception of the agreements using the option pricing method. The option pricing method used a back-solve methodology to infer the total equity value based on the pricing of the Series A preferred unit financing, which was contemporaneous with the Arcaea IP Agreement. Further, the Company determined the rights to up to an additional 7,245,000 common units did not meet the definition of a freestanding financial instrument and are not representative of a derivative. The right to the additional common units is considered variable consideration that is fully constrained at inception and until the contingencies related to the issuance of the additional shares are resolved.

The Series A preferred units issued by Arcaea receive a liquidation preference prior to common units. As such, the Company concluded that this represents a substantive profit-sharing arrangement, and the Company is recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a $11.9 million loss on its equity method investment in Arcaea in 2021. The loss allocated to the Company primarily relates to Arcaea’s accounting for the non-cash consideration related to the Arcaea IP Agreement as in-process research and development, which resulted in the full value of the Company’s intellectual property contribution being expensed in 2021. As of December 31, 2021, the carrying value of the equity method investment in Arcaea has been reduced to zero. There is no commitment for the Company to

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

provide further financial support to Arcaea, and therefore the carrying value of the equity method investment will not be reduced below zero.

The relationship with Arcaea is a vendor-customer relationship and is within the scope of ASC 606, as the provision of services and corresponding license rights are considered a part of the Company’s ordinary activities. The common units issued to the Company represent non-cash consideration. While the Arcaea TDA has been executed by the parties and provides the payments terms for future services, the Arcaea TDA does not provide for any transfer of goods or services between the parties. However, the Company will provide licenses and services upon execution of the contemplated TDPs. Accordingly, the Company concluded that the Arcaea TDA, in combination with the Arcaea CUIA, met the definition of a contract under ASC 606. Each TDP executed under the Arcaea TDA will be accounted for in accordance with ASC 606.

The Company’s performance obligations under the contract consist of ten material rights to future technical research and development services and commercial licenses under individual TDPs that the Company expects to execute under the Arcaea TDA. The material rights represent an advance payment for the license rights, which will be granted upon the execution of future TDPs. As there is no additional payment for these license rights when future TDPs are executed, the Company has determined that there is a material right associated with each of the contemplated additional TDPs under the Arcaea TDA. The Company has allocated approximately $1.2 million of the upfront non-cash consideration to each of the ten material rights based on the estimated standalone selling price of the performance obligations. During the year ended December 31, 2021, the additional non-cash consideration received of $35.5 million, which is representative of previously constrained variable consideration, was allocated to each of the ten performance obligations under the arrangement with Arcaea of $3.6 million each consistent with the initial relative selling price allocation. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP conveying a commercial license.

Upon the execution of a TDP underlying a material right, the Company is obligated to provide technical research and development services under the TDP and a license to applicable patents and other intellectual property designed and developed under the TDP. The technical research and development services and license provided under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise, and platform, there would not be a licensable strain or other commercializable product to transfer to Arcaea. Further, Arcaea has rights to development intellectual property created as part of each TDP, irrespective of the result of the development. Therefore, each executed TDP underlying a material right consists of one combined performance obligation for the technical research and development services and license to be provided by the Company.

For each TDP underlying a material right, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and non-cash consideration allocated to the material rights. As the services performed by the Company under a TDP create or enhance an asset that Arcaea controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment.

As of December 31, 2021, the Company had a deferred revenue balance of $47.4 million with Arcaea. During the year ended December 31, 2021, the Company recognized revenue of $3.7 million from services provided to Arcaea.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Allonnia, LLC

Summary of Arrangement

In December 2019, the Company entered into (i) an Intellectual Property Contribution Agreement (“Allonnia IP Agreement”) that granted Allonnia a license to certain of the Company’s intellectual property, (ii) a Technical Development Agreement (“Allonnia TDA”) that establishes the terms under which the Company is providing technical development services, and (iii) a Common Unit Issuance Agreement (“CUIA”) which provides for the issuance of common units of Allonnia to the Company in exchange for the license rights granted under the Allonnia IP Agreement. Contemporaneous with these agreements, Allonnia entered into a Series A Preferred Unit Purchase Agreement under which Allonnia sold 2,970,000 Series A Preferred Units to certain of the Company’s investors, as well as a third-party investor, for aggregate proceeds of approximately $33.0 million. Allonnia also agreed to issue an additional 630,000 Series A Preferred Units to a strategic partner as compensation for the delivery of future services to Allonnia. The Series A Preferred Unit Purchase Agreement also provided for the sale and issuance of up to an additional 5,400,000 Series A Preferred Units subsequent to the initial closing. In 2020, Allonnia issued an additional 1,844,911 Series A Preferred Units, 1,664,911 of which were sold for aggregate proceeds of $18.5 million and 180,000 of which were issued in exchange for the rights to certain intellectual property which will vest based on the achievement of milestones associated with the development of the intellectual property received. In 2021, Allonnia issued an additional 22,500 Series A Preferred Units for aggregate proceeds of $0.2 million and closed their Series A Preferred Unit financing.

Under the Allonnia IP Agreement, the Company licensed intellectual property to Allonnia for use in the development or the production of its products that the parties will subsequently agree to develop under TDPs. The license rights provide Allonnia with the ability to commercialize the specified products from the corresponding strain or enzyme, which can only be developed by the Company under the Allonnia TDA. The Company received 3,600,000 common units as consideration for the license upon execution of the Allonnia IP Agreement and an additional 1,867,411 common units during the year ended December 31, 2021 in connection with the closing of the Series A preferred unit financing.

Under the Allonnia TDA, the parties jointly agree, through equal representation on a joint steering committee, on TDPs for specific strains and enzymes, in which the Company will perform agreed upon development services in return for consideration on a cost-plus basis for all services provided.

Accounting Analysis

The common unit investment in Allonnia is considered an equity method investment as a result of the Company’s ability to exercise significant influence over Allonnia’s financial and operating policies through its ownership of common units. The initial carrying value of the equity method investment in Allonnia is the fair value of the common units of $24.5 million received in exchange for the Allonnia IP Agreement which, as discussed below, was accounted for as deferred revenue at inception. The fair value of Allonnia’s common units was determined at inception of the agreements using the option pricing method. The option pricing method used a back-solve methodology to infer the total equity value based on the pricing of the Series A Preferred Unit financing, which was contemporaneous with the Allonnia IP Agreement. Further, the Company determined the rights to up to an additional 5,400,000 common units did not meet the definition of a freestanding financial instrument and are not representative of a derivative. The right to the additional common units is considered variable consideration that is fully constrained at inception and until the contingencies related to the issuance of the additional shares are resolved. This contingency was resolved in 2021 when the Company received an additional 1,867,411 common units in connection with the closing of the Series A preferred unit financing.

The Series A Preferred Units issued by Allonnia receive a liquidation preference prior to common units. As such, the Company concluded that this represents a substantive profit-sharing arrangement and the Company is

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a loss on equity method investment of $24.5 million in 2019 and $12.7 million in 2021 as a result of the application of the HLBV method. The loss allocated to the Company primarily relates to Allonnia’s accounting for the non-cash consideration related to the Allonnia IP Agreement as in-process research and development, which resulted in the full value of the Company’s intellectual property contribution being expensed in the year that the shares were issued. As of December 31, 2021, the carrying value of the equity method investment in Allonnia has been reduced to zero. There is no commitment for the Company to provide further financial support to Allonnia and therefore the carrying value of the equity method investment will not be reduced below zero.

The relationship with Allonnia is a vendor-customer relationship and is within the scope of ASC 606 as the provision of services and corresponding license rights are considered a part of the Company’s ordinary activities and the common units represent non-cash consideration. While the Allonnia TDA has been executed by the parties and provides the payments terms for future services, the Allonnia TDA does not provide for any transfer of goods or services between the parties. However, the Company will provide licenses and services upon execution of the contemplated TDPs. Accordingly, the Company concluded that the Allonnia TDA met the definition of a contract under ASC 606 and each TDP executed under the Allonnia TDA will be accounted for in accordance with ASC 606.

The Company’s performance obligations under the contract consist of a ten material rights related to the estimated number of TDPs the parties expect to execute under the Allonnia TDA. The material rights represent an advance payment for the license rights which will be granted upon the execution of each TDP. As there is no additional payment for these license rights upon execution of a TDP, the Company has determined that there is a material right associated with each of the contemplated future TDPs. The Company has allocated $2.5 million of the upfront non-cash consideration to each of the ten performance obligations under the contract based on the estimated standalone selling price of the performance obligations. Unexercised material rights are recorded as non-current deferred revenue until such time as the parties execute a TDP.

Upon the execution of each TDP, the Company is obligated to provide development services under the TDP and a license to applicable patents and other intellectual property to the ingredient developed under the plan. The license and research and development services under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise, and platform, there would not be a licensable strain or other commercializable product to transfer to Allonnia. Further, Allonnia has rights to all development intellectual property created as part of each TDP, irrespective of the result of the development. Therefore, each executed TDP consists of one combined performance obligation for the license and research and development services to be performed by the Company.

For each TDP, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and the $2.5 million allocation of the fixed non-cash consideration. As the services performed by the Company create or enhance an asset that Allonnia controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment. In 2021, the additional non-cash consideration of $12.7 million, which represents previously constrained variable consideration, was allocated to all of the performance obligations consistent with the initial relative selling price allocation and a cumulative catch up was recognized for the TDPs in process.

As of December 31, 2021 and 2020, the Company had a deferred revenue balance of $38.0 million and $26.1 million, respectively, with Allonnia. During the years ended December 31, 2021, 2020 and 2019, the

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Company recognized revenue of $5.1 million, $5.0 million and $0 million, respectively, from services provided to Allonnia.

Motif FoodWorks, Inc.

Summary of Arrangement

In September 2018, the Company entered into (i) an Intellectual Property Contribution Agreement (“Motif IP Agreement”) with Motif that granted Motif a license to certain of the Company’s intellectual property and (ii) a Technical Development Agreement (“Motif TDA”) that establishes the terms under which the Company is providing technical development services.

Under the Motif IP Agreement, the Company licensed intellectual property to Motif for use in strain development to produce ingredients that the parties will subsequently agree to develop under TDPs. The license rights provide Motif with the ability to commercialize the specified ingredients from the corresponding strain, which can only be developed by the Company under the Motif TDA. In return for the license to the intellectual property, Motif granted the Company 9,000,900 shares of common stock. Concurrent with the Motif IP Agreement, Motif also sold 8,100,720 shares of Series A preferred stock to certain of the Company’s investors, as well as third-party investors, for aggregate proceeds of approximately $90.0 million.

The Motif TDA governs the procurement of the Company’s expertise and technical development services to collaborate in the research, development, and commercialization of specified ingredients. Under the Motif TDA, the parties jointly agree on TDPs for specific ingredients, in which the Company will perform agreed upon development services in return for consideration on a cost-plus fixed margin basis for all services provided. At inception, the Company estimated that it would execute ten TDPs with Motif.

Accounting Analysis

The investment in Motif common stock is considered an equity method investment as a result of the Company’s ability to exercise significant influence over the financial and operating policies through its common stock ownership. The initial carrying value of the equity method investment in Motif is the fair value of the common stock received in exchange for the Motif IP Agreement of $65.1 million which, as discussed below, is being accounted for as non-cash consideration under ASC 606. As Motif’s Series A preferred stockholders receive a liquidation preference prior to common stock, the Company concluded that this represents a substantive profit-sharing arrangement. Accordingly, the Company is recognizing earnings and losses on the equity method investment using the HLBV method. The Company recorded a loss on equity method investment of $65.1 million from inception through December 31, 2018 which reduced the carrying value to zero. The loss allocated to the Company primarily relates to Motif’s accounting for the non-cash consideration related to the Motif IP Agreement as in-process research and development, which resulted in the full value of Company’s intellectual property contribution being expensed in the period ended December 31, 2018, at which time the carrying value of the equity method investment in Motif had been reduced to zero. There is no commitment for the Company to provide further financial support to Motif and therefore the carrying value of the equity method investment will not be reduced below zero. As a result, no loss was recognized during the years ended December 31, 2021, 2020 and 2019 on the equity method investment.

The overall arrangement with Motif is a vendor-customer relationship and is within the scope of ASC 606 as the provision of development services and corresponding license rights are considered a part of the Company’s ordinary activities. The licenses contemplated under the Motif IP Agreement are contingent upon a TDP being agreed to by the parties under the Motif TDA and only relate to strains that are developed under a TDP. While the TDPs require approval by the parties, the parties initially estimated that ten TDPs would be negotiated under the arrangement.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s performance obligations under the Motif IP Agreement consist of ten material rights, related to the initial set of ingredients that the parties desired to develop in the first two years. The material rights represent an advance payment for the license rights which will be granted upon the execution of each TDP. As there is no additional payment for these license rights upon execution of a TDP, the Company has determined that there is a material right associated with each of the contemplated TDPs. The common stock received under the Motif IP Agreement is considered non-cash consideration and has been recognized at fair value. The Company determined the fair value of the common stock was $65.1 million at inception of the agreement with the assistance of a third-party valuation specialist, which was initially recorded as non-current deferred revenue. The option pricing model used a back-solve methodology to determine the total equity value based on the pricing of the Series A financing, which was contemporaneous with the Motif IP Agreement. The Company has allocated $6.5 million to each of the ten material rights. The Company allocated the transaction price based on the estimated standalone selling price of the material rights which is, in turn, based on the intrinsic value of the right and the probability of exercise.

Upon the execution of each TDP, the Company is obligated to provide development services under the TDP and a license to applicable patents and other intellectual property to the ingredient developed under the plan. The license and research and development services under a TDP are highly interdependent and interrelated with one another. Without the Company’s knowledge, expertise and platform, there would not be a licensable strain or other commercializable product to transfer to Motif. Further, Motif has rights to all development intellectual property created as part of each TDP, irrespective of the result of the development. Therefore, each executed TDP consists of one combined performance obligation for the license and research and development services to be performed by the Company.

For each TDP, the transaction price consists of variable consideration for the most likely amount of estimated consideration to be received under the cost-plus arrangement and the $6.5 million which was allocated to the associated material right under the Motif IP Agreement. As the services performed by the Company create or enhance an asset (i.e., the specified ingredient) that Motif controls as the asset is created or enhanced, the Company satisfies the performance obligation and recognizes revenue over time. The Company uses an input method that compares total costs incurred relative to total estimated cost to complete to estimate progress under the contract. Any revisions to the estimated total budgeted costs to complete, and the resulting impact to revenue recognition, are reflected in the period of the change through a cumulative catch-up adjustment.

As of December 31, 2021 and 2020, the Company had a deferred revenue balance of $52.2 million and $54.0 million, respectively, with Motif. During the years ended December 31, 2021, 2020 and 2019, the Company recognized revenue of $20.2 million, $20.8 million and $19.0 million, respectively, from services provided to Motif.

Genomatica, Inc.

2016 Genomatica Agreement

In 2016, the Company purchased Series A preferred stock of Genomatica, Inc. (“Genomatica”), a biotechnology company specializing in the development and manufacturing of intermediate and specialty chemicals from both sugar and alternative feedstocks. The Company also entered into a Collaboration Agreement with Genomatica (“Genomatica Collaboration”) in connection with the financing. The Genomatica Collaboration was entered into to share expertise on biotechnology solutions. Specifically, Genomatica provided the Company with scale-up and process optimization functions, and the Company has provided Genomatica with certain technology development functions generally centered on high throughput strain engineering capabilities. The Genomatica Collaboration’s focus was on obtaining new customers for either party that could benefit from the combined expertise of both

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

parties, and the agreement provides for profit-sharing allocations between Genomatica and the Company depending on the category of the potential product. Each party is responsible for their own costs incurred under an agreed upon TDP.

2018 Genomatica Agreement

In September 2018, the Company entered into a stock purchase agreement with Genomatica under which it received $40.0 million of Series B preferred stock from Genomatica. In lieu of cash consideration, the Company entered into a Foundry Terms of Service Agreement (“Genomatica FSA”) with Genomatica in which the Company would provide up to $40.0 million in services at no charge to Genomatica (“Initial Prepayment”). The Genomatica FSA terminated the Genomatica Collaboration and changed the pricing terms for work performed under TDPs to a cost-plus fixed margin agreement. Genomatica can apply a portion of the $40.0 million in prepaid services to outstanding invoices under the Genomatica FSA, subject to certain limitations that require cash payment for services over certain monthly thresholds. Further, while the Genomatica FSA replaced the Genomatica Collaboration, any fees that would have been paid to or by the Company under contracts previously governed by the Genomatica Collaboration continued to be shared between the parties. These amounts are either (i) added to, if payable to the Company, or (ii) reduced from, if payable to Genomatica, the balance of the prepaid services over the term of the arrangement, with certain restrictions. As of December 31, 2021 and 2020, the Company has received $8.3 million and $6.9 million, respectively, under the Genomatica FSA. All contracts previously governed by the Genomatica Collaboration have ended as of December 31, 2021, therefore, no additional payments are expected.

Accounting Analysis

The Company concluded the preferred stock investment was not in-substance common stock and therefore did not qualify for accounting as an equity method investment. Rather, the Company concluded the preferred stock investment should be accounted for as an equity security as it represents an ownership interest in Genomatica that is not mandatorily redeemable nor does the Company have the unilateral right to redeem the preferred stock. Genomatica’s preferred stock is not exchange-traded and does not have a readily determinable fair value. Therefore, the Company accounts for the Genomatica preferred stock under the measurement alternative for equity investments that do not have a readily determinable fair value, which in this case is at historical cost. As of December 31, 2021 and 2020, the cost of the investment in Genomatica’s preferred stock was $55.0 million and is included in investments on the Consolidated Balance Sheets. As of December 31, 2021 and 2020, no adjustments have been recognized related to the preferred stock investment as a result of the application of the measurement alternative.

Under the Genomatica Collaboration, the Company was entitled to receive a portion of fees earned from third party customers of Genomatica that were within the scope of the agreement. The Company accounted for the collaboration under ASC 808, however the Company applied ASC 606 by analogy for measurement and recognition purposes. Under the Genomatica Collaboration, the Company’s promises consisted of (i) licenses to the Company’s intellectual property, related to the specified development work, and (ii) research and development services. The Company determined that there was a single, combined performance obligation consisting of research services and licenses to certain intellectual property. The Company recognized the revenue for the combined performance obligation using an over-time input method, as the Company’s performance under the contract created or enhanced the target product or strain as such product or strain was developed. The Company measured progress based on the cost incurred relative to total forecasted cost.

The Genomatica FSA represents a modification to the Genomatica Collaboration that resulted in a change in transaction price from milestones to a cost-plus fixed margin structure. The Genomatica FSA did not result in the

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

addition of any distinct promised goods or services, and the Company’s remaining obligation post-modification was to finish the partially satisfied development work that had commenced under the Genomatica Collaboration. This performance obligation was satisfied during the year ended December 31, 2019 and the parties have entered into subsquent TDPs under the Genomatica FSA.

As of December 31, 2021 and 2020, the Company had a deferred revenue balance of $17.1 million and $30.1 million, respectively, with Genomatica. During the years ended December 31, 2021, 2020 and 2019, the Company recognized revenue of $12.9 million, $9.4 million and $6.2 million, respectively, from services provided to Genomatica.

Joyn Bio, LLC

Summary of Arrangement

In September 2017, the Company and certain other investors formed Cooksonia for the purposes of holding the Company’s investment in Joyn. Concurrently, Cooksonia entered into a commitment agreement with Bayer CropScience LP (“Bayer”) to form Joyn. Joyn is focused on research, development, discovery, and commercialization of engineered microbes for use in agriculture. The initial program uses advanced techniques in biology to study and engineer naturally occurring soil microbes and their nitrogen-fixing genes to enable crops to produce their own fixed nitrogen and reduce the nitrogen fertilizer required.

The Company contributed $5.0 million in cash and certain intellectual property to Cooksonia in exchange for a 70% equity interest in Cooksonia (“Class A Units”). Cooksonia received $20.0 million in cash from another investor, who is a related party of the Company, for a 20% equity interest in Cooksonia (“Class B Units”). Cooksonia also received certain intellectual property from Genomatica and issued Genomatica a 10% equity interest in Cooksonia (“Cooksonia Class C Units”) and paid Genomatica $5.0 million in cash. Subsequently, Cooksonia contributed $20.0 million and all intellectual property received from the Company and Genomatica in exchange for a 50% equity interest in Joyn. Bayer contributed $20.0 million in cash funding plus specified intellectual property. In addition, Bayer committed to contribute up to an additional $60.0 million to be paid subject to certain funding procedures. In return, Bayer obtained a 50% equity interest in Joyn. The agreements may be terminated by mutual agreement, following a change in control, and for breach.

Joyn is governed by a Board of Managers (“Joyn Board”) comprised of equal representation of the Company and Bayer. The Joyn Board has all the rights, powers, obligations, and authority to manage the business and affairs of Joyn.

The Company also entered into a Foundry Services Agreement (“Joyn FSA”) with Joyn under which the Company will provide Joyn with technical services and preferred access to the Company’s facilities. Joyn paid the Company a non-refundable $20.0 million prepayment for services to be provided under the Joyn FSA (“Joyn Prepaid Services”). The Joyn Prepaid Services can be utilized for technical services performed by the Company, its subcontractors, and third parties involved in the performance of the overall technical services. Amounts due to the Company are applied to the balance of Joyn Prepaid Services as earned. During the year ended December 31, 2019, Joyn made an additional $15.0 million prepayment for services (“Joyn Additional Prepaid Services”). Under certain Joyn termination scenarios, any amount of unused Joyn Additional Prepaid Services shall be repaid by the Company to Joyn.

Accounting Analysis

From inception, the Company’s investment in Cooksonia has represented a controlling financial interest, resulting in consolidation of Cooksonia within the Company’s consolidated financial statements (see Note 11).

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The initial cash and in-kind contributions the Company made to Cooksonia have been recorded at carrying value as the transaction was with entities under common control. All assets of Cooksonia after the initial investments, net of the amounts paid to Genomatica, were contributed to Joyn for a 50% equity interest in Joyn. The initial carrying value of the Company’s equity interest in Cooksonia was $13.1 million, comprised of the initial $5.0 million cash investment and an $8.1 million adjustment for Cooksonia’s claim on net assets in accordance with ASC 810, Consolidation (“ASC 810”) recognized to reflect a certain investor’s liquidation preference in a termination event that represents a substantive profit-sharing agreement. The initial carrying value of the non-controlling interest was comprised of cash and intellectual property contributions from the other investors of $29.7 million, less the $8.1 million adjustment for the non-controlling interest holders’ claim on the net assets of Cooksonia.

Cooksonia accounts for its 50% equity interest in Joyn as an equity method investment based on the size of its equity interest and its influence on the board of directors. The equity method investment in Joyn was recorded at an initial carrying value of $97.9 million, which is the fair value of Cooksonia’s interest in Joyn. The fair value was determined by management with the assistance of a third-party valuation specialist. The option pricing model used a back-solve methodology to determine the total equity value based on the pricing of the Class B Units which were exchanged for cash. The license of intellectual property to Joyn has been accounted for under ASC 606 as described below. Upon liquidation, the net assets of Joyn are not distributed in accordance with each party’s respective ownership interest. Depending on the circumstances or type of liquidation event, Bayer or Cooksonia may receive certain preference payments or priority in the assets that are distributed. These preferences represent a substantive profit-sharing arrangement and, accordingly, Cooksonia recognizes earnings and losses on its equity method investment using the HLBV method. Refer to Note 11 for additional details on Cooksonia’s investment in Joyn.

The Company accounts separately under ASC 606 for Cooksonia’s contribution of its intellectual property and the services performed by the Company under technical project plans governed by the Joyn FSA. The Company accounts for the intellectual property sale and the technical services separately as the two agreements were not negotiated with a single commercial objective, the consideration under each agreement is not interdependent, and the intellectual property contribution from Cooksonia is separate and distinct from the research and development services performed under the Joyn FSA.

The Company considers the granting of licenses to the Company’s intellectual property as part of its ordinary business activities and, therefore, Cooksonia’s contribution of intellectual property to Joyn represents a contract with a customer. The intellectual property contains multiple licenses for which control transfers at inception and all revenue associated with the licenses was recognized during the year ended December 31, 2017.

The Joyn FSA functions as a master services agreement that provides the framework for the ongoing research and development services relationship between the Company and Joyn. The Joyn FSA does not create a contract under ASC 606 as it does not identify goods or services to be performed nor does it define consideration under the contract. Upon the execution of a technical project plan under the Joyn FSA, the arrangement qualifies as a contract under ASC 606.

The Company accounts for each technical project separately. Each technical project plan provides for distinct services in the context of the contract, has been separately negotiated with Joyn, focuses on different specified strains with separate scopes of work, and has its own budget. The sole performance obligation under each individual technical project plan consists of the research and development services as the requisite licenses were transferred prior to the execution of the technical project plans. The transaction price for each technical project plan is determined at plan inception based on the consideration that the Company negotiated in exchange for the services to be provided. The Company’s performance under each technical project plan creates or enhances

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

assets under Joyn’s control. Joyn receives the benefits of the output of the research and development services which allow Joyn to make strategic business decisions on the direction of each product candidate. Therefore, the Company satisfies the respective performance obligations and recognizes revenue over time.

As of December 31, 2021 and 2020, the Company had a deferred revenue balance of $4.6 million and $9.9 million, respectively, with Joyn, representing the remaining balance of the prepaid services. The entire deferred revenue balance remains refundable under certain termination scenarios. During the years ended December 31, 2021, 2020 and 2019, the Company recognized revenue of $5.3 million, $7.3 million and $9.3 million, respectively, from services provided to Joyn for which the balance was applied against deferred revenue.

Amyris, Inc.

During 2017, the Company terminated its collaborative relationship with Amyris, Inc. (“Amyris”) as provided in the Amyris Collaboration Agreement and executed a settlement arrangement (“Partnership Agreement”) under which the Company is entitled to receive (i) value share payments owed to the Company under the Amyris Collaboration Agreement, (ii) payments of $0.8 million each quarter commencing on December 31, 2018 through the quarter ended September 30, 2022, and (iii) payments due under an interest bearing $12.0 million promissory note.

The parties amended the agreements during the year ended December 31, 2020 to defer certain payments and provide Amyris waivers for noncompliance with certain covenants. As of December 31, 2020, the Company was owed (i) the $12.0 million principal balance on the promissory note which matures on October 19, 2022 and (ii) payments under the Partnership Agreement, as amended, which includes quarterly payments of $0.2 million to $0.3 million through September 2022 and an end of term payment of $9.8 million on October 19, 2022.

The Company concluded that all amounts due are a settlement for accounting purposes as the payments are being made without any obligation from the Company to Amyris. The balance due on the promissory note and right to payments due under the Partnership Agreement are not recognized in the Company’s financial statements until the gain is realized. The Company recognizes any payments made under the Partnership Agreement and promissory note, including interest, when the cash is received as a component of other (expense) income. On November 15, 2021, the Company received a $22.8 million payment from Amyris in full settlement of all amounts due under the Partnership Agreement including (i) the $12.0 million principal balance on the promissory note and all interest due, (ii) all quarterly payments due under the Partnership Agreement through September 2022 and (iii) an end of term payment of $9.8 million. Payments received from Amyris are recorded as gain on settlement of partnership agreement in the Consolidated Statements of Operations and Comprehensive Loss.

Synlogic, Inc.

Summary of Arrangement

In June 2019, the Company entered into several agreements with Synlogic, a publicly traded clinical-stage biopharmaceutical company focused on advancing drug discovery and development for synthetic biology-derived medicines. The Company entered into a Subscription Agreement with Synlogic whereby it purchased 6,340,771 shares of common stock at $9.00 per share for a total purchase price of $57.1 million, which represented a 19.9% equity interest in Synlogic. The Company also entered into a Warrant Agreement whereby it received the right to purchase 2,548,117 shares of common stock of Synlogic at an exercise price of $9.00 per share. The Company made a non-refundable prepayment related to the exercise price of the warrant equal to $8.99 per share for a total payment of $22.9 million. The warrant is only exercisable to the extent the Company’s interest in Synlogic does

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

not exceed 19.99%. The Company also entered into a Foundry Services Agreement (“Synlogic FSA”) whereby Synlogic provided $30.0 million in cash as a non-refundable prepayment for Foundry services. The prepaid Foundry services can be utilized for development of collaboration strains. Services performed under the services agreement will be applied to the prepaid amount based on the contractual rates included in the contract, based on costs incurred plus a fixed margin. Work will be performed under the Synlogic FSA pursuant to TDPs. Each TDP will pursue the development of a specific collaboration strain and/or production protocol. The Synlogic FSA will terminate upon the earlier of the exhaustion of the prepayment amount in full or the fifth anniversary of the effective date of the agreement and may be extended in certain circumstances.

Accounting Analysis

The overall arrangement with Synlogic includes the Subscription Agreement whereby the Company purchased shares of Synlogic common stock, the Warrant Agreement whereby the Company prepaid a significant portion of the exercise price of the warrant to purchase Synlogic common stock, which is non-refundable, and the Synlogic FSA whereby the Company will perform services for Synlogic. The Company concluded that these agreements should be considered one arrangement for accounting purposes as they were entered into at the same time and negotiated as a package with a single commercial objective.

At inception, the common stock investment in Synlogic was considered an equity method investment as the Company did not have a controlling financial interest in Synlogic but did have the ability to influence the financial and operating policies through its ownership of common stock. The Company elected to apply the fair value option to account for the equity method investment as the fair value of Synlogic’s common stock is objectively determinable based on quoted market prices in an active market for the identical securities. At inception, the fair value of the equity method investment in Synlogic was recorded at $35.8 million as a component of equity method investments on the Consolidated Balance Sheet. Beginning with the third quarter of 2021, due to a decrease in the level of ownership, the investment no longer qualifies for the equity method and was reclassified from equity method investments to investments on the Condensed Consolidated Balance Sheets, and from loss on equity method investments to (loss) gain on investments on the Condensed Consolidated Statements of Operations and Comprehensive Loss for all periods presented. However, the Company continues to apply the fair value option to account for its investments in Synlogic. The Company has also elected to apply the fair value option to account for the warrant to purchase Synlogic common stock, which at inception was recorded at $14.4 million as a component of investments on the Consolidated Balance Sheet. See Note 5 for additional information related to the fair value measurements of Synlogic common stock and the Synlogic warrants and Note 10 for additional information related to the net gains and losses recognized during the periods presented related to these securities.

The Company concluded that the TDPs represent contracts with a customer and will be accounted for under ASC 606. At inception, Synlogic prepaid $30.0 million for services under the Synlogic FSA. The prepaid services were reduced by $29.8 million, which represents the excess of the aggregate $80.0 million the Company paid to purchase Synlogic’s common stock and warrant over the respective fair values of those instruments. This resulted in a deferred revenue balance of $0.2 million at inception, which is being recognized over the period in which the Company will provide services to Synlogic. The Company recognized nominal amounts of revenue during each of the years ended December 31, 2021, 2020 and 2019 from services provided to Synlogic. As of December 31, 2021 and 2020, the Company had a deferred revenue balance of less than $0.1 million with Synlogic.

21. Employee Benefit Plan

The Company has a 401(k) retirement plan covering substantially all employees. Under the retirement plan, employees make voluntary contributions and the Company makes a 5% non-elective contribution for all

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

employees based on compensation, subject to IRS contribution limits. For the years ended December 31, 2021, 2020 and 2019, the Company contributed $3.7 million, $2.2 million and $1.6 million, respectively, to the retirement plan.

22. Income Taxes

For the years ended December 31, 2021, 2020 and 2019, the loss before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
Domestic	$(1,837,497)	$(124,834)	$(119,835)
Foreign	(625)	—	—

Total	$(1,838,122)	$(124,834)	$(119,835)

For the years ended December 31, 2021, 2020 and 2019, the Company incurred the following income tax (benefit) expense (in thousands):

	Year Ended December 31,
	2021	2020	2019
Current state income tax	$1	$26	$22
Deferred federal income tax	(413)	581	—
Deferred state income tax	(912)	1,282	—
Deferred foreign income tax	(156)	—	—

Income tax (benefit) expense	$(1,480)	$1,889	$22

A reconciliation of income tax (benefit) expense computed at the statutory corporate income tax rate to the effective income tax rate for the years ended December 31, 2021, 2020 and 2019 is as follows:

	Year Ended December 31,
	2021	2020	2019
Federal income tax at statutory rate	21.0%	21.0%	21.0%
State income tax	4.5%	4.5%	4.2%
Change in valuation allowance	(23.9)%	(31.3)%	(25.2)%
Executive compensation	(2.0)%	—	—
Equity investments	(0.7)%	(0.6)%	(5.7)%
Tax credits	0.9%	4.8%	4.4%
Non-deductible expenses and change in fair value of warrant liability	0.9%	(0.2)%	(0.1)%
Other expenses	(0.6)%	0.3%	1.4%

Effective tax rate	0.1%	(1.5)%	—

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s deferred tax assets and liabilities consist of the following (in thousands):

	Year Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$174,127	$91,467
Tax credit carryforwards	37,455	20,338
Accrued expenses	2,690	1,265
Deferred revenue	45,928	28,590
Stock-based compensation	318,049	—
Amortizable intangibles	3,834	4,198
Tenant allowance	2,927	2,206

Deferred tax assets before valuation allowance	585,010	148,064
Valuation allowance	(583,107)	(143,827)

Deferred tax assets, net of valuation allowance	1,903	4,237
Deferred tax liabilities:
Amortizable intangibles	(4,722)	—
Property and equipment	(830)	(830)
Basis differences	(1,522)	(5,270)

Deferred tax liabilities	(7,074)	(6,100)

Net deferred taxes	$(5,171)	$(1,863)

Activity in the deferred tax assets valuation allowance is summarized as follows (in thousands):

	Beginning of Period	Additions	End of Period
Deferred tax assets valuation allowance:
Year ended December 31, 2021	$143,827	$439,280	$583,107
Year ended December 31, 2020	$104,745	$39,082	$143,827

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. The Company considered its history of cumulative net losses incurred since inception and has concluded that it is more likely than not that it will not realize the benefits of the deferred tax assets. Accordingly, a valuation allowance has been established against the deferred tax assets as of December 31, 2021 and 2020 that are not expected to be realized. The Company reevaluates the positive and negative evidence at each reporting period. The valuation allowance increased on a net basis by approximately $439.3 million during the year ended December 31, 2021 primarily due to an increase in the deferred tax asset related to stock-based compensation and the increase in the net operating losses and tax credits carryforwards.

As of December 31, 2021, the Company had federal net operating loss carryforwards of approximately $665.2 million, of which $139.2 million begin to expire in 2029. The Company has approximately $526.0 million of federal net operating losses as of December 31, 2021 that can be carried forward indefinitely. As of December 31, 2021, the Company had state net operating loss carryforwards of approximately $529.3 million, of which $485.9 million begin to expire in 2029. The Company has approximately $43.4 million of state net operating losses as of December 31, 2021 that can be carried forward indefinitely.

As of December 31, 2021, the Company had federal research and development tax credit carryforwards of approximately $23.3 million which begin to expire in 2029. As of December 31, 2021, the Company also had

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

state research and development and investment tax credit carryforwards of approximately $18.0 million which begin to expire in 2030.

Under Sections 382 and 383 of the U.S. Internal Revenue Code, if a corporation undergoes an ownership change, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an ownership change generally occurs if there is a cumulative change in its ownership by 5% stockholders that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under U.S. state tax laws. The Company may have experienced an ownership change in the past and may experience ownership changes in the future as a result of future transactions in its share capital, some of which may be outside of the Company’s control. As a result, if the Company earns net taxable income, the Company’s ability to use its pre-change net operating loss carryforwards, or other pre-change tax attributes, to offset U.S. federal and state taxable income and taxes may be subject to significant limitations.

We assess the impact of various tax reform proposals and modifications to existing tax treaties in all jurisdictions where we have operations to determine the potential effect on our business and any assumptions we have made about our future taxable income. We cannot predict whether any specific proposals will be enacted, the terms of any such proposals or what effect, if any, such proposals would have on our business if they were to be enacted. Beginning in 2022, the Tax Cuts and Jobs Act of 2017 eliminates the currently available option to deduct research and development expenditures and requires taxpayers to amortize them over five years. The U.S. Congress is considering legislation that would defer the amortization requirement to future periods, however, we have no assurance that the provision will be repealed or otherwise modified.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which the Company operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. As of December 31, 2021, the Company’s tax years are still open under statute from 2018 to the present in the United States and 2016 to the present in the Netherlands. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state taxing authorities to the extent utilized in a future period.

The Company accounts for uncertain tax positions using a more likely than not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors that include, but are not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates uncertain tax positions on an annual basis and adjusts the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. As of December 31, 2021 and 2020, the Company had no recorded liabilities for uncertain tax positions and had no accrued interest or penalties related to uncertain tax positions. The Company does not expect a material change in unrecognized tax benefits in the next twelve months.

23. Net Loss per Share

As a result of the Business Combination, the Company has retroactively restated the weighted average shares outstanding prior to September 16, 2021 to give effect to the Exchange Ratio.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company computes net loss per share of the Class A common stock and Class B common stock using the two-class method required for participating securities. The earnings per share amounts are the same for the different classes of common stock because the holders of each class are legally entitled to equal per share distributions whether through dividends or liquidation. The calculation of basic and diluted earnings per common share are as follows (in thousands, except per share amounts):

	Year ended December 31,
	2021	2020	2019
Numerator:
Net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders, basic	$(1,830,047)	$(126,609)	$(119,327)
Change in fair value of warrant liabilities	$58,615	—	—

Net loss attributable to Ginkgo Bioworks Holdings, Inc. stockholders, diluted	$(1,888,662)	$(126,609)	$(119,327)
Denominator
Weighted average common shares outstanding, basic	1,359,848,803	1,274,766,915	1,149,000,417
Weighted average effect of dilutive outstanding warrants	524,540	—	—

Weighted average common shares outstanding, diluted	1,360,373,343	1,274,766,915	1,149,000,417
Basic net loss per share	$(1.35)	$(0.10)	$(0.10)
Diluted net loss per share	$(1.39)	$(0.10)	$(0.10)

The following potential common shares, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net loss per share attributable to Ginkgo Bioworks Holdings, Inc. common stockholders for the periods presented because including them would have been anti-dilutive:

	As of December 31,
	2021	2020	2019
Warrants to purchase Class A common stock	—	1,020,187	1,020,187
Outstanding stock options	25,228,853	33,354,871	35,276,812
Unvested RSUs	168,321,952	124,932,207	70,119,944
Unvested RSAs	182,622	419,049	675,887
New Ginkgo and Sponsor earnout shares (1)	160,995,237	—	—

	354,728,664	159,726,314	107,092,830

(1)	Represents earnout shares for which the vesting conditions have not been satisfied.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

24. Related Parties

Related party transactions included in the Consolidated Balance Sheets, excluding the Company’s investments and equity method investments, are summarized below (in thousands):

	As of December 31,
	2021	2020
Accounts receivable:
Joyn	$5	$—
Motif	3,020	2,403
Genomatica	—	1,500
Allonnia	849	1,309
Arcaea	724	—

	$4,598	$5,212

Deferred revenue, current and non-current:
Joyn	$4,608	$9,862
Motif	52,171	53,952
Genomatica	17,111	30,128
Allonnia	38,016	26,064
Arcaea	47,356	—
Other equity investees	1,559	72

	$160,821	$120,078

Related party transactions included in the Consolidated Statements Operations and Comprehensive Loss, excluding the losses on the Company’s investments and equity method investments, are summarized below (in thousands):

	Year Ended December 31,
	2021	2020	2019
Foundry revenue:
Joyn	$5,254	$7,273	$9,349
Motif	20,224	20,798	18,986
Genomatica	12,868	9,431	6,248
Allonnia	5,126	4,960	—
Arcaea	3,676	—	—
Other equity investees	13	73	685

	$47,161	$42,535	$35,268

Refer to Notes 10 and 20 for additional details on the Company’s investments and equity method investments held in its related parties.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

25. Subsequent Events

(a) Segment Reporting Changes

The Company announced subsequent to year end a change in its reporting structure to formalize Concentric as a separate business unit. The purpose of the reorganization is to strengthen the Company’s focus on the Biosecurity market opportunity which the Company believes is broader than its current offering of the Concentric testing program. The Company’s reportable segments are described as follows:

•

Foundry consists of research and development services performed under collaboration and license agreements relating to the Company’s cell programming platform. The Company’s cell programming platform includes two core assets: the Foundry, highly efficient biology lab facilities, enabled by investment in proprietary workflows, custom software, robotic automation, and data science and analytics, which is paired with the Company’s Codebase, a collection of biological “parts” and a database of biological data used to program cells. In addition to costs incurred under collaboration and license agreements with customers, the Foundry segment also includes costs incurred for the development, operation, expansion and enhancement of the Foundry and Codebase. Foundry revenue is derived from Foundry usage fees and downstream value share in the form of milestone payments, royalties or equity interests.

•

Launched in 2020, Biosecurity consists of COVID-19 testing products and services primarily provided to public health authorities. Biosecurity revenue is derived from sales of test kits and testing and reporting services fees.

The reportable segments are the segments of the Company for which discrete financial information is available and for which segment results are regularly reviewed by the Company’s CODMs for purposes of allocating resources and assessing financial performance. The Company’s CODMs evaluate the financial performance of the Company’s segments based upon segment revenues and operating income. The Company’s measure of segment operating income for management reporting purposes excludes the impact of stock-based compensation expense, depreciation and amortization and changes in fair value of certain contingent liabilities. The Company’s CODMs do not evaluate operating segments using asset information. The accounting policies used in the preparation of reportable segments financial information are the same as those used in the preparation of the Company’s consolidated financial statements.

Ginkgo Bioworks Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

All prior-period comparative segment information was recast to reflect the current reportable segments in accordance with ASC 280, Segment Reporting. Additionally, see Note 2 for an updated accounting policy related to segments and Note 12 for the allocation of goodwill to the Foundry segment and reporting unit. The following table presents summary results of the Company’s reportable segments for the periods indicated (in thousands):

	Year ended December 31,
	2021	2020	2019
Revenue:
Foundry	$112,989	$59,221	$54,184
Biosecurity	200,848	17,436	—

Total revenue	313,837	76,657	54,184
Segment cost of revenue:
Biosecurity	129,690	15,611	—
Segment research and development expense:
Foundry	160,643	84,755	85,487
Biosecurity	31,035	62,219	—

Total segment research and development expense	191,669	146,974	85,487
Segment general and administrative expense:
Foundry	74,407	32,698	28,376
Biosecurity	31,039	4,813	—

Total segment general and administrative expense	105,446	37,511	28,376
Segment operating income (loss):
Foundry	(122,052)	(58,232)	(59,679)
Biosecurity	9,084	(65,207)	—

Total segment operating loss	(112,968)	(123,439)	(59,679)

Operating expenses not allocated to segments:
Stock-based compensation (1)	1,687,607	476	771
Depreciation and amortization	28,185	13,112	11,148
Change in fair value of contingent consideration liability	(293)	—	—

Loss from operations	$(1,828,467)	$(137,027)	$(71,598)

(1)	Includes $5.0 million in employer payroll taxes for the year ended December 31, 2021. Employer payroll taxes for the years ended December 31, 2020 and 2019 were not material.

(b) FGen Acquisition

On March 11, 2022, the Company entered into a definitive agreement to acquire FGen AG (“FGen”), a Swiss company specializing in strain development and optimization. FGen has developed an ultra-high-throughput screening platform built on nanoliter reactor technology which the Company believes will enhance its cell screening capabilities and potentially increase the likelihood of finding enzymes, pathways, and strains or cell lines that perform to diverse product specifications. Under the terms of the agreement, the Company will acquire 100% of the equity of FGen for total consideration of $17.5 million, subject to certain adjustments, payable in New Ginkgo class A common stock, and additional contingent consideration up to $25.0 million related to, among other things, the successful integration and deployment of the FGen technology across the Company’s programs. The transaction is expected to close in April 2022.